As filed with the Securities and Exchange Commission on April 8, 2022

Registration Statement No. 333-262688

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Netcapital Inc. (Exact name of registrant as specified in its charter)

Utah	6199	87-0409951
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1 Lincoln Street

Boston, MA 02111

Phone: (781) 925-1700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Coreen Kraysler

Chief Financial Officer

1 Lincoln Street

Boston, MA 02111

Phone: (781) 925-1700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Richard A. Friedman, Esq. Greg Carney, Esq.	Oded Har-Even, Esq. Angela Gomes, Esq.
Sheppard Mullin Richter & Hampton, LLP	Sullivan & Worcester LLP
30 Rockefeller Plaza	1633 Broadway
New York, NY 10112	New York, NY 10019
Phone: (212) 653-8700	Phone: (212) 660-5002

Approximate date of proposed sale to public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ☐

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

Netcapital

Funding Innovation.

- Access new investment opportunities
- Build a portfolio of emerging, private companies
- Invest with passion in ideas you believe in

No private jet required.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED APRIL 8, 2022

Shares

Common Stock

Netcapital Inc.

This is a firm commitment public offering of shares of common stock, par value $0.001 per share, or common stock, of Netcapital Inc. We are offering an aggregate of                 shares of our common stock, $0.001 par value per share, based on an assumed public offering price of $                 per share (which is based on the last reported sales price of our common stock on                 , 2022).

Our common stock is presently quoted on the OTCQX under the symbol “NCPL”. We have applied to have our common stock listed on The Nasdaq Capital Market under the symbol “NCPL”. No assurance can be given that our application will be approved. If our application is not approved, we will not consummate this offering. On April 7, 2022, the last reported sale price for our common stock on the OTCQX was $10.00 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses(2)	$	$

(1)	Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the gross proceeds initial public offering price payable to the underwriters. We refer you to “Underwriting” beginning on page 54 for additional information regarding underwriters’ compensation.
(2)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the: (i) over-allotment option (if any) we have granted to the Representative as described below or (ii) warrants to purchase shares of our common stock, or the Representative’s Warrants, to be issued to ThinkEquity LLC, or ThinkEquity or the Representative.

We have granted a 45-day option to the Representative to purchase up to                  additional shares of our common stock, solely to cover over-allotments, if any.

The underwriters expect to deliver our shares to purchasers in the offering on or about                 , 2022.

 ThinkEquity

The date of this prospectus is                , 2022

TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	v
BASIS OF PRESENTATION	v
PROSPECTUS SUMMARY	1
THE OFFERING	6
RISK FACTORS	9
USE OF PROCEEDS	20
MARKET FOR OUR COMMON STOCK	20
DIVIDEND POLICY	21
CAPITALIZATION	21
DILUTION	22
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	23
OUR BUSINESS	28
LEGAL PROCEEDINGS	37
MANAGEMENT	37
EXECUTIVE COMPENSATION	42
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	44
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	46
SHARES ELIGIBLE FOR FUTURE SALE	48
DESCRIPTION OF SECURITIES	50
UNDERWRITING	54
LEGAL MATTERS	61
EXPERTS	61
WHERE YOU CAN FIND MORE INFORMATION	61
INDEX TO FINANCIAL STATEMENTS	F-1

You should rely only on information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. The information in this prospectus may only be accurate as of the date on the front of this prospectus regardless of time of delivery of this prospectus or any sale of our securities.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the common stock hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy our common stock in any circumstance under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of our common stock in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

Neither we nor the Underwriter have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains express or implied forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations. All statements, other than statements of historical fact, contained in this prospectus and in any related prospectus supplement are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “project,” “continue,” “potential,” “ongoing” or the negative of these terms or other comparable terminology.

Forward-looking statements are subject to significant business, economic and competitive risks, uncertainties and contingencies, many of which are difficult to predict and beyond our control, which could cause our actual results to differ materially from the results expressed or implied in such forward-looking statements. These and other risks, uncertainties and contingencies are described elsewhere in this prospectus, including under “Risk Factors,” and in the documents incorporated by reference herein, and include the following factors:

·	capital requirements and the availability of capital to fund our growth and to service our existing debt;
·	difficulties executing our growth strategy, including attracting new issuers and investors;
·	our anticipated use of the net proceeds from this offering;
·	economic uncertainties and business interruptions resulting from the coronavirus COVID-19 global pandemic and its aftermath;
·	as restrictions related to the coronavirus COVID-19 global pandemic are removed and face-to-face economic activities normalize, it may be difficult for us to maintain the recent sales gains that we have experienced;
·	all the risks of acquiring one or more complementary businesses, including identifying a suitable target, completing comprehensive due diligence uncovering all information relating to the target, the financial stability of the target, the impact on our financial condition of the debt we may incur in acquiring the target, the ability to integrate the target’s operations with our existing operations, our ability to retain management and key employees of the target, among other factors attendant to acquisitions of small, non-public operating companies;
·	difficulties in increasing revenue per issuer;
·	challenges related to hiring and training fintech employees at competitive wage rates;
·	difficulties in increasing the average number of investments made per investor;
·	shortages or interruptions in the supply of quality issuers;
·	our dependence on a small number of large issuers to generate revenue;
·	negative publicity relating to any one of our issuers;
·	competition from other online capital portals with significantly greater resources than we have;
·	changes in investor tastes and purchasing trends;
·	our inability to manage our growth;
·	our inability to maintain an adequate level of cash flow, or access to capital, to meet growth expectations;
·	changes in senior management, loss of one or more key personnel or an inability to attract, hire, integrate and retain skilled personnel;
·	labor shortages, unionization activities, labor disputes or increased labor costs, including increased labor costs resulting from the demand for qualified employees;
·	our vulnerability to increased costs of running an online portal on Amazon Web Services;
·	our vulnerability to increasing labor costs;
·	the impact of governmental laws and regulation;
·	failure to obtain or maintain required licenses;
·	changes in economic or regulatory conditions and other unforeseen conditions that prevent or delay the development of a secondary trading market for shares of equity that are sold on our online portal;
·	inadequately protecting our intellectual property or breaches of security of confidential user information; and
·	our expectations regarding having our securities listed on The Nasdaq Capital Market.

These forward-looking statements speak only as of the date of this prospectus. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

TRADEMARKS AND TRADE NAMES

This prospectus includes trademarks that are protected under applicable intellectual property laws and are the Company’s property [or the property of one of the Company’s subsidiaries. This prospectus also contains trademarks, service marks, trade names and/or copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the owner will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning the Company’s industry and the markets in which it operates, including market position and market opportunity, is based on information from management’s estimates, as well as from industry publications and research, surveys and studies conducted by third parties. The third-party sources from which the Company has obtained information generally state that the information contained therein has been obtained from sources believed to be reliable, but the Company cannot assure you that this information is accurate or complete. The Company has not independently verified any of the data from third-party sources nor has it verified the underlying economic assumptions relied upon by those third parties. Similarly, internal company surveys, industry forecasts and market research, which the Company believes to be reliable, based upon management’s knowledge of the industry, have not been verified by any independent sources. The Company’s internal surveys are based on data it has collected over the past several years, which it believes to be reliable. Management estimates are derived from publicly available information, its knowledge of the industry, and assumptions based on such information and knowledge, which management believes to be reasonable and appropriate. However, assumptions and estimates of the Company’s future performance, and the future performance of its industry, are subject to numerous known and unknown risks and uncertainties, including those described under the heading “Risk Factors” in this prospectus and those described elsewhere in this prospectus, and the other documents the Company files with the U.S. Securities and Exchange Commission, or SEC, from time to time. These and other important factors could result in its estimates and assumptions being materially different from future results. You should read the information contained in this prospectus completely and with the understanding that future results may be materially different and worse from what the Company expects. See the information included under the heading “Special Note Regarding Forward-Looking Statements.”

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all the information that you should consider in making your investment decision. Before deciding to invest in our securities, you should read this entire prospectus carefully, including the sections of this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes contained elsewhere in this prospectus. Unless the context otherwise requires, references in this prospectus to the “Company,” “we,” “us,” and “our” refer to Netcapital, Inc. and its subsidiaries.

Company Overview

Netcapital Inc. is a fintech company with a scalable technology platform that allows private companies to raise capital online from accredited and non-accredited investors. We give all investors the opportunity to access investments in private companies. Our model is disruptive to traditional private equity investing and is based on Title III, Reg CF of the JOBS Act. We generate fees from listing private companies on our portals. Our consulting group, Netcapital Advisors, provides marketing and strategic advice in exchange for equity position. The Netcapital funding portal is registered with the SEC, is a member of the Financial Industry Regulatory Authority, or FINRA, a registered national securities association, and provides investors with opportunities to invest in private companies.

Our Business

We provide private companies with access to investments from accredited and non-accredited retail investors through our online portal (www.netcapital.com). The Netcapital funding portal charges a $5,000 engagement fee and a 4.9% success fee for capital raised at closing. In addition, the portal generates fees for other ancillary services, such as rolling closes. Netcapital Advisors generates fees and equity stakes from consulting in select portfolio and non-portfolio clients. We generated revenues of $3,636,050, with costs of service of $85,429, in the nine months ended January 31, 2022 for a gross profit of $3,550,621 in the nine months ended January 31, 2022 as compared to revenues of $3,770,813 with costs of service of $730,343 in the nine months ended January 31, 2021 for a gross profit of $3,040,470 in the nine months ended January 31, 2021. We generated revenues of $4,721,001 with costs of service of $759,158 in the year ended April 30, 2021 for a gross profit of $3,961,845 in the year ended April 30, 2021 as compared to revenues of $1,753,558 with costs of service of $11,105 in the year ended April 30, 2020 for a gross profit of $1,742,453 in the year ended April 30, 2020.

Funding Portal

Netcapital.com is an SEC-registered funding portal that enables private companies to raise capital online, while investors are able to invest from anywhere in the world, at any time, with just a few clicks. Securities offerings on the portal are accessible through individual offering pages, where companies include product or service details, market size, competitive advantages, and financial documents. Companies can accept investment from anyone, including friends, family, customers, employees, etc. Customer accounts on our platform will not be permitted to hold digital securities.

In addition to access to the funding portal, the Netcapital funding portal provides the following services:

● a fully automated onboarding process;

● automated filing of required regulatory documents;

● compliance review;

● custom-built offering page on our portal website;

● third party transfer agent and custodial services;

● email marketing to our proprietary list of investors;

● rolling closes, which provide potential access to liquidity before final close date of offering;

● assistance with annual filings; and

● direct access to our team for ongoing support.

Consulting Business

Our consulting group, Netcapital Advisors helps companies at all stages to raise capital. Netcapital Advisors provides strategic advice, technology consulting and online marketing services to assist with fundraising campaigns on the Netcapital platform. We also act as an incubator and accelerator, taking equity stakes in select disruptive start-ups.

Netcapital Advisors’ services include:

● incubation of technology start-ups;

● investor introductions;

● online marketing;

● website design, software and software development;

● message crafting, including pitch decks, offering pages, and ad creation;

● strategic advice; and

● technology consulting.

Regulatory Overview

In an effort to enhance economic growth and to democratize access to private investment opportunities, Congress finalized the Jumpstart Our Business Startups Act, or JOBS Act, in 2016. Title III of the JOBS Act enabled early-stage companies to offer and sell securities to the general public for the first time. The SEC then adopted Regulation Crowdfunding, or Reg CF, in order to implement the JOBS Act’s crowdfunding provisions.

Reg CF has several important features that changed the landscape for private capital raising and investment. For the first time, this regulation:

●	Allowed the general public to invest in private companies, no longer limiting early-stage investment opportunities to less than 10% of the population;

●	Enabled private companies to advertise their securities offerings to the public (general solicitation); and

●	Conditionally exempted securities sold under Section 4(a)(6) from the registration requirements of the Securities and Exchange Act of 1934, as amended, or the Exchange Act.

Our Market

The traditional funding model restricts access to capital, investments and liquidity.  According to Harvard Business Review, venture capital firms, or VCs, invest in fewer than 1% of the companies they consider and only 10% of VC meetings are obtained through cold outreach.  In addition, under 5% of VC funding went to women and minority-owned firms in 2020, according to Forbes.

Furthermore, under the traditional model, the average investor lacked access to early-stage investments.  Prior to the JOBS Act, almost 90% of U.S. households were precluded from investing in private deals, per dqydj.com.  Liquidity has also been an issue, as private investments are generally locked up until IPO or takeout.

The JOBS Act helped provide a solution to these issues by establishing the funding portal industry which is currently in its infancy. Title III of the JOBS Act outlines Reg CF, which traditionally allowed private companies to raise up to $1.07 million from all Americans. In March 2021, regulatory enhancements by the SEC went into effect and increased the limit to $5 million. These amendments increased the offering limits for Reg CF, Regulation A and Regulation D, Rule 504 offerings as follows: Reg CF increased to $5 million; Regulation D, Rule 504 increased to $10 million from $5 million; and Regulation A Tier 2 increased to $75 million from $50 million.

Reg CF private company investments accounted for approximately $490 million in 2021, according to KingsCrowd, versus $205 million during 2020. We believe a significant opportunity exists to disrupt private capital markets via the Netcapital portal.

Private capital markets reached $7.4 trillion at the end of 2020, per Morgan Stanley, and this number is expected to reach $13 trillion over the next five years. Within this market, private equity represents the largest share, with assets in excess of $3 trillion and a 10-year CAGR of 10%. Since 2000, global private equity, or PE, net asset value has increased almost tenfold, nearly three times faster than the size of the public equity market. Both McKinsey and Boston Consulting Group predict that this strong growth will continue, as investors allocate increasing amounts to private equity, due to historically higher returns and lower volatility than public markets. In addition, Boston Consulting Group estimates that there are $42 trillion held in retail investment accounts, which we believe represents a large pool of potential account holders for us.

Our Technology

The Netcapital platform is a scalable, real-time, transaction processing engine that runs without human intervention, 24 hours a day, seven days a week.

For companies raising capital, the technology provides fully automated onboarding with integrated regulatory filings. Funds are collected from investors and held in escrow until the offering closes. For entrepreneurs, the technology facilitates access to capital at low cost. For investors, the platform provides access to investments in private, early-stage companies that were previously unavailable to the general public. Both entrepreneurs and investors can track and view their investments through their dashboard on netcapital.com. The platform currently has almost 100,000 users.

Scalability was demonstrated in November 2021, when the platform processed more than 2,000 investments in less than two hours, totaling more than $2 million.

Our infrastructure is designed in a way that can horizontally scale to meet our capacity needs. Using Docker containers and Amazon Elastic Container Service, or Amazon ECS, we are able to automate the creation and launch of our production web and application programming interface, or API, endpoints in order to replicate them as needed behind Elastic Load Balancers (ELBs).

Additionally, all of our public facing endpoints live behind CloudFlare to ensure protection from large scale traffic fluctuations (including DDoS attacks).

Our main database layer is built on Amazon RDS and features a Multi-AZ deployment that can also be easily scaled up or down as needed. General queries are cached in our API layer, and we monitor to optimize very complex database queries that are generated by the API. Additionally, we cache the most complex queries (such as analytics data) in our NoSQL (Mongo) data store for improved performance.

Most of our central processing unit, or CPU, intensive data processing happens asynchronously through a worker/jobs system managed by AWS ElastiCache’s Redis endpoint. This component can be easily fine-tuned for any scale necessary.

The technology necessary to operate our funding portal is licensed from our affiliate, Netcapital Systems LLC under a license agreement with our wholly-owned subsidiary Netcapial Funding Portal, Inc., for an annual license fee of $380,000, paid in quarterly installments.

MAGFAST Case Study

MAGFAST, a wireless charger company, launched an equity offering on the Netcapital funding portal in November 2020, with a fundraising goal of $1.07 million.  The company sold out the offering in one day.  Almost 1,000 investors successfully invested through the Netcapital funding portal in a 24-hour period.  In November of 2021, MAGFAST raised approximately $2 million in two hours in a follow-on offering.  We believe the rapid sell-out of the MAGFAST offering demonstrates the proven scalability of the Netcapital platform.

Competitive Advantages

We believe we provide the lowest cost solution for online capital raising versus our peer group (StartEngine Crowdfunding, Inc., Wefunder Inc. and Republic Core LLC). We also believe that our access and onboarding of new clients are superior due to our facilitated technology platforms. Our network is rapidly expanding as a result of our enhanced marketing and broad distribution to reach new investors.

Our competitors include StartEngine Crowdfunding, Inc., Wefunder,Inc. and Republic Core LLC . Given the rapid growth in the industry and its potential to disrupt the multi-billion dollar private capital market, there is sufficient room for multiple players.

Our Strategy

Three major tailwinds are driving accelerated growth in the shift to the use of online funding portals: (i) the COVID-19 pandemic; (ii) the increase in funding limits under Reg CF; and (iii) recent private equity outperformance of public markets. The pandemic drove a rapid need to bring as many processes as possible online. With travel restrictions in place and most people in lockdown, entrepreneurs were no longer able to fundraise in person and have increasingly turned to online capital raising through funding portals.

There are numerous industry drivers and tailwinds that complement investor demand for access to investments in private companies. To capitalize on these, our strategy is to:

●	Generate New Investor Accounts. Growing the number of investor accounts on our platform is a top priority. Investment dollars that continue to flow through our platform are the key revenue driver. When issuers advertise their offerings, they are generating new investor accounts for us at no cost to Netcapital. We plan to supplement our issuers' spend on advertising by increasing our online marketing spend as well, which may include virtual conferences going forward.

●	Hire Additional Business Development Staff. We seek to hire additional business development staff that is technology advanced and financially passionate about capital markets to handle our growing backlog of potential customers.

●	Increase the Number of Companies on Our Platform via Marketing. When a new company lists on our platform, they bring their customers, supporters, and brand ambassadors as new investors to Netcapital. We plan to increase our marketing budget to help grow our portal and advisory clients.

●	Invest in Technology. Technology is critical to everything that we do. We plan to invest in developing innovative technologies that enhance our platform and allow us to pursue additional service offerings. For example, we plan on developing a dedicated mobile app in 2022 to make our platform more accessible.

●	Incubate and accelerate our advisory portfolio clients. The advisory portfolio and our equity interests in select advisory clients represent potential upside for our shareholders. We seek to grow this model of advisory clients.

●	Expand Internationally. We believe there is a significant opportunity to expand into Europe and Asia as an appetite abroad grows for U.S. stocks.

●	Open ATS/Secondary Transfer Feature. Lack of liquidity is a key issue for investors in private companies as private markets lack a liquidity feature in our targeted market. We plan to open a Secondary Transfer Feature and are exploring various alternatives to provide potential liquidity for secondary offerings to investors who participate in our primary offerings on the Netcapital platform.

●	New Verticals Represent a Compelling Opportunity. We operate in a regulated market supported by the JOBS Act. We may pursue expanding our model to include Regulation A and Regulation D offerings.

Our Management

Our management team is experienced in finance, technology, entrepreneurship, and marketing.

Our Chairman and Chief Executive Officer, or CEO, Dr. Cecilia Lenk, was formerly Vice President of Technology and Digital Design at Decision Resources Inc., a global company serving the biopharmaceutical market, where she oversaw the implementation of new technologies, products, and business processes. Prior to joining Decision Resources, she founded a technology firm that built a patented platform for online research. She has a Ph.D. in Biology from Harvard University and a B.A. (with honors) in Environmental Engineering from Johns Hopkins University.

Coreen Kraysler, CFA, is our Chief Financial Officer, or CFO. With over 30 years of investment experience, she was formerly a Senior Vice President and Principal at Independence Investments, where she managed several 5-star rated mutual funds and served on the Investment Committee. She also worked at Eaton Vance as a Vice President, Equity Analyst on the Large and Midcap Value teams. She received a B.A. in Economics and French, cum laude from Wellesley College and a Master of Science in Management from MIT Sloan.

Jason Frishman is the founder and Chief Executive Officer of our funding portal subsidiary, Netcapital Funding Portal Inc. Mr. Frishman founded Netcapital Funding Portal Inc. to help reduce the systemic inefficiencies early-stage companies face in securing capital. He currently holds advisory positions at leading organizations in the financial technology ecosystem and has spoken as an external expert at Morgan Stanley, University of Michigan, YPO, and others. Mr. Frishman has a background in the life sciences and previously conducted research in medical oncology at the Dana Farber Cancer Institute and cognitive neuroscience at the University of Miami, where he graduated summa cum laude with a B.S. in Neuroscience.

Corporate Information

The Company was incorporated in Utah in 1984 as DBS Investments, Inc., or DBS. DBS merged with Valuesetters L.L.C. in December 2003 and changed its name to Valuesetters, Inc. In November 2020, the Company purchased Netcapital Funding Portal Inc. from Netcapital Systems LLC and changed the name of the Company from Valuesetters, Inc. to Netcapital Inc.

Our principal executive offices are located at State Street Financial Center, One Lincoln Street, Boston, Massachusetts and our telephone number is 781-925-1700. We maintain a website at www.netcapitalinc.com. Information contained on or accessible through our website is not, and should not be considered, part of, or incorporated by reference into, this prospectus and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus in deciding whether to purchase our securities.

Implications of Being a Smaller Reporting Company

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

We are a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our common stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. As a smaller reporting company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Recent Developments

February 2022 Private Placement of Convertible Notes

On February 9, 2022, we issued and sold in a private placement $300,000 of unsecured convertible promissory notes, or the February 2022 Notes. These notes bear interest at a rate of 8% per annum and have a maturity date of February 9, 2023. In addition, these February 2022 Notes will automatically convert simultaneously with the closing of a Qualified Equity Financing (as defined below) into a number of securities sold in the Qualified Equity Financing equal to the quotient obtained by dividing (a) an amount equal to the amount of the February 2022 Notes outstanding on the closing date of such Qualified Equity Financing by (b) a conversion price equal to the lesser of (1) $10.00 and (2) 80% of the price per shares paid for securities sold in such Qualified Equity Financing upon the closing of such Qualified Equity Financing. A “Qualified Equity Financing” means the offer and sale for cash by us of any of our equity securities with the principal purpose of raising capital and that results in aggregate gross proceeds to us of at least $5,000,000 and “Subsequent Round Securities” means the equity securities sold in the Qualified Equity Financing. We used the net proceeds for working capital and general corporate purposes. The February 2022 Notes were issued under the exemption from registration provided by Section 4(a)(2) and/or Rule 506 of the Securities Act of 1933, as amended. Upon the closing of this offering the February 2022 Notes will convert into          shares of our Common Stock.

July 2021 Private Placement

In July 2021, the Company completed an offering for gross proceeds of $1,592,400 in conjunction with the sale of restricted shares of common stock at a price of $9.00 per share. A total of 176,934 shares of common stock were issued.

THE OFFERING

Securities offered by us:	An aggregate of shares of our common stock at a price of $ per share.

Common stock outstanding before the offering	2,896,844 shares of common stock.

Common stock to be outstanding after the offering(1)	shares of common stock. If the Representative’s over-allotment option is exercised in full, the total number of shares of common stock outstanding immediately after this offering would be .

Option to purchase additional shares	We have granted the Representative a 45-day option to purchase up to additional shares of our common stock to cover allotments, if any.

Use of proceeds	We intend to use the net proceeds of this offering for research and development activities (including development of a mobile app), sales and marketing, and for general working capital purposes and potential acquisitions of other companies, products or technologies, though no such acquisitions are currently contemplated. In addition, we intend to use up to $1,000,000 for the repayment of certain indebtedness, having an 8% interest rate and a maturity date of April 30, 2023. See “Use of Proceeds” on page 20.

Risk factors	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 9 before deciding to invest in our securities.

Trading symbol	Our common stock is currently quoted on the OTCQX under the trading symbol “NCPL”. We have applied to list our common stock on Nasdaq under the same symbol upon our satisfaction of the exchange’s initial listing criteria. No assurance can be given that our listing application will be approved. If our listing application is not approved by Nasdaq, we will not consummate this offering.

Lock-up Agreements	We and our directors, officers and holders of 5% or more of our outstanding shares as of the date of this prospectus have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of six (6) months from the date of the closing date of this offering in the case of the Company’s directors and officers and three (3) months from the date of this offering in the case of the company and 5% or greater holders. See “Underwriting” section on page 54.

(1)	The number of shares of our common stock to be outstanding after this offering is based on 2,896,844 shares of our common stock outstanding as of April 8, 2022 and excludes the following :

• 29,000 shares of common stock reserved for future issuance under our 2021 Equity Incentive Plan.

• 39,901 shares of common stock issuable upon conversion of $388,642 outstanding liabilities due in conjunction with the acquisition of Netcapital Funding Portal Inc.;

• 271,000 shares of common stock issuable upon exercise of outstanding options with an exercise price of $10.50 per share;
• shares of the Company’s common stock underlying unsecured convertible notes; and

• shares of the Company’s common stock underlying the Representative’s Warrants.

Except as otherwise indicated herein, all information in this prospectus reflects or assumes:

·	no exercise of the outstanding options or warrants described above; and

·	no exercise of the underwriters’ option to purchase up to an additional shares of common stock to cover over-allotments, if any.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our selected historical consolidated financial data for the periods indicated. The selected historical consolidated financial data for the years ended April 30, 2021 and 2020 are derived from our audited financial statements. The summary historical financial data for the nine-month periods ended January 31, 2022 and 2021 are derived from our unaudited financial statements.

Historical results are included for illustrative and informational purposes only and are not necessarily indicative of results we expect in future periods, and results of interim periods are not necessarily indicative of results for the entire year. The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Year Ended	Year Ended	9 Months Ended
Income Statement Data:	April 30, 2021	April 30, 2020	January 31, 2022	January 31, 2021
Sales	$4,721,003	$1,753,558	$3,636,050	$3,770,813
Cost of operations	$5,122,504	$606,336	$5,172,993	$3,571,300
Income (loss) from operations	$(401,501)	$1,147,222	$(1,536,943)	$199,513
Interest expense	$(87,333)	$(18,879)	$(90,844)	$(53,690)
Other income (expense)(4)	$2,571,494	$(175,952)	$5,180,047	$—
Income (loss) before income taxes	$2,082,660	$424,851	$3,552,260	$145,823
Benefit (provision) for income taxes	$(613,000)	$(129,000)	$(548,000)	$(42,288)
Net income (loss)	$1,469,660	$604,851	$3,004,260	$103,535
Per Share Data:
Net income (loss) per share – basic	1.18	1.50	1.16	0.11
Net income (loss) per share – diluted	0.89	1.50	1.14	0.11
Weighted average shares outstanding - basic	1,250,002	402,284	2,589,142	948,058
Weighted average shares outstanding - diluted	1,647,295	402,284	2,629,043	948,058
Consolidated Statement of Cash Flow Data:
Cash (used in) operating activities	$(3,250,868)	$(3,604)	$(2,303,458)	$(2,475,484)
Net cash provided by (used in) investing activities	$242,025	$—	$(319,166)	$364,939
Net cash provided by (used in) financing activities	$5,471,596	$(4,300)	$625,799	$2,385,800

Balance Sheet Data:	April 30, 2021	January 31, 2022 (Actual)	January 31, 2022 (As Adjusted)
Cash	$2,473,959	$477,134
Equity securities at fair value(2)	$6,298,008	$11,261,253
Total assets	$25,715,928	$29,990,632
Total debt(3)	$5,328,784	$3,442,984
Total stockholders’ equity	$25,715,928	$24,065,311

(1)	We have an April 30 fiscal year end.
(2)	Investments are monitored for any changes in observable prices from orderly transactions.

(3)	Total debt includes three Small Business Administration, or SBA, loans and a secured loan of $1,000,000 covering substantially all of the Company’s assets. One SBA loan was forgiven during the nine-month period ended January 31, 2022, and the amount of forgiveness including accrued interest, totaling $1,904,302, is included in other income.

(4)	The result of price changes in the fair value of equity securities is the largest component of other income.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus, before making your decision to invest in our securities. We cannot assure you that any of the events discussed in the risk factors below will not occur. These risks could have a material and adverse impact on our business, results of operations, financial condition and cash flows and, if so, our prospects would likely be materially and adversely affected. If any of such events were to happen, the trading price of our securities in any market that may develop for our securities could decline and you could lose all or part of your investment.

Risks Related to Our Business and Growth Strategy

We have a limited operating history and our profits have been generated primarily by unrealized gains from equity securities we own in other companies. Although we have been profitable, the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company.

We were incorporated in the State of Utah in April 1984. Although we have reported earnings in the year ended April 30, 2021 and the nine months ended January 31, 2022, the majority of our earnings came from unrealized gains in equity securities that we own. These securities have observable prices but are not liquid. Furthermore, the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will maintain profitability.

We have substantial customer concentration, with a limited number of customers accounting for a substantial portion of our revenues.

We currently derive a significant portion of our revenues from a limited number of customers. During the nine- and three-month periods ended January 31, 2022, the Company had one customer that constituted 30% and 33% of revenues and a second customer that constituted 28% and 33% of revenues, respectively. For the nine- and three-month periods ended January 31, 2021, the Company had one related party customer that constituted 37% and 0% of our revenues, a second customer that constituted 18% and 0% of our revenues, a third customer that constituted 13% and 37% of our revenues, and a fourth customer that constituted 9% and 28% of our revenues, respectively. For the year ended April 30, 2021, the Company had one customer that constituted 30% of our revenues, a second customer that constituted 15% of our revenues, a third customer that constituted 14% of our revenues and a fourth customer that accounted for 11% of our revenues. For the year ended April 30, 2020, the Company had one customer that constituted 47% of our revenues, a second customer that constituted 31% of our revenues and a third customer that accounted for 13% of our revenues. There are inherent risks whenever a large percentage of total revenues are concentrated with a limited number of customers. It is not possible for us to predict the future level of demand for our services that will be generated by these customers or new customers, or the future demand for the products and services of these customers or new customers.  If any of these customers experience declining or delayed sales due to market, economic or competitive conditions, we could be pressured to reduce the prices we charge for our products which could have an adverse effect on our margins and financial position and could negatively affect our revenues and results of operations and/or trading price of our common stock.

We operate in a regulatory environment that is evolving and uncertain.

The regulatory framework for online capital formation or crowdfunding is very new. The regulations that govern our operations have been in existence for a very few years. Further, there are constant discussions among legislators and regulators with respect to changing the regulatory environment. New laws and regulations could be adopted in the United States and abroad. Further, existing laws and regulations may be interpreted in ways that would impact our operations, including how we communicate and work with investors and the companies that use our services and the types of securities that our clients can offer and sell on our platform.

We operate in a highly regulated industry.

We are subject to extensive regulation and failure to comply with such regulation could have an adverse effect on our business. Further, our subsidiary Netcapital Funding Portal Inc is registered as a funding portal. As a funding portal we have to comply with stringent regulations, and the operation of our funding portal is frequently subject to examination, constraints on its business, and in some cases fines. In addition, some of the restrictions and rules applicable to our subsidiary could adversely affect and limit some of our business plans.

Our funding portal’s service offerings are relatively new in an industry that is still quickly evolving.

The principal securities regulations that we work with, Rule 506(c) and Reg CF, have only been in effect in their current form since 2013 and 2016, respectively. Our ability to continue to penetrate the market remains uncertain as potential issuer companies may choose to use different platforms or providers (including, in the case of Rule 506(c) and Regulation A, using their own online platform), or determine alternative methods of financing. Investors may decide to invest their money elsewhere. Further, our potential market may not be as large, or our industry may not grow as rapidly as anticipated. Success will likely be a factor of investing in the development and implementation of marketing campaigns, repeat business from both issuer companies and investors, and favorable changes in the regulatory environment.

We have an evolving business model.

Our business model is one of innovation, including continuously working to expand our product lines and services to our clients. For example, we are evaluating an expansion into the transfer agent and broker-dealer space as well as our foray into becoming an alternative trading system. It is unclear whether these services will be successful. Further, we continuously try to offer additional types of services, and we cannot offer any assurance that any of them will be successful. From time to time, we may also modify aspects of our business model relating to our service offerings. We cannot offer any assurance that these or any other modifications will be successful or will not result in harm to the business. We may not be able to manage growth effectively, which could damage our reputation, limit our growth, and negatively affect our operating results.

We may be liable for misstatements made by issuers.

Under the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”), issuers making offerings through our funding portal may be liable for inappropriate disclosures, including untrue statements of material facts or for omitting information that could make the statements misleading. This liability may also extend in Reg CF offerings to funding portals, such as our subsidiary. Even though due diligence defenses may be available, there can be no assurance that if we were sued, we would prevail. Further, even if we do succeed, lawsuits are time consuming and expensive, and being a party to such actions may cause us reputational harm that would negatively impact our business. Moreover, even if we are not liable or a party to a lawsuit or enforcement action, some of our clients have been and will be subject to such proceedings. Any involvement we may have, including responding to document production requests, may be time-consuming and expensive as well.

Our compliance is focused on U.S. laws and we have not analyzed foreign laws regarding the participation of non-U.S. residents.

Some of the investment opportunities posted on our platform are open to non-U.S. residents. We have not researched all the applicable foreign laws and regulations, and we have not set up our structure to be compliant with foreign laws. It is possible that we may be deemed in violation of those laws, which could result in fines or penalties as well as reputational harm. Any violation of foreign laws may limit our ability in the future to assist companies in accessing money from those investors, and compliance with those laws and regulations may limit our business operations and plans for future expansion.

Our cash flow is reliant on one main type of service.

Most of our cash-flow generating services are variants on one type of service: providing a platform for online capital formation. Our revenues are therefore dependent upon the market for online capital formation. As such, any downturn in the market could have a material adverse effect of our business and financial condition.

We depend on key personnel and face challenges recruiting needed personnel.

Our future success depends on the efforts of a small number of key personnel, including the founder of our subsidiary, Netcapital Funding Portal Inc. and Chief Executive Officer, and our compliance, engineering and marketing teams. Our software engineer team, as well as our compliance team and our marketing team are critical to continually innovate and improve our products while operating in a highly regulated industry. In addition, due to the specialized expertise required, we may not be able to recruit the individuals needed for our business needs. There can be no assurance that we will be successful in attracting and retaining the personnel we require to operate and be innovative.

We are vulnerable to hackers and cyber attacks.

As an internet-based business, we may be vulnerable to hackers who may access the data of our investors and the issuer companies that utilize our platform. Further, any significant disruption in service on our funding portal platform or in our computer systems could reduce the attractiveness of our platform and result in a loss of investors and companies interested in using our platform. Further, we rely on a third-party technology provider to provide some of our back-up technology as well as act as our escrow agent. Any disruptions of services or cyber-attacks either on our technology provider, escrow agent, or on us could harm our reputation and materially negatively impact our financial condition and business.

Our funding portal relies on one escrow agent to hold investment commitments for issuers.

We currently rely on Boston Private Bank to provide all escrow services related to offerings on our platform. Any change in this relationship will require us to find another escrow agent and escrow bank. This change may cause us delays as well as additional costs in transitioning our technology. We are not allowed to operate our funding portal business without a qualified third-party escrow bank. There are a limited number of banks that provide this service. As such, if our relationship with our escrow agent is terminated, we may have difficulty finding a replacement which could have a material adverse effect on our business and results of operations.

If our wholly-owned subsidiary, Netcapital Funding Portal Inc., fails to comply with its obligations under the license agreement with Netcapital Systems LLC under which the technology to operate our funding portal are granted to Netcapital Funding Portal Inc., we could lose rights necessary to operate our funding portal which are important to our business.

Our wholly-owned subsidiary, Netcapital Funding Portal Inc. has licensed the technology necessary to operate our funding portal from our affiliate, Netcapital Systems, LLC. These rights are extremely important to our business. If Netcapital Funding Portal Inc. fails to comply with any obligations under this license agreement, such license agreement may be subject to termination in whole or in part, which could severely impact our ability to operate our funding portal which would have a material adverse effect on our business, financial position and results of operations.

In addition, disputes may arise regarding the technology subject to a license agreement, including:

●	the scope of rights granted under the license agreement and other interpretation-related issues;

●	the extent to which our processes infringe on the technology of Netcapital Systems LLC that is not subject to the license agreement;

●	the ownership of inventions and know-how resulting from the joint creation or use of technology by Netcapital Systems LLC and us.

Disputes over technology under the license agreement with Netcapital Systems LLC may prevent or impair our ability to maintain our current license agreement on acceptable terms, and we may be unable to successfully operate our funding portal. In addition, any failure of Netcaptial Sytems LLC to service the technology subject to the license agreement or to operate its website could result in our inability to operate our funding portal which would have a material adverse effect on our business, financial condition and results of operations.

Netcapital Systems LLC relies on third-party software for the technology subject to the license agreement with Netcapital Funding Portal Inc.  that may be difficult to replace or which could cause errors or failures of our funding portal.

Netcapital Systems LLC relies on software licensed from third parties for the technology subject to the license agreement with Netcapital Funding Portal Inc.. This software may not continue to be available at reasonable prices or on commercially reasonable terms, or at all. Any loss by Netcapital Systems LLC of the right to use any of this software could significantly increase our expenses and otherwise result in delays in the provisioning of our funding portal until equivalent technology is either developed by us or Netcapital Systems LLC, or, if available, is identified, obtained and integrated, which could harm our business. Any errors or defects in third-party software could result in errors or a failure of our funding portal which could harm our business.

Our strategy to purchase a portion of early-stage companies may provide us with investments that have no liquidity.

It is our strategy to sometimes purchase, at an affordable price, part or all of early-stage companies and cross pollinate the ideas, technology and expertise within these companies to enhance the operations, profits and market share of all the entities. That strategy may result in us diverting management attention and advisory resources to do work for early-stage companies that pay for the work with equity, which becomes impaired in value or never becomes a liquid asset. For all of these early-stage companies, the future liquidity and value of our investments cannot be guaranteed, and no market may exist for us to generate gains from our investments in early-stage companies.

Our business depends on the reliability of the infrastructure that supports the Internet and the viability of the Internet.

The growth of Internet usage has caused frequent interruptions and delays in processing and transmitting data over the Internet. There can be no assurance that the Internet infrastructure or the Company’s own network systems will continue to be able to support the demands placed on it by the continued growth of the Internet, the overall online securities industry or that of our customers.

The Internet’s viability could be affected if the necessary infrastructure is not sufficient, or if other technologies and technological devices eclipse the Internet as a viable channel.

End-users of our software depend on Internet Service Providers (“ISPs”), online service providers and our system infrastructure for access to the Internet sites that we operate. Many of these services have experienced service outages in the past and could experience service outages, delays and other difficulties due to system failures, stability or interruption. As a result, we may not be able to meet a level of service that we have promised to our subscribers, and we may be in breach of our contractual commitments, which could materially adversely affect our business, revenues, operating results and financial condition.

We are dependent on general economic conditions.

Our business model is dependent on investors investing in the companies presented on our platforms. Investment dollars are disposable income. Our business model is thus dependent on national and international economic conditions. Adverse national and international economic conditions may reduce the future availability of investment dollars, which would negatively impact our revenues and possibly our ability to continue operations. It is not possible to accurately predict the potential adverse impacts on the Company, if any, of current economic conditions on its financial condition, operating results and cash flow.

We face significant market competition.

We facilitate online capital formation. Though this is a new market, we compete against a variety of entrants in the market as well likely new entrants into the market. Some of these follow a regulatory model that is different from ours and might provide them competitive advantages. New entrants could include those that may already have a foothold in the securities industry, including some established broker-dealers. Further, online capital formation is not the only way to address helping start-ups raise capital, and the Company has to compete with a number of other approaches, including traditional venture capital investments, loans and other traditional methods of raising funds and companies conducting crowdfunding raises on their own websites. Additionally, some competitors and future competitors may be better capitalized than us, which would give them a significant advantage in marketing and operations.

Moreover, as we continue to expand our offerings, including providing administrative services to issuers and transfer agent services, we will continue to face headwinds and compete with companies that are more established and/or have more financial resources than we do and/or new entrants bringing disruptive technologies and/or ideas.

Intense competition could prevent us from increasing our market share and growing our revenues.

We compete with a number of public and private companies and most of our competitors have significant financial resources and occupy entrenched positions in the market with name-brand recognition. We also face challenges from new Internet sites that aim to attract subscribers who seek to play interactive games or invest in public or private securities. Such companies may be able to attract significantly more subscribers because of new marketing ideas and user interface concepts.

Increased competition from current and future competitors may in the future materially adversely affect our business, revenues, operating results and financial condition.

We will require our secured lender to cooperate with us and, among other things, not demand repayments of principal and interest until the business is capable of making such payments.

We owed our secured lender, or the Lender, $1,000,000, or the Loan, as of January 31, 2022. Our Lender holds a term note bearing interest at an annual rate of 8%. We have not paid interest on the note and it accrues each month. We have a loan and security agreement, or the Loan, with the Lender for a maximum amount of $1,250,000. The maturity date of our loan from the Lender is April 30, 2023. We intend to pay off the Loan using a portion of the net proceeds from this offering.

To secure the payment of all obligations to the Lender, the Company granted to the Lender a continuing security interest and first lien on all of the assets of the Company.

In connection with the Loan, the Company has agreed to certain restrictive covenants, including, among others, that the Company may not convey, sell lease, transfer or otherwise dispose of any part of its business or property, except as permitted in the agreement, dissolve, liquidate or merge with any other party unless, in the case of a merger, the Company is the surviving entity, incur any indebtedness except as defined in the agreement, create or allow a lien on any of its assets or collateral that has been pledged to the Lender, make any loans to any person, except for prepaid items or deposits incurred in the ordinary course of business, or make any material capital expenditures. If we default on our loan obligations with the Lender, it could exercise their rights and remedies under the applicable agreements, which could include seizing all of our assets. Any such action would have a material adverse effect on our business and prospects.

The Loan contains numerous restrictive covenants which limit management’s discretion to operate our business.

In order to obtain the Loan, we agreed to certain covenants that place significant restrictions on, among other things, our ability to incur additional indebtedness, to create liens or other encumbrances, to make certain payments and investments, and to sell or otherwise dispose of assets and merge or consolidate with other entities. Any failure to comply with the covenants included in the Loan could result in an event of default, which could trigger an acceleration of the related debt. If we were unable to repay the debt upon any such acceleration, the Lender could seek to foreclose on our assets in an effort to seek repayment under the loans.  If the Lender was successful, we would be unable to conduct our business as it is presently conducted and our ability to generate revenues and fund our ongoing operations would be materially adversely affected.

We may require additional financing in the future to fund our operations.

We may need additional capital in the future to continue to execute our business plan. Therefore, we will be dependent upon additional capital in the form of either debt or equity to continue our operations. At the present time, we do not have arrangements to raise all of the needed additional capital, and we will need to identify potential investors and negotiate appropriate arrangements with them. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue our operations.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish certain rights.

We may seek additional capital through a combination of equity offerings, debt financings, strategic collaborations and alliances or licensing arrangements. To the extent that we raise additional capital through the sale of equity, convertible debt securities or other equity-based derivative securities, your ownership interest will be diluted and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. Any indebtedness we incur could involve restrictive covenants, such as limitations on our ability to incur additional debt, acquire or license intellectual property rights, declare dividends, make capital expenditures and other operating restrictions that could adversely impact our ability to conduct our business. Furthermore, the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our common stock to decline. If we raise additional funds through strategic collaborations and alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to future therapeutic candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects. Adequate additional financing may not be available to us on acceptable terms, or at all. If we are unable to raise additional funds when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market our future therapeutic candidates that we would otherwise prefer to develop and market ourselves.

Our debt level could negatively impact our financial condition, results of operations and business prospects.

As of April 8, 2022, we continue to have approximately $3,442,984 of indebtedness outstanding and we have borrowed money on three occasions from the SBA. Our level of debt could have significant consequences to our shareholders, including the following:

  requiring the dedication of a substantial portion of cash flow from operations to make payments on debt, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

  requiring a substantial portion of our corporate cash reserves to be held as a reserve for debt service, limiting our ability to invest in new growth opportunities;

  limiting the ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate and other activities;

  limiting the flexibility in planning for, or reacting to, changes in the business and industry in which we operate;

  increasing our vulnerability to both general and industry-specific adverse economic conditions;

  putting us at a competitive disadvantage vs. less leveraged competitors; and

  increasing vulnerability to changes in the prevailing interest rates.

Our ability to make payments of principal and interest, or to refinance our indebtedness, depends on our future performance, which is subject to economic, financial, competitive and other factors. Our business may not generate sufficient cash flow in the future to service our debt because of factors beyond our control, including but not limited to our ability to market our products and expand our operations. If we are unable to generate sufficient cash flows, we may be required to adopt one or more alternatives, such as restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations. We intend to repay this indebtedness with the proceeds raised in this offering.

We may make acquisitions or form joint ventures that are unsuccessful.

Our ability to grow is partially dependent on our ability to successfully acquire other companies, which creates substantial risk. In order to pursue a growth by acquisition strategy successfully, we must identify suitable candidates for these transactions; however, because of our limited funds, we may not be able to purchase those companies that we have identified as potential acquisition candidates. Additionally, we may have difficulty managing post-closing issues such as the integration into our corporate structure. Integration issues are complex, time consuming and expensive and, without proper planning and implementation, could significantly disrupt our business, including, but not limited to, the diversion of management's attention, the loss of key business and/or personnel from the acquired company, unanticipated events, and legal liabilities.

Our future growth depends on our ability to develop and retain customers.

Our future growth depends to a large extent on our ability to effectively anticipate and adapt to customer requirements and offer services that meet customer demands. If we are unable to attract new customers and/or retain new customers, our business, results of operations and financial condition may be materially adversely affected.

We will need to attract, train and retain additional highly qualified senior executives and technical and managerial personnel in the future.

We continue to seek technical and managerial staff members, although we have limited resources to compensate them until we have raised additional capital or developed a business that generates consistent cash flow from operations. We believe it is important to negotiate with potential candidates and, if appropriate, engage them on a part-time basis or on a project basis and compensate them at least partially, with stock-based compensation, when appropriate. There is a high demand for highly trained and managerial staff members. If we are not able to fill these positions, it may have an adverse effect on our business.

Major health epidemics, such as the outbreak caused by the COVID-19 pandemic, and other outbreaks or unforeseen or catastrophic events could continue to disrupt and adversely affect our operations, financial condition and business.

Public health epidemics or outbreaks could adversely impact our business. In July 2021, the global tally of confirmed cases of the coronavirus-borne illness COVID-19 exceeded 180 million. The extent to which the coronavirus impacts our operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, new information which may emerge concerning the severity of the coronavirus and the emergence of variants, among others. In particular, the spread and treatment of the coronavirus globally could adversely impact our operations and could have an adverse impact on our business and our financial results. To date, our business has not been impacted by COVID-19 but it could be in the future.

We may make acquisitions or form joint ventures that are unsuccessful.

Our ability to grow is partially dependent on our ability to successfully acquire other companies, which creates substantial risk. In order to pursue a growth by acquisition strategy successfully, we must identify suitable candidates for these transactions; however, because of our limited funds, we may not be able to purchase those companies that we have identified as potential acquisition candidates. Additionally, we may have difficulty managing post-closing issues such as the integration into our corporate structure. Integration issues are complex, time consuming and expensive and, without proper planning and implementation, could significantly disrupt our business, including, but not limited to, the diversion of management's attention, the loss of key business and/or personnel from the acquired company, unanticipated events, and legal liabilities.

We may not be able to protect all of our intellectual property.

Our profitability may depend in part on our ability to effectively protect our proprietary rights, including obtaining trademarks for our brand names, protecting our products and websites, maintaining the secrecy of our internal workings and preserving our trade secrets, as well as our ability to operate without inadvertently infringing on the proprietary rights of others. There can be no assurance that we will be able to obtain future protections for our intellectual property or defend our current trademarks and future trademarks and patents. Further, policing and protecting our intellectual property against unauthorized use by third parties is time-consuming and expensive, and certain countries may not even recognize our intellectual property rights. There can also be no assurance that a third party will not assert infringement claims with respect to our products or technologies. Any litigation for both protecting our intellectual property or defending our use of certain technologies could have material adverse effect on our business, operating results and financial condition, regardless of the outcome of such litigation.

Our revenues and profits are subject to fluctuations.

It is difficult to accurately forecast our revenues and operating results, and these could fluctuate in the future due to a number of factors. These factors may include adverse changes in: number of investors and amount of investors’ dollars, the success of world securities markets, general economic conditions, our ability to market our platform to companies and investors, headcount and other operating costs, and general industry and regulatory conditions and requirements. The Company's operating results may fluctuate from year to year due to the factors listed above and others not listed. At times, these fluctuations may be significant and could impact our ability to operate our business.

Natural disasters and other events beyond our control could materially adversely affect us.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and thus could have a strong negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Although we maintain crisis management and disaster response plans, such events could make it difficult or impossible for us to deliver our services to our customers and could decrease demand for our services. Since the spring of 2020, large segments of the U.S. and global economies were impacted by COVID-19, a significant portion of the U.S. population were subject to “stay at home” or similar requirements. The extent of the impact of COVID-19 on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, impact on our customers (both issuers using our services and investors investing on our platform) and our sales cycles, impact on our customer, employee or industry events, and effect on our vendors, all of which are uncertain and cannot be predicted. At this point, the extent to which COVID-19 may impact our financial condition or results of operations is uncertain. To date, the COVID-19 outbreak, has significantly impacted global markets, U.S. employment numbers, as well as the business prospects of many small business (our potential clients). A significant part of our business model is based on receiving a percentage of the investments made through our platform and services. Further, we are dependent on investments in our offerings to fund our business. However, to date, other than working remotely, COVID-19 has not had a negative impact on the Company. While our business has not yet been impacted by COVID-19, to the extent COVID-19 continues and limits investment capital or personally impacts any of our key employees, it may have significant impact on our results and operations.

Acquisitions may have unanticipated consequences that could harm our business and our financial condition.

Any acquisition that we pursue, whether successfully completed or not, involves risks, including:

•	material adverse effects on our operating results, particularly in the fiscal quarters immediately following the acquisition as the acquired restaurants are integrated into our operations;

•	risks associated with entering into markets or conducting operations where we have no or limited prior experience;

•	problems retaining key personnel;

•	potential impairment of tangible and intangible assets and goodwill acquired in the acquisition;

•	potential unknown liabilities;

•	difficulties of integration and failure to realize anticipated synergies; and

•	disruption of our ongoing business, including diversion of management’s attention from other business concerns.

Future acquisitions may be accomplished through a cash purchase transaction, the issuance of our equity securities or a combination of both, could result in potentially dilutive issuances of our equity securities, the incurrence of debt and contingent liabilities and impairment charges related to goodwill and other intangible assets, any of which could harm our business and financial condition.

If we do not effectively protect our customers’ credit and debit card data, or other personal information, we could be exposed to data loss, litigation, liability and reputational damage.

In connection with credit and debit card sales, we transmit confidential credit and debit card information by way of secure online networks. Although we use private networks, third parties may have the technology or know-how to breach the security of the customer information transmitted in connection with credit and debit card sales, and our security measures and those of our technology vendors may not effectively prohibit others from obtaining improper access to this information. If a person were able to circumvent these security measures, he or she could destroy or steal valuable information or disrupt our operations. Any security breach could expose us to risks of data loss, litigation and liability and could seriously disrupt our operations and any resulting negative publicity could significantly harm our reputation.

We could be harmed by improper disclosure or loss of sensitive or confidential Company, employee, associate or customer data, including personal data.

In connection with the operation of our business, we plan to store, process and transmit data, including personal and payment information, about our employees, customers, associates and candidates, a portion of which is confidential and/or personally sensitive. Unauthorized disclosure or loss of sensitive or confidential data may occur through a variety of methods. These include, but are not limited to, systems failure, employee negligence, fraud or misappropriation, or unauthorized access to or through our information systems, whether by our employees or third parties, including a cyberattack by computer programmers, hackers, members of organized crime and/or state-sponsored organizations, who may develop and deploy viruses, worms or other malicious software programs.

Such disclosure, loss or breach could harm our reputation and subject us to government sanctions and liability under our contracts and laws that protect sensitive or personal data and confidential information, resulting in increased costs or loss of revenues. It is possible that security controls over sensitive or confidential data and other practices we and our third-party vendors follow may not prevent the improper access to, disclosure of, or loss of such information. The potential risk of security breaches and cyberattacks may increase as we introduce new services and offerings, such as mobile technology. Further, data privacy is subject to frequently changing rules and regulations, which sometimes conflict among the various jurisdictions in which we provide services. Any failure or perceived failure to successfully manage the collection, use, disclosure, or security of personal information or other privacy related matters, or any failure to comply with changing regulatory requirements in this area, could result in legal liability or impairment to our reputation in the marketplace.

Failure to recognize, respond to and effectively manage the accelerated impact of social media could adversely impact our business.

In recent years, there has been a marked increase in the use of social media platforms, including blogs, chat platforms, social media websites, and other forms of Internet based communications which allow individuals access to a broad audience of consumers and other interested persons. The rising popularity of social media and other consumer-oriented technologies has increased the speed and accessibility of information dissemination. Many social media platforms immediately publish the content their subscribers and participants post, often without filters or checks on accuracy of the content posted. Information posted on such platforms at any time may be adverse to our interests and/or may be inaccurate. The dissemination of information via social media could harm our business, reputation, financial condition, and results of operations, regardless of the information’s accuracy. The damage may be immediate without affording us an opportunity for redress or correction.

In addition, social media is frequently used to communicate with our customers and the public in general. Failure by us to use social media effectively or appropriately, particularly as compared to our brands’ respective competitors, could lead to a decline in brand value, customer visits and revenue. Other risks associated with the use of social media include improper disclosure of proprietary information, negative comments about our brands, exposure of personally identifiable information, fraud, hoaxes or malicious dissemination of false information. The inappropriate use of social media by our customers or employees could increase our costs, lead to litigation or result in negative publicity that could damage our reputation and adversely affect our results of operations.

Risks Related to Receipt of Securities for Services

We are not, and do not intend to become, regulated as an investment company under the U.S. Investment Company Act of 1940, as amended, or the 40 Act, (and similar legislation in other jurisdictions) and if we are deemed an “investment company” under the 40 Act applicable restrictions would make it impractical for us to operate as contemplated.

The 40 Act and the rules thereunder (and similar legislation in other jurisdictions) provide certain protections to investors and impose certain restrictions on companies that are registered as investment companies. Among other things, such rules limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities and impose certain governance requirements. We have not been and do not intend to become regulated as an investment company and we intend to conduct our activities so we will not be deemed to be an investment company under the 40 Act (and similar legislation in other jurisdictions). In order to ensure that we are not deemed to be an investment company, we may be required to materially restrict or limit the scope of our operations or plans related to us, we will be limited in the types of acquisitions that we may make and we may need to modify our organizational structure or dispose of assets that we would not otherwise dispose of. Moreover, if anything were to happen which would potentially cause us to be deemed an investment company under the 40 Act, it would be impractical for us to operate as intended pursuant to our platform and our business, financial condition and results of operations would be materially adversely affected. Accordingly, we would be required to take extraordinary steps to address the situation, such as the modification and restructuring of our platform, which would materially adversely affect our ability to derive revenue.

Our consulting and advisory services are primarily paid for in restricted shares of stock of our customers, which are often private companies with no established trading market for their securities.

For our consulting and advisory services, payment is often made through equity securities of customers instead of cash. The securities issued are in private companies with no established trading market for their securities In the absence of a trading market, we may be unable to liquidate our investment, which will result in the loss of our investment.

Risk Factors Related to the Common Stock and the Offering

Concentration of ownership among our majority stockholders may prevent new investors from influencing significant corporate decisions.

As of April 8, 2022, Netcapital Systems, LLC, our majority stockholder, beneficially owned, in the aggregate, approximately 58% of our outstanding shares of common stock and assuming shares are sold in this offering will continue to own % of our outstanding shares of common stock following this offering. As a result, this stockholder will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of our company or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

Investors in this offering will suffer immediate and substantial dilution.

The assumed public offering price of our common stock [is] substantially higher than the as adjusted net tangible book value per share issued and outstanding immediately after this offering. Investors who purchase common stock in this offering will pay a price per share that substantially exceeds the net tangible book value per share of common stock immediately prior to this offering. If you purchase shares of our common stock in this offering, you will experience immediate and substantial dilution of $ in the as adjusted net tangible book value per share, based upon the public offering price of $ per share. See “Dilution.”

Even if we meet Nasdaq’s initial listing requirements, there can be no assurance that we will be able to comply with Nasdaq’s continued listing standards, a failure of which could result in a de-listing of our common stock.

Our common stock is currently quoted on the OTCQB. We have applied to list our common stock on Nasdaq. There is no assurance that our common stock will ever be listed on Nasdaq or that we will be able to comply with such applicable listing standards. Should our common stock be listed on Nasdaq, in order to maintain that listing, Nasdaq requires that the trading price of a company’s listed stock on Nasdaq remain above one dollar in order for such stock to remain listed. If a listed stock trades below one dollar for more than 30 consecutive trading days, then it is subject to delisting from Nasdaq. In addition, to maintain a listing on Nasdaq, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, and certain corporate governance requirements. If we are unable to satisfy these requirements or standards, we could be subject to delisting, which would have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we would expect to take actions to restore our compliance with the listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the minimum bid price requirement, or prevent future non-compliance with the listing requirements.

We do not expect to pay dividends and investors should not buy our common stock expecting to receive dividends.

We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not pay dividends, and if we are not successful in having our shares listed or quoted on an exchange, then you may have a limited ability to liquidate or receive any payment on your investment. Therefore, our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we do not pay dividends we may have trouble raising additional funds, which could affect our ability to expand our business operations.

We may conduct future offerings of our common stock and pay debt obligations with our common stock which may diminish our investors’ pro rata ownership and depress our stock price.

We reserve the right to make future offers and sales, either public or private, of our securities, including shares of our common stock or securities convertible into common stock at prices differing from the price of the common stock previously issued. In the event that any such future sales of securities are affected or we use our common stock to pay principal or interest on our debt obligations, an investor’s pro rata ownership interest may be reduced to the extent of any such future sales.

Our management will have immediate and broad discretion over the use of the net proceeds from this offering and we may use the net proceeds in ways with which you disagree.

The net proceeds from this offering will be immediately available to our management to use at their discretion. We intend to use the net proceeds of this offering for research and development activities, sales and marketing, and for general working capital purposes and potential acquisitions of other companies, products or technologies, though no such acquisitions are currently contemplated. In addition, we may use up to $1.5 million for the retirement of indebtedness, of which (i) $1 million constitutes indebtedness having an interest rate of 8% with a maturity date of April 30, 2023 and (ii) $0.5 million constitutes indebtedness having an interest rate of 3.75% with a maturity date of June 2050. See “Use of Proceeds.” Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our securities. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, financial condition, operating results and cash flow.

The market price of our common stock is highly volatile and could be subject to volatility related or unrelated to our operations.

You should consider an investment in our common stock to be risky, and you should invest in our common stock only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Some factors that may cause the market price of our common stock to fluctuate, in addition to the other risks mentioned in this “Risk Factors” section and elsewhere in this prospectus, are:

·	actual or anticipated fluctuations in quarterly funding portal revenues or operating results, whether in our operations or in those of our competitors;
·	changes in financial estimates or opinions by research analysts, either with respect to us or other fintech companies;
·	our failure to accelerate user growth or new issuer growth;
·	any failure to meet investor or analyst expectations;
·	the public’s reaction to our press releases, other public announcements and our filings with the SEC;
·	actual or anticipated changes in domestic or worldwide economic, political or market conditions, such as recessions;
·	changes in the consumer spending environment;
·	terrorist acts;
·	changes in laws or regulations, or new interpretations or applications of laws and regulations, that are applicable to our business;
·	changes in accounting standards, policies, guidance, interpretations or principles;
·	short sales, hedging and other derivative transactions in the shares of our common stock;
·	future sales or issuances of our common stock, including sales or issuances by us, our directors or executive officers and our significant stockholders;
·	our dividend policy;
·	changes in the market valuations of other restaurant companies;
·	actions by stockholders;
·	various market factors or perceived market factors, including rumors, involving us, our vendors and clients, whether accurate or not;
·	announcements by us or our competitors of new locations, menu items, technological advances, significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives; and
·	a loss of a key member of management.

The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may adversely affect the trading price of our common stock in any market that develops for it. In addition, our stock price may be influenced by trading activity in our common stock as a result of market commentary (including commentary that may be unreliable or incomplete in some cases); changes in expectations about our business, our creditworthiness or investor confidence generally; or actions by stockholders and others seeking to influence our business strategies.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and a diversion of management attention and resources, which would significantly harm our profitability and reputation.

Our common stock may be subject to the “penny stock” rules of the SEC and the trading market in the securities is limited, which could make transactions in the stock cumbersome and may reduce the value of an investment in the stock.

Rule 15g-9 under the Exchange Act establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person’s account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our common stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker or dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our securities.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. The FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our common stock or our warrants, which may have the effect of reducing the level of trading activity in our securities. As a result, fewer broker-dealers may be willing to make a market in our common stock or our warrants, reducing a stockholder’s ability to resell shares of our common stock and warrants.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our securities adversely, the price of our common stock or warrants and trading volume could decline.

The trading market for our common stock may be influenced by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock or warrants would likely decline. If any analyst who may cover us was to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price of our common stock or warrants or trading volume to decline.

Sales of a substantial number of shares of our common stock following this offering may adversely affect the market price of our common stock and the issuance of additional shares will dilute all other stockholders.

Sales of a substantial number of shares of our common stock in the public market or otherwise following this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock. After completion of this offering and the issuance of the common stock there will be shares of our common stock outstanding (without giving effect to the exercise by the Representative of the over-allotment option). In addition, our articles of incorporation permit the issuance of up to 900,000,000 total shares of common stock. Thus, we could issue substantial amounts of common stock in the future, which would dilute the percentage ownership held by the investors who purchase shares of our common stock in this offering.

Our issuance of common stock upon the exercise of options granted under our 2021 Equity Incentive Plan may dilute all other stockholders.

We have issued options to purchase 271,000 shares of common stock under our 2021 Equity Incentive Plan and we expect to issue options to purchase the remaining 29,000 shares of common stock in the future to officers, directors, employees and consultants under our 2021 Equity Incentive Plan. Any such issuances of common stock underlying stock options may cause stockholders to experience dilution of their ownership interests and the per share value of our common stock to decline.

Our compliance with complicated U.S. regulations concerning corporate governance and public disclosure is expensive and diverts management’s attention from our core business, which could adversely affect our business, results of operations, and financial condition.

As a publicly reporting company, we are faced with expensive, complicated and evolving disclosure, governance and compliance laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and the Dodd-Frank Act, and, following this offering, Nasdaq rules. As a result of the complexity involved in complying with the applicable rules and regulations, our management’s attention may be diverted from other business concerns, which could harm our business, results of operations and financial condition. We may need to hire more personnel in the future or engage outside consultants, which will increase our operating expenses, to assist us in complying with these requirements.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest substantial resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from business operations to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be harmed.

Failure to maintain effective internal control over our financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could cause our financial reports to be inaccurate.

We are required pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, to maintain internal control over financial reporting and to assess and report on the effectiveness of those controls. This assessment includes disclosure of any material weaknesses identified by our management in our internal control over financial reporting. Although we prepare our financial statements in accordance with accounting principles generally accepted in the United States, our internal accounting controls may not meet all standards applicable to companies with publicly traded securities. If we fail to implement any required improvements to our disclosure controls and procedures, we may be obligated to report control deficiencies in which case, we could become subject to regulatory sanction or investigation. Further, these outcomes could damage investor confidence in the accuracy and reliability of our financial statements.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Our articles of incorporation and bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Utah law.

In addition, as permitted by the Utah Business Corporation Act, our bylaws and the indemnification agreements that we have entered into with our directors and officers provide that:

●	we will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Utah law. Utah law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

●	we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

●	we are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

●	we will not be obligated pursuant to our bylaws to indemnify a person with respect to proceedings initiated by that person against us or our other indemnitees, except with respect to proceedings authorized by our board of directors, or Board, or brought to enforce a right to indemnification;

●	the rights conferred in our bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

●	we may not retroactively amend our bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents.

Limitations on liability and indemnification matters.

As permitted by the corporate laws of the state of Utah, our articles of incorporation include a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we will be required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. If we are required to indemnify, both for the costs of their defense in any action or to pay monetary damages upon a finding of a court or in any settlement, our business and financial condition could be materially and adversely affected.

USE OF PROCEEDS

We estimate that the net proceeds from sale of shares of common stock offered by us in this offering will be approximately $                 million, after deducting the underwriting discounts and commissions and advisory fee and estimated offering expenses payable by us. If the Representative’s over-allotment is exercised in full, we estimate that our net proceeds will be approximately $                 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering for research and development activities (including development of a mobile app), sales and marketing, and for general working capital purposes and potential acquisitions of other companies, products or technologies, though no such acquisitions are currently contemplated. In addition, we intend to use up to $1,000,000 for the retirement of indebtedness with an interest rate of 8% and a maturity date of April 30, 2023.

We believe opportunities may exist from time to time to expand our current business through acquisitions or investments. While we have no current agreements, commitments or understandings for any specific acquisitions or investments, we may use a portion of the net proceeds for these purposes.

We believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will enable us to fund our operating expenses and capital expenditure requirements through at least the next twelve months from the date of this offering.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. Pending our application of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

MARKET FOR OUR COMMON EQUITY

Market Information

Our common stock is currently quoted on the OTCQX marketplace under the symbol NCPL. We have applied to list our common stock on Nasdaq under the symbol “NCPL”. The approval of our listing of our common stock is a condition of closing this offering. No assurance can be given that our application will be accepted.

Holders

As of April 7, 2022, there were 230 holders of record of our common stock and the last reported sale price of our common stock on the OTCQX was $10.00 per share on April 7,  2022.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equity Stock Transfer LLC with its business address at 237 W 37th Street, Suite 602, New York, NY 10018. Its telephone number is (212) 575-5757 and its email address is info@equitystock.com.

Securities Authorized for Issuance Under Equity Compensation Plans

We currently have 300,000 shares of common stock reserved for issuances under our 2021 Equity Incentive Plan. As of April 8 , 2022, there are 271,000 options outstanding to purchase our common stock. The weighted average exercise price of these options is $10.50, the average term when issued was ten years and the options vest monthly on a straight-line basis over a 48-month period.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. There are currently no restrictions that limit our ability to declare cash dividends on our common stock.

CAPITALIZATION

The following table sets forth our capitalization:

•	on an actual basis as of January 31, 2022; and
•	on as adjusted basis to give effect to the issuance and sale by us of shares of common stock at an assumed offering price of $ per share (assuming no exercise of the Representative’s over-allotment option), after deducting the underwriting discounts and commissions and estimated offering costs payable by us.

You should read the following table in conjunction with “Use of Proceeds,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Securities” and other financial information contained in this prospectus, including the financial statements and related notes appearing elsewhere in this prospectus.

	As of January 31, 2022
Capitalization in U.S. Dollars in thousands	Actual	As Adjusted (1)
Shareholders' Equity

Common stock, $.001 par value, 900,000,000 authorized, 2,896,844 and shares issued and outstanding on an actual and as adjusted basis, respectively	$2,896	$
Additional paid-in capital	22,050,777
Retained earnings	2,011,638

Total shareholders' equity	24,065,311

Total liabilities and shareholders' equity	$29,990,632	$

_________

Each $1.00 increase (decrease) in the assumed public offering price of $ per share would increase (decrease) the as adjusted amount of each of cash and cash equivalents, working capital, total assets and total stockholders’ equity (deficit) by approximately $ , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 100,000 shares in the number of shares offered by us at the assumed public offering price of $ per share would increase (decrease) the as adjusted amount of each of cash and cash equivalents, working capital, total assets and total stockholders’ equity (deficit) by approximately $ .

(1)	The number of shares of our common stock to be outstanding after this offering is based on 2,896,844 shares of our common stock outstanding as of January 31, 2022 and excludes the following:

• 29,000 shares of common stock reserved for future issuance under our 2021 Equity Incentive Plan.

• 39,901 shares of common stock issuable upon conversion of $388,642 outstanding liabilities due in conjunction with the acquisition of Netcapital Funding Portal Inc.;

• 271,000 shares of common stock issuable upon exercise of outstanding options with an exercise price of $10.50 per share;
• shares of the Company’s common stock underlying unsecured convertible notes; and

·	• shares of the Company’s common stock underlying the Representative’s Warrants.

Except as otherwise indicated herein, all information in this prospectus reflects or assumes:

·	no exercise of the outstanding options or warrants described above; and

·	no exercise of the underwriters’ option to purchase up to an additional shares of common stock to cover over-allotments, if any.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of common stock and the net tangible book value per share of our common stock immediately after this offering. We calculate net tangible book value per share by dividing our net tangible book value, which is tangible assets less total liabilities, by the number of outstanding shares of our common stock as of January 31, 2022. Our historical net tangible book value as of January 31, 2022, was $8,528,607 or $2.94 per share of our common stock.

After giving effect to our issuance and sale of shares of common stock in this offering at an assumed public offering price of  $ per share, excluding shares that may be issued upon exercise of the Representative’s over-allotment option and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our net tangible book value as of January 31, 2022 would have been $ per share. This represents an immediate increase in net tangible book value of $   per share to existing stockholders and an immediate dilution in net tangible book value of $ per share to purchasers of common stock in this offering, based on an assumed public offering price of $[●] per share. The following table illustrates this per share dilution:

Assumed public offering price per share		$	[●]
Net tangible book value per share as of January 31, 2022	$2.64
Increase in net tangible book value per share attributable to new investors	[●]
Less: [pro forma] net tangible book value per share after giving effect to the offering		$	[●]
Immediate dilution in net tangible book value per share to new investors		$	[●]

Each $1.00 increase (decrease) in the public offering price, would increase (decrease) pro forma as adjusted net tangible book value per share to new investors by $       , and would increase (decrease) dilution per share to new investors in this offering by $       , assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 100,000 in the number of shares of common stock offered by us would increase (decrease) our pro forma as adjusted net tangible book value by approximately $       per share and increase (decrease) the dilution to new investors by $       per share, assuming the public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(1)	The number of shares of our common stock to be outstanding immediately after this offering is based on 2,896,844 shares of our common stock outstanding as of January 31, 2022 and excludes the following :

• 29,000 shares of common stock reserved for future issuance under our 2021 Equity Incentive Plan.

• 39,901 shares of common stock issuable upon conversion of $388,642 of outstanding liabilities due in conjunction with the acquisition of Netcapital Funding Portal Inc.;

• 271,000 shares of common stock issuable upon exercise of options with an exercise price of $10.50 per share;
• shares of the Company’s common stock underlying unsecured convertible notes; and

• shares of the Company’s common stock underlying the Representative’s Warrants.

Except as otherwise indicated herein, all information in this prospectus reflects or assumes:

·	no exercise of the outstanding options or warrants described above; and

·	no exercise of the underwriters’ option to purchase up to an additional shares of common stock to cover over-allotments, if any.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements and information relating to our business that reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties, including the risks in the section entitled Risk Factors beginning on page 9, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Overview

Netcapital Inc. is a fintech company with a scalable technology platform that allows private companies to raise capital online from accredited and non-accredited investors. We give all investors the opportunity to access investments in private companies. Our model is disruptive to traditional private equity investing and is based on Title III, Reg CF of the JOBS Act. We generate fees from listing private companies on our portal. Our consulting group, Netcapital Advisors, provides marketing and strategic advice in exchange for equity positions and cash fees. The Netcapital funding portal is registered with the SEC, is a member of FINRA and provides investors with opportunities to invest in private companies.

We provide private company investment access to accredited retail and non-accredited retail investors through our online portal (www.netcapital.com). The Netcapital funding portal charges a $5,000 engagement fee and a 4.9% success fee for capital raised at closing. In addition, the portal generates fees for other ancillary services, such as rolling closes. Netcapital Advisors generates fees and equity stakes from consulting in select portfolio and non-portfolio clients.

Netcapital.com is an SEC-registered funding portal that enables private companies to raise capital online, while investors are able to invest from anywhere in the world, at any time, with just a few clicks. Securities offerings on the portal are accessible through individual offering pages, where companies include product or service details, market size, competitive advantages, and financial documents. Companies can accept investment from anyone, including friends, family, customers, employees, etc.

In addition to access to the funding portal, Netcapital provides the following services:

● a fully automated onboarding process;

● automated filing of required regulatory documents;

● compliance review;

● custom-built offering page on our portal website;

● third party transfer agent and custodial services;

● email marketing to our proprietary list of investors;

● rolling closes, which provide potential access to liquidity before final close date of offering;

● assistance with annual filings; and

● direct access to our team for ongoing support.

Our consulting group, Netcapital Advisors helps companies at all stages to raise capital. Netcapital Advisors provides strategic advice, technology consulting and online marketing services to assist with fundraising campaigns on the Netcapital platform. The Company also acts as an incubator and accelerator, taking equity stakes in select disruptive start-ups.

Netcapital Advisors’ services include:

● incubation of technology start-ups;

● investor introductions;

● online marketing;

● website design, software and software development;

● message crafting, including pitch decks, offering pages, and ad creation;

● strategic advice; and

● technology consulting.

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and related notes to the financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements that relate to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Results of Operations

Nine Months Ended January 31, 2022 Compared to the Nine Months Ended January 31, 2021

Our revenues for the nine months ended January 31, 2022 decreased by $134,763, or 4%, to $3,636,050, as compared to $3,770,813 reported for the nine months ended January 31, 2021.  The decrease in revenues is attributable to a decrease of $1,044,025 in non-cash revenue from the receipt of equity, which amounted to $2,102,174 in the nine months ended January 31, 2022, as compared to $3,146,199 in the nine months ended January 31, 2021. This decrease was offset by revenues from our funding portal. Funding portal revenues began for us in November 2020. Funding portal revenues consisted of a listing fee that we charge when an issuer signs an engagement letter to raise capital on our funding portal, and portal fees that are equal to 4.9% of the capital that was raised by the issuers. The components of revenue for the nine-month periods ended January 31, 2022 and 2021 are as follows:

	Jan. 31, 2022	Jan 31, 2021
Consulting services for equity securities	$2,102,174	$3,146,198
Consulting revenue	293,221	270,604
Portal fees	951,760	250,541
Listing fees	288,000	102,500
Other revenue	895	970
Total	$3,636,050	$3,770,813

Costs of revenues decreased by $644,914 to $85,429 for the nine-months ended January 31, 2022 from $730,343 reported in the nine-months ended January 31, 2021.  The decrease is attributable to a decrease in non-cash revenues from the receipt of equity.

Payroll and payroll related expenses increased by $879,426, or 41%, to $3,032,987 for the nine months ended January 31, 2022, as compared to $2,153,561 reported for the nine months ended January 31, 2021. The increase is attributable to an increase in staff.

Marketing expense increased by $46,151, or 213%, to $67,771 for the nine months ended January 31, 2022, as compared to $21,620 reported for the nine months ended January 31, 2021. The increase in expense is due to additional marketing outlets that we utilized in the nine months ended January 31, 2022.

Rent expense decreased by $5,036, or 13%, to $34,480 for the nine months ended January 31, 2022, as compared to $39,516 reported for the nine months ended January 31, 2021. The decrease in expense is a result of discounts available to us in fiscal 2022 and our ability to have personnel work from home.

General and administrative expenses increased by $1,042,092, or 443%, to $1,277,146 for the nine months ended January 31, 2022, from $235,054 for the nine months ended January 31, 2021.  The increase is primarily attributed to additional expenses we incurred in the current fiscal year for our newly acquired funding portal business.

Consulting expense increased by $283,974, to $675,180, or 73%, for the nine months ended January 31, 2022 from $391,206 reported in the nine months ended January 31, 2021.  The increase in expense is due to issuance of stock-based compensation to two outside consulting firms.

Interest expense increased by $37,154 to $90,844 for the nine months ended January 31, 2022, as compared to $53,690 for the nine months ended January 31, 2021.  The increase in interest expense is attributable to higher debt amounts and a higher interest rate on our secured debt.

Our net income increased by $2,900,725 to $3,004,260, or 2,802% for the nine months ended January 31, 2022, as compared to $103,535 for the nine months ended January 31, 2021. The increase in net income is primarily attributable to debt forgiveness of $1,904,302 during the period related to our loan with the SBA.

Fiscal Year Ended April 30, 2021 Compared to Fiscal Year Ended April 30, 2020

Our revenues for fiscal 2021 increased by $2,967,445, or 169%, to $4,721,003 as compared to $1,753,558 reported for fiscal 2020. The increase in revenues is primarily attributable to our consulting services. We also received additional revenues in fiscal 2021 from our funding portal, which we did not have in fiscal 2020. Funding portal revenues consisted of a listing fee that we charge when an issuer signs an engagement letter to raise capital on our funding portal, and portal fees that are equal to 4.9% of the capital that was raised by the issuers. The components of revenue are as follows:

	Fiscal 2021	Fiscal 2020
Receipt of equity from issuers for consulting services	$3,547,032	$1,538,980
Consulting revenue	338,990	214,578
Portal fees	524,991	—
Listing fees	301,990	—
Other funding portal revenue	8,000	—
Total revenue	$4,721,003	$1,753,558

Each component of revenue is trending upward when comparing fiscal 2021 revenues with fiscal 2020. Based upon activity in the last two quarters of fiscal 2021, our funding portal revenues are trending upward as portal fees increased by $23,909, or 9.5%, to $274,450 in Q4 of fiscal 2021 from $250,541 in Q3 of fiscal 2021. Listing fees increased by $96,990, or 94.6%, to $199,490 in Q4 of fiscal 2021 from $102,500 in Q3 of fiscal 2021.

Our costs of revenues increased by $748,053, or 6,736%, to $759,158 in fiscal 2021, from $11,105 in fiscal 2020. The increase is primarily attributable to our increased revenues and the change in our strategy of how we accelerate the product development for the companies we invest in.

Stock-based compensation increased by $324,359, or 91%, to $680,611 for fiscal 2021 from $356,252 reported in the prior fiscal year. The increase is primarily attributable to higher values of the price per share of our common stock in fiscal 2021, as compared to fiscal 2020. In addition, two new marketing consultants were hired in fiscal 2021that accounted for $147,654 in stock-based compensation.

Consulting expense decreased by $96,020, or 94%, to $6,580 for fiscal 2021 from $102,600 reported in the prior fiscal year. The decrease is attributed to our increase in wages in fiscal 2021.

Payroll and payroll related expenses increased to $3,117,075 in fiscal 2021. In fiscal 2020 compensation was paid through the issuance of common stock grants and cash payments to consultants. Payroll expense also increased in fiscal 2021 due to the acquisition of Netcapital Funding Portal Inc., which had approximately 20 employees.

General and administrative expenses increased by $392,208, or 539%, to $464,955 for the year ended April 30, 2021, as compared to $72,747 for the prior fiscal year. The primary increase in expenses is attributable to legal costs of approximately $224,000 and software usage fees of $100,000.

Interest expense increased by $68,454 to $87,333 for the year ended April 30, 2021, as compared to $18,879 for the prior fiscal year. Our debt balances increased significantly slightly in fiscal 2021 due to $4,271,600 in new borrowings during the year and an increase in the interest rate on our $1,000,000 secured loan, effective October 31, 2020, from 1.25% to 8%.

In fiscal 2020 we incurred a loss on the sale of investments of $527,540. We sold equity we had earned in one of our consulting engagements primarily to take advantage of a realized loss for tax purposes. No realized gains or losses were recognized in fiscal 2021.

In fiscal 2020 we incurred an impairment loss of $185,952, whereas no impairment losses were recognized in fiscal 2021. We monitor all our assets for any changes in observable prices from orderly transactions and we record an impairment expense when appropriate.

Liquidity and Capital Resources

At January 31, 2022, we had cash and cash equivalents of $477,134 and negative working capital of $502,393 as compared to cash and cash equivalents of $2,473,959 and negative working capital of $4,666,833 at April 30, 2021. As of April 30, 2021, we had cash and cash equivalents of $2,473,959 and negative working capital of $4,666,833 as compared to cash and cash equivalents of $11,206 and negative working capital of $1,057,581 as of April 30, 2020.

We have been successful in raising capital by selling restricted common stock in private placements and by borrowing funds from the U.S. Small Business Administration. We believe our negative working capital balance as of January 31, 2022 will be eliminated by the forgiveness of $1,885,800 in borrowings from the SBA. The negative working capital balance as of April 30, 2021 has been eliminated by converting approximately $5 million in current liabilities into shares of common stock at a price range of $9.00 to $9.74 per share. In addition to the settlement of $5 million in current liabilities, we anticipate a $1.8 million SBA loan will be forgiven this summer and we raised an additional $300,000 from the sale of shares of common stock in May 2021.

We believe that our existing cash investment balances, and our anticipated cash flows from operations will be sufficient to meet our working capital and expenditure requirements for the next 12 months. Although we believe we have adequate sources of liquidity over the next 12 months, the success of our operations, the global economic outlook, and the pace of sustainable growth in our markets, in each case, in light of the market volatility and uncertainty as a result of the COVID-19 pandemic, among other factors, could impact our business and liquidity. Up to this point in time, we believe the pandemic has helped drive people to online investing, as we see regular monthly increases in users and dollars invested, and an increase in issuers seeking to use online fund-raising services in lieu of face-to-face meetings.

Year over Year Changes

Net cash used in operating activities amounted to $2,303,458 and $2,475,484 in the nine months ended January 31, 2022 and 2021, respectively. The principal source of cash from operating activities in the nine months ended January 31, 2022 was net income of $3,004,260 and a non-cash item, stock-based compensation of $1,137,042. However, these sources of cash were offset by an unrealized gain on equity securities of $3,275,745, an increase in accounts receivable of $900,242, debt forgiveness of $1,904,302 and non-cash revenue from the receipt of equity of $1,187,500. The principal source of cash from operating activities in the nine months ended January 31, 2021 was net income of $103,535 and a non-cash item, stock-based compensation of $386,121. However, these items were offset by changes in non-cash revenue from the receipt of equity of $2,319,532 and an increase in accounts receivable of $1,001,586.

Net cash used in operating activities amounted to $3,250,868 in fiscal 2021, as compared to net cash used in operating activities of $3,604 in fiscal 2020. In fiscal 2021, the primary uses of cash were an unrealized gain on equity securities of $2,571,494, non-cash revenue from the receipt of equity of $2,319,532 and an increase in accounts receivable of $1,417,257. These uses of cash were partially offset by net income of $1,469,660, stock-based compensation of $680,611 and an increase in accounts payable and accrued expenses of $172,204. In fiscal 2020, the principal source of cash from operating activities was net income of $604,851, adjusted by stock-based compensation of $356,252, a loss on the sale of investments of $527,540 and asset impairment of $185,952. These sources of cash from operating activities were offset by investments of $1,538,980 because of non-cash contract revenue with major customers.

Net cash used in investing activities amounted to $319,166 in the nine months ended January 31, 2022. The use of cash consisted of loans to affiliates of $202,000 and an investment in an affiliate of $117,166. Cash provided by investing activities in the nine months ended January 31, 2021 amounted to $364,939, from the purchase of Netcapital Funding Portal Inc. In fiscal 2021, net cash provided by investing activities amounted to $242,025. Proceeds from the purchase of a subsidiary provided cash of $364,939, which was offset by a use of cash of $122,914 as an investment in an affiliate. There was no investing activity in fiscal 2019.

For the nine months ended January 31, 2022, cash provided financing activities amounted to $625,799, which consisted of proceeds from stock subscriptions for the sale of common stock. For the nine months ended January 31, 2021, cash provided by financing activities amounted to $2,385,800, which consisted of two loans from the U.S. Small Business Administration. Net cash provided by financing activities for the year ended April 30, 2021 totaled $5,471,596. Proceeds from loans amounted to $4,271,600 and proceeds from stock subscriptions totaled $1,199,996. Net cash used in financial activities in fiscal 2020 consisted of principal payments on a related party note totaling $4,300.

In the nine months ended January 31, 2022 and 2021, there were no expenditures for capital assets. We do not anticipate any capital expenditures in fiscal 2022.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Recent Accounting Pronouncements

There has been no impact to our financial statements and our results of operations and financial condition as the result of the adoption of Recent Accounting Pronouncements, see “Part I, Item 1, Note 1. Summary of Significant Accounting Policies” of the Notes to Condensed Consolidated Financial Statements included in this prospectus.

Critical Accounting Policies and Estimates

Our discussion and analysis of operating results and financial condition are based upon our condensed consolidated financial statements. The preparation of our condensed consolidated financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, sales, expenses and related disclosures of contingent assets and liabilities. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis.

Our critical accounting policies are those that materially affect our financial statements and involve subjective or complex judgments by management. Although these estimates are based on our management’s best knowledge of current events and actions that may impact us in the future, actual results may be materially different from the estimates. All of our significant accounting policies are disclosed in our Form 10-K for the fiscal year ended April 30, 2021.

Revenue Recognition

The Company recognizes service revenue from its consulting contracts and its game website using the five-step model as prescribed by ASC 606:

  Identification of the contract, or contracts, with a customer;
  Identification of the performance obligations in the contract;
  Determination of the transaction price;
  Allocation of the transaction price to the performance obligations in the contract; and
  Recognition of revenue when or as, the Company satisfies a performance obligation.

Allowance for Doubtful Accounts

In order to record the Company’s accounts receivable at their net realizable value, the Company must assess their collectability. A considerable amount of judgment is required in order to make this assessment, including an analysis of historical bad debts and other adjustments, a review of the aging of the Company’s receivables, and the current creditworthiness of the Company’s customers. Generally, when a customer account reaches a certain level of delinquency, the Company provides an allowance for the related amount receivable from the customer. The Company writes off the accounts receivable balance from a customer and the related allowance established when it believes it has exhausted all reasonable collection efforts. Accounts receivable of $1,356,932 and $0 were recorded on April 30, 2021 and 2020, respectively, and an allowance for doubtful accounts of $60,325 and $0 were recorded on April 30, 2021 and 2020, respectively.

Impairment of Long-Lived Assets

Financial Accounting Standards Board (“FASB”) authoritative guidance requires that certain assets be reviewed for impairment and, if impaired, remeasured at fair value whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Impairment loss estimates are primarily based upon our management’s analysis and review of the carrying value of long-lived assets at each balance sheet date, utilizing an undiscounted future cash flow calculation. We recognized an impairment loss of $0 and $185,952 in fiscal 2021 and 2020, respectively, as we concluded the carrying amount of the equity that we owned in an early-stage company was not recoverable and we wrote down the value of our investment.

Income Taxes

We estimate the degree to which tax assets and loss carryforwards will result in a benefit based on expected profitability by tax jurisdiction. A valuation allowance for such tax assets and loss carryforwards is provided when it is determined that such assets will more likely than not go unused. If it becomes more likely than not that a tax asset or loss carry-forward will be used, the related valuation allowance on such assets is reversed. Based upon several profitable quarters over the past two years, and our ability to generate operating income of $1,147,222 and $624,433 in fiscal 2020 and 2019, respectively, and taxable income in both fiscal years, we reversed the valuation allowance from April 30, 2019 and recorded a current deferred tax asset as of April 30, 2020, and a deferred tax liability as of April 30, 2021.

Information About Market Risk

We are not subject to fluctuations in interest rates, currency exchange rates or other financial market risks. We have not made any sales, purchases or commitments with foreign entities which would expose us to currency risks.

OUR BUSINESS

Company Overview

Netcapital Inc. is a fintech company with a scalable technology platform that allows private companies to raise capital online from accredited and non-accredited investors. We give all investors the opportunity to access investments in private companies. Our model is disruptive to traditional private equity investing, which is based on Title III, Reg CF of the JOBS Act. We generate fees from listing private companies on our portals. Our consulting group, Netcapital Advisors, provides marketing and strategic advice in exchange for equity positions. The Netcapital funding portal is registered with the SEC, is a member of FINRA, and provides investors with opportunities to invest in private companies.

Our Business

We provide private companies with access to investment from accredited and non-accredited retail investors through our online portal (www.netcapital.com). The Netcapital funding portal charges a $5,000 engagement fee and a 4.9% success fee for capital raised at closing. In addition, the portal generates fees for other ancillary services such as rolling closes. Netcapital Advisors generates fees and equity stakes from consulting in select portfolio and non-portfolio clients. We generated revenues of $3,636,050 with costs of service of $85,429 in the nine months ended January 31, 2022 for a gross profit of $3,550,621 in the nine months ended January 31, 2022 as compared to revenues of $3,770,813 with costs of service of $730,343 in the nine months ended January 31, 2021 for a gross profit of $3,040,470 in the nine months ended January 31, 2021. We generated revenues of $4,721,001 with costs of service of $759,158 in the year ended April 30, 2021 for a gross profit of $3,961,845 in the year ended April 30, 2021 as compared to revenues of 1.753,558 with costs of service of $11,105 in the year ended April 30, 2020 for a gross profit of $1,742,453 in the year ended April 30, 2020.

Funding Portal

Netcapital.com is an SEC-registered funding portal that enables private companies to raise capital online, while investors are able to invest from anywhere in the world, at any time, with just a few clicks. Securities offerings on Netcapital are accessible through individual offering pages, where companies include product or service details, market size, competitive advantages, and financial documents. Companies can accept investment from anyone, including friends, family, customers, employees, etc. Customer accounts on our platform will not be permitted to hold digital securities.

In addition to access to the funding portal, the Netcapital funding portal provides the following services:

● a fully automated onboarding process;

● automated filing of required regulatory documents;

● compliance review;

● custom-built offering page on our website;

● third party transfer agent and custodial services;

● email marketing to our proprietary list of investors;

● rolling closes, which provide potential access to liquidity before final close date of offering

● assistance with annual filings; and

● direct access to our team for ongoing support.

Consulting Business

Our consulting group, Netcapital Advisors, helps companies at all stages to raise capital. Advisors provides strategic advice, technology consulting and online marketing services to assist with fundraising campaigns on the Netcapital platform. We also act as an incubator and accelerator, taking equity stakes in select disruptive start-ups.

Netcapital Advisors’ services include:

● incubation of technology start-ups;

● investor introductions;

● digital marketing;

● website design, software and software development;

● message crafting, including pitch decks, offering pages, and ad creation;

● strategic advice; and

● technology consulting

Regulatory Overview

In an effort to enhance economic growth and to democratize access to private investment opportunities, Congress finalized the Jumpstart Our Business Startups Act (JOBS Act) in 2016. Title III of the JOBS Act enabled early-stage companies to offer and sell securities to the general public for the first time. The SEC then adopted Regulation Crowdfunding, or Reg CF, in order to implement the JOBS Act’s crowdfunding provisions.

Reg CF has several important features that changed the landscape for private capital raising and investment. For the first time, this regulation:

●	Allowed the general public to invest in private companies, no longer limiting early-stage investment opportunities to less than 10% of the population;

●	Enabled private companies to advertise their securities offerings to the public (general solicitation); and

●	Conditionally exempted securities sold under Section 4(a)(6) from the registration requirements of the Securities and Exchange Act of 1934.

Our Market

The traditional funding model restricts access to capital, investments and liquidity.  According to Harvard Business Review, VCs invest in fewer than 1% of the companies they consider and only 10% of VC meetings are obtained through cold outreach.  In addition, under 5% of VC funding went to women and minority-owned firms in 2020, according to Forbes.

Furthermore, under the traditional model, the average investor lacked access to early-stage investments.  Prior to the JOBS Act, almost 90% of U.S. households were precluded from investing in private deals, per dqydj.com.  Liquidity has also been an issue, as private investments are generally locked up until IPO or takeout.

The JOBS Act helped provide a solution to these issues by establishing the funding portal industry which is currently in its infancy. Title III of the JOBS Act outlines Reg CF, which traditionally allowed private companies to raise up to $1.07 million from all Americans. In March 2021, regulatory enhancements by the SEC went into effect and increased the limit to $5 million. These amendments increased the offering limits for Reg CF, Regulation A and Regulation D Rule 504 offerings as follows; Reg CF increased to $5 million, Regulation D, Rule 504 increased to $10 million from $5 million; and Regulation A Tier 2 increased to $75 million from $50 million.

Reg CF private company investments accounted for approximately $490 million in 2021, according to KingsCrowd, versus $205 million during 2020. We believe a significant opportunity exists to disrupt private capital markets via the Netcapital portal.

Private capital markets reached $7.4 trillion at the end of 2020, per Morgan Stanley, and this number is expected to reach $13 trillion over the next five years. Within this market, private equity represents the largest share, with assets in excess of $3 trillion and a 10-year CAGR of 10%. Since 2000, global PE net asset value has increased almost tenfold, nearly three times faster than the size of the public equity market. Both McKinsey and Boston Consulting Group predict that this strong growth will continue, as investors allocate increasing amounts to private equity, due to historically higher returns and lower volatility than public markets. In addition, Boston Consulting Group estimates that there are $42 trillion held in retail investment accounts, which we believe represents a large pool of potential account holders for us.

Our Technology

The Netcapital platform is a scalable, real-time, transaction processing engine that runs without human intervention, 24 hours a day, seven days a week. For companies raising capital, the technology provides fully automated onboarding with integrated regulatory filings. Funds are collected from investors and held in escrow until the offering closes.

For entrepreneurs, the technology facilitates access to capital at low cost. For investors, the platform provides access to investments in private, early-stage companies that were previously unavailable to the general public. Both entrepreneurs and investors can track and view their investments through their dashboard on netcapital.com. The platform currently has almost 100,000 users.

Scalability was demonstrated in November 2021, when the platform processed more than 2,000 investments in less than two hours, totaling more than $2 million.

Our infrastructure is designed in a way that can horizontally scale to meet our capacity needs. Using Docker containers and Amazon ECS, we are able to automate the creation and launch of our production web and API endpoints in order to replicate them as needed behind Elastic Load Balancers (ELBs).

Additionally, all of our public facing endpoints live behind CloudFlare to ensure protection from large scale traffic fluctuations (including DDoS attacks).

Our main database layer is built on Amazon RDS and features a Multi-AZ deployment that can also be easily scaled up or down as needed. General queries are cached in our API layer, and we monitor to optimize very complex database queries that are generated by the API. Additionally, we cache the most complex queries (such as analytics data) in our NoSQL (Mongo) data store for improved performance.

Most of our CPU intensive data processing happens asynchronously through a worker/jobs system managed by AWS ElastiCache’s Redis endpoint. This component can be easily fine-tuned for any scale necessary.

The technology necessary to operate our funding portal is licensed from our affiliate, Netcapital Systems LLC under a license agreement with our wholly-owned subsidiary Netcapial Funding Portal, Inc., for an annual license fee of $380,000 paid in quarterly installments.

MAGFAST Case Study

MAGFAST, a wireless charger company, launched an equity offering on the Netcapital funding portal in November 2020, with a fundraising goal of $1.07 million.  The company sold out the offering in one day.  Almost 1,000 investors successfully invested through the Netcapital funding portal in a 24-hour period.  In November of 2021, MAGFAST raised approximately $2 million in two hours in a follow-on offering.  We believe the rapid sell-out of the MAGFAST offering demonstrates the proven scalability of the Netcapital platform.

Competitive Advantages

We believe we provide the lowest cost solution for online capital raising versus our peer group (StartEngine Crowdfunding, Inc., Wefunder Inc.and Replublic Core LLC. We also believe that our access and onboarding of new clients are superior due to our facilitated technology platforms. Our network is rapidly expanding as a result of our enhanced marketing and broad distribution to reach new investors.

Other competitors include StartEngine Crowdfunding, Inc., Wefunder Inc., and Republic Core LLC. Given the rapid growth in the industry and its potential to disrupt the multi-billion dollar private capital market, there is sufficient room for multiple players.

Our Strategy

Three major tailwinds are driving accelerated growth in the shift to the use of online funding portals: (i) the COVID-19 pandemic; (ii) the increase in funding limits under Reg CF; and (iii) the recent private equity outperformance of public markets. The pandemic drove a rapid need to bring as many processes as possible online. With travel restrictions in place and most people in lockdown, entrepreneurs were no longer able to fundraise in person and have increasingly turned to online capital raising through funding portals.

There are numerous industry drivers and tailwinds that complement investor demand for access to investments in private companies. To capitalize on these, our strategy is to:

●	Generate New Investor Accounts. Growing the number of investor accounts on our platform is a top priority. Investment dollars continue to flow through our platform are the key revenue driver. When issuers advertise their offerings, they are generating new investor accounts for us at no cost to Netcapital. We plan to supplement our issuers' spend on advertising by increasing our online marketing spend as well, which may include virtual conferences going forward.

●	Hire Additional Business Development Staff. We seek to hire additional business development staff that is technology and financially passionate about capital markets to handle our growing backlog of potential customers.

●	Increase the Number of Companies on Our Platform via Marketing. When a new company lists on our platform, they bring their customers, supporters, and brand ambassadors as new investors to Netcapital. We plan to increase our marketing budget to help grow our portal and advisory clients.

●	Invest in Technology. Technology is critical to everything that we do. We plan to invest in developing innovative technologies that enhance our platform and allow us to pursue additional service offerings. For example, we plan on developing a dedicated mobile app in 2022 to make our platform more accessible.

●	Incubate and Accelerate Our Advisory Portfolio Clients. The advisory portfolio and our equity interests in select advisory clients represent potential upside for our shareholders. We seek to grow this model of advisory clients.

●	Expand Internationally. We believe there is a significant opportunity to expand into Europe and Asia as an appetite abroad grows for U.S. stocks.

●	Open ATS/Secondary Transfer Feature. Lack of liquidity is a key issue for investors in private companies as private markets lack a liquidity feature in our targeted market. We plan to open a Secondary Transfer Feature and are exploring various alternatives to provide potential liquidity for secondary offerings to investors who participate in our primary offerings on the Netcapital platform.

●	New Verticals Represent a Compelling Opportunity. We operate in a regulated market supported by the JOBS Act. We may pursue expansion to our model to include Regulation A and Regulation D offerings.

Our Management

Our management team is experienced in finance, technology, entrepreneurship, and marketing.

Chairman and CEO, Dr. Cecilia Lenk, was formerly Vice President of Technology and Digital Design at Decision Resources Inc., a global company serving the biopharmaceutical market, where she oversaw the implementation of new technologies, products, and business processes. Prior to joining Decision Resources, she founded a technology firm that built a patented platform for online research. She has a Ph.D. in Biology from Harvard University and a B.A. (with honors) in Environmental Engineering from Johns Hopkins University.

Coreen Kraysler, CFA is the company’s Chief Financial Officer. With over 30 years of investment experience, she was formerly a Senior Vice President and Principal at Independence Investments, where she managed several 5-star rated mutual funds and served on the Investment Committee. She also worked at Eaton Vance as a Vice President, Equity Analyst on the Large and Midcap Value teams. She received a B.A. in Economics and French, cum laude from Wellesley College and a Master of Science in Management from MIT Sloan.

Jason Frishman is the founder and CEO of the company’s funding portal subsidiary, Netcapital Funding Portal Inc. to help reduce the systemic inefficiencies early-stage companies face in securing capital. He currently holds advisory positions at leading organizations in the financial technology ecosystem and has spoken as an external expert at Morgan Stanley, University of Michigan, YPO, and others. Jason has a background in the life sciences and previously conducted research in medical oncology at the Dana Farber Cancer Institute and cognitive neuroscience at the University of Miami.

Key Metrics of our Funding Portal

The Netcapital funding portal is registered with the SEC and is a member of FINRA.

94,000 investor accounts

264 issuers

$46 million raised through the platform

For the nine- and three-month periods ended January 31, 2022, the Company had one customer that constituted 30% and 33% of revenues and a second customer that constituted 28% and 33% of revenues, respectively. For the nine- and three-month periods ended January 31, 2021, the Company had one related party customer that constituted 37% and 0% of its revenues, a second customer that constituted 18% and 0% of its revenues, a third customer that constituted 13% and 37% of its revenues, and a fourth customer that constituted 9% and 28% of its revenues, respectively. For the year ended April 30, 2021, the Company had one customer that constituted 30% of its revenues, a second customer that constituted 15% of its revenues, a third customer that constituted 14% of its revenues and a fourth customer that accounted for 11% of its revenues. For the year ended April 30, 2020, the Company had one customer that constituted 47% of its revenues, a second customer that constituted 31% of its revenues and a third customer that accounted for 13% of its revenues.

*data as of March 31, 2022

Business Model

The Netcapital funding portal charges a 4.9% success fee for capital raised through the platform, as well as engagement and other fees. Netcapital Advisors generates fees from consulting, and the equity stakes we take in select technology companies provide optionality through possible exits, such as a sale or an initial public offering.

Proposed ATS Partnership

We currently do not operate or maintain a secondary market for securities of any issuers, and we have no agreements or understandings with any parties to do so. We are, nevertheless, exploring various alternatives to provide issuers and investors on the Netcapital funding portal with the potential for greater distribution and liquidity, for secondary offerings, including engaging a broker dealer that operates an Alternative Trading System, or ATS. We believe that such a partnership, if established, would also ultimately increase demand and share prices.

Our Netcapital funding portal is currently registered with the SEC, is a member of FINRA. For so long as we continue to operate our Netcapital platform solely for primary offerings by issuers under Reg CF, we believe that we are not required to register under Regulation ATS.

Industry Tailwinds

Two major tailwinds are driving accelerated growth in the shift to digital fundraising: the COVID-19 pandemic and regulatory enhancements to the Jobs Act. The pandemic drove a rapid need to bring as many processes as possible online. With travel restrictions in place and most people in lockdown, entrepreneurs were no longer able to fundraise in person and have increasingly turned to online capital raising through funding portals.

In addition, exempt offering regulatory enhancements proposed by the SEC in 2020 went into effect in March 2021. These amendments increased the offering limits for Reg CF, Regulation A and Rule 504 of Regulation D offerings as follows: the Reg CF limit increased to $5 million from $1.07 million, every twelve months. Rule 504 of Regulation D moved to $10 million from $5 million and Regulation A Tier 2 rose to $75 million from $50 million.

Propelled by this rule change, Reg CF commitments of $56 million in March 2021 were more than five times higher than in March of the previous year. We believe that the recent increase in offering limits in combination with pandemic-driven acceleration in the need for digital fundraising have been the primary drivers of the 161% increase in Reg CF commitments through the first nine months of 2021. We expect these changes to continue to have a significant, positive impact on demand as they increase the attractiveness of digital fundraising options and pave the way for larger companies to utilize the exempt framework. This could also potentially drive higher demand for Netcapital Advisors’ services.

In another important regulatory development, the U.S. Department of Labor, or DOL, recently expressed their support for retail investment in private equity. In 2020, the DOL released an information letter backing private equity as an investment option for defined contribution plans. As a result, large asset managers are working on adding private investment choices to their retirement products, according to a study conducted by BCG.

Investment Portfolio

A key part of our story involves the potential value creation driven by our portfolio companies. In our portfolio, we focus on companies with emerging, disruptive technologies. A partial list of our investment portfolio is described below:

KingsCrowd

Industry: Fintech

Trusted by over 300,000 investors to vet startup investments, KingsCrowd, Inc. is the leader in ratings and analytics for online private markets. The company aggregates, analyzes, and rates companies raising on platforms like Netcapital to help investors make more informed decisions.

ChipBrain

Industry: AI

Effective communicators close more deals. ChipBrain LLC’s emotionally intelligent AI assistant provides real-time emotion, tone, and facial expression feedback in live conversations across text, voice, and video. Taking the guesswork out of identifying conversational cues, the company’s technology enables sales professionals to see at a glance how they are coming across to customers.

Deuce Drone

Industry: Drone Delivery Technology

Deuce Drone LLC solves the last mile delivery problem for “brick and mortar” retailers. The company designs, builds, and operates drone delivery systems, transforming retail stores into customer fulfillment centers. Deuce Drone LLC provides a cost-effective, technology-driven solution for same-day delivery that allows retailers to compete with major e-commerce players.

Zelgor

Industry: Mobile Games

Backed by famous venture capitalist Tim Draper, Napster founder, Shawn Fanning, and co-creator of Guitar Hero, Kai Huang, Zelgor Inc. is an interactive entertainment company featuring a new species of rambunctious alien characters called The Noobs. The Noobs are a unique and original intellectual property introduced to the world through mobile games, multimedia content, and strategic partnerships.

MustWatch

Industry: Technology

MustWatch LLC brings your friends and favorite shows together all in one place. The Watch Party app makes it easy to find new shows, see what your friends are watching, and recommend great shows to each other. The company’s platform delivers targeted show recommendations based on the television viewing tastes of users’ friends and family. It’s not a single streaming platform’s media catalog, but a cross-platform television guide, crowdsourced from your friends and family.

C-Reveal Therapeutics

Industry: Cancer Immunotherapy

C-Reveal Therapeutics’s proprietary technology, developed at Massachusetts General Hospital and Harvard University, helps the body's immune system to identify and destroy cancer cells by inhibiting key enzymes that conceal the disease. This patent pending approach is designed to improve the efficacy of treating a broad range of cancers.

Hiveskill LLC

Industry: AI

The product is an AI-powered database and CRM hybrid that uses data and emotionally intelligent AI to boost direct one-to-one marketing efforts. It also provides specialized experts who know how to leverage your company’s data.

ScanHash LLC

Industry: AI

With the click of a button and the wallet owner’s permission, ScanHash’s innovative program launches and immediately integrates with customers' technology systems to search for clues and traces of their private key, digital wallets and other crypto-enabling logs and records. Thanks to ScanHash’s proprietary digital forensics technology, recovering lost cryptocurrency is affordable, accessible, and safe.

Caesar Media Group Inc.

Industry: Marketing

Caesar Media Group, Inc. is an advanced marketing and technology solutions provider. Caesar Media Group is designed to leverage its technology and data to provide lead generation, search engine optimization (SEO) website development, project development, digital marketing, content management, customer service, and sales management.

The following table summarizes the components of investments as of January 31, 2022 and April 30, 2021:

	January 31, 2022	April 30, 2021

Netcapital Systems LLC	$48,128	$48,128
MustWatch LLC	235,400	235,400
Zelgor Inc.	1,400,000	1,400,000
ChipBrain LLC	1,704,480	1,704,480
Vymedic Inc.	20,000	20,000
C-Reveal Therapeutics LLC	50,000	—
Deuce Drone LLC	2,350,000	2,350,000
Hiveskill LLC	712,500	—
ScanHash LLC	425,000	—
Caesar Media Group Inc.	500,000	—
Kingscrowd Inc.	3,815,745	540,000
Total Investments at cost	$11,261,253	$6,298,008

Investment Portfolio Company Progress

KingsCrowd, Inc., a fintech company that provides ratings and analytics for online private markets, grew their subscriber base to 350,000, generated almost half a million in revenues last year, rated over half a billion dollars in transactions with their proprietary rating algorithm, and just launched a $15 million Reg A+ round at a $45 million pre-money valuation.

Deuce Drone recently secured an exclusive contract for food delivery at the BB&T Center, in Mobile, Alabama. They successfully completed their first food delivery run: Operation Smoothie. The Deuce Drone team was joined by several notable community leaders for the demo, including Representative Jerry Carl, the chief executive officer of the Mobile Chamber of Commerce, staff from Senator Tommy Tuberville’s office, and representatives from Innovation Portal, a local incubator that recently invested in the company. Local Fox 10 News and Alabama.com covered the event. They have also continued to build out their team, including the addition of General Ed Fienga as chief operating officer.

MustWatch launched their television show recommendation app in the Apple app store, which has been awarded a 5-star rating by users. They also added acclaimed Hollywood producer and screenwriter Jason Keller to their team. Keller brings nearly two decades of experience in the film and entertainment industry to the MustWatch team. Most recently Keller wrote the Oscar winning film Ford vs. Ferrari (starring Christian Bale and Matt Damon) which was nominated for four Academy Awards, including Best Picture. His other notable writing credits include Mirror, Mirror (starring Julia Roberts), Escape Plan (starring Arnold Schwarzenegger and Sylvester Stallone) and Machine Gun Preacher (starring Gerard Butler), as well as an executive producer for the fifth movie in the Die Hard franchise, A Good Day to Die Hard (starring Bruce Willis).

Zelgor completed a stability test launch of their first mobile game, Noobs in Space, and generated thousands of downloads in the first 48 hours. They sold out their recent offering on the Netcapital platform.

ChipBrain, which develops emotionally intelligent AI, has built out their core machine learning models and performed pilot programs with multiple customers. With the help of Netcapital Advisors, the Company sold out two rounds of financing on Netcapital, and just closed a venture round at a $20 million pre-money valuation.

Working with Netcapital Advisors, C-Reveal raised over $1 million on the Netcapital platform, and then closed a $3 million venture round.

Funding Portal

The Netcapital funding portal showed strong momentum in fiscal 2021, as a number of previous client success stories returned to our platform to leverage the SEC enhancements and raise additional capital. More than $17 million dollars were invested through the platform during the year, six times higher than the previous year. Since the beginning of our fiscal year, the portal’s market share has more than tripled. Growth accelerated into the fourth quarter of fiscal 2021, with dollars invested through the portal up 740% compared to the fourth quarter of fiscal 2020.

Financial Highlights Fiscal 2021

●	Net income increased by 143% to $1.5 million, as compared to $0.6 million in fiscal 2020.

●	Equity securities at fair value rose by 348% to $6.3 million, as compared to $1.4 million in fiscal 2020.

●	Book value rose to $6.51 per share, as compared to $1.63 per share in fiscal 2020.

Portal Momentum Discussion - First Nine Months of Fiscal 2022

$16.1 million dollars were invested through the platform in the first nine months of fiscal 2022, up 66% from the first nine months of last year. During the same period, there were 1.2 million unique visitors to netcapital.com, an increase of 69%, while new investor accounts grew by 47%.

Financial Highlights – First Nine Months Fiscal 2022

●	Net income increased by $2,900,725, or more than 2,800%, to $3,004,260 for the nine months ended January 31, 2022, from $103,535 in the nine months ended January 31, 2021.

●	Equity securities at fair value increased by $7.5 million or 202%, to $11.3 million as of January 31, 2022, from $3.7 million as of January 31, 2021.

●	Book value increased by $2.48 per share, or 42%, to $8.31 as of January 31, 2022, from $5.83 as of January 31, 2021.

Marketable Securities

We have, from time to time, received equity securities in exchange for consulting work. All investments are initially measured at cost and are evaluated each quarter for changes in estimated fair value.

Competition

We compete with a number of public and private companies that provide assistance with capital raising, strategy, technology consulting, and digital marketing. Most of our competitors have significant financial resources and occupy entrenched positions in the market with name-brand recognition. The majority of our capital raising and digital marketing business is on the Internet.

The barriers to entry into most Internet markets are relatively low, making them accessible to a large number of entities and individuals. We believe the principal competitive factors in our industry that create certain barriers to entry include, but are not limited to reputation, technology, financial stability and resources, proven track record of successful operations, critical mass, and independent oversight and transparency of business practices. While these barriers will limit those able to enter or compete effectively in the market, it is likely that new competitors as well as laws and regulations of governmental authority will be established in the future, in addition to our known current competitors.

We face significant competition in every aspect of our business, including from companies that facilitate online capital formation and the sharing of content and information, companies that enable marketers to display advertising, companies that distribute video and other forms of media content, and companies that provide development platforms for applications developers. We compete to attract, engage, and retain customers, to attract and retain marketers, and to attract and retain developers to build compelling applications that integrate with our products.

Increased competition from current and future competitors may in the future materially adversely affect our business, revenues, operating results and financial condition.

Government Regulation

We are subject, both directly and indirectly, to various laws and regulations relating to our business. If any of the laws are amended, compliance could become more expensive and directly affect our income. We intend to comply with such laws, but new restrictions may arise that could materially adversely affect our Company. Specifically, the SEC regulates our funding portal business, and our funding portal is also a member of FINRA and is regulated by FINRA. We are also subject to the USA Patriot Act of 2001, which contains anti-money laundering and financial transparency laws and mandates various regulations applicable to financial services companies, including standards for verifying client identification at account opening, and obligations to monitor client transactions and report suspicious activities. Anti-money laundering laws outside of the United States contain some similar provisions. Our failure to comply with these requirements as applicable to us could have a material adverse effect on us.

Employees

As of March 31, 2022, the Company had three members of its senior corporate personnel. As of March 31, 2022, we had approximately 40 employees, all of which were full time. None of our employees are unionized or covered by collective bargaining agreements, and we consider our current employee relations to be good.

Corporate History and Information

The company was incorporated in Utah in 1984 as DBS Investments, Inc. DBS merged with Valuesetters L.L.C. in December of 2003 and changed its name to Valuesetters, Inc. In November 2010, the company purchased NetGames.com to drive subscription revenue through online games such as chess.net. In the summer of 2017, Dr. Cecilia Lenk and Coreen Kraysler, CFA were hired to bring in consulting and advisory business. In November 2020, the company purchased Netcapital Funding Portal Inc. and changed the name of the parent company from Valuesetters, Inc. to Netcapital Inc., while the name of the consulting business was changed to Netcapital Advisors. In November 2021, the company purchased MSG Development Corp.

Our principal executive offices are located at State Street Financial Center, One Lincoln Street, Boston, Massachusetts and our telephone number is 781-925-1700. We maintain a website at www.netcapitalinc.com. Information contained on or accessible through our website is not, and should not be considered, part of, or incorporated by reference into, this prospectus and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus in deciding whether to purchase our securities.

PROPERTIES

We utilize an office at 1 Lincoln Street in Boston, Massachusetts. We currently pay rent of approximately $3,600 a month, and our lease agreement is through March 2022 for approximately 400 square feet in an office-suite location. The majority of our employees work remotely. We believe our current office space is suitable and adequate for its intended purposes and our near-term expansion plans.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus, as well as the Chief Executive Officer of our wholly-owned subsidiary, Netcapital Funding Portal Inc.:

Name	Age	Position
Cecilia Lenk	66	Chief Executive Officer and Chairman of the Board
Thomas H. Carmody	74	Director
Avi Liss	41	Director
Steven Geary	53	Director
Coreen Kraysler	57	Chief Financial Officer

Jason Frishman	29	Chief Executive Officer of Netcapital Funding Portal Inc.

Background Information about our Officers and Directors

Cecilia Lenk, Chairman of the Board and Chief Executive Officer

Cecilia Lenk has served as our Chairman of the Board and Chief Executive Officer since July 2017. Prior to that, she worked as a self-employed business consultant and a town councilor in Watertown, MA for five years.

Ms. Lenk has specialized in technology and health care. Formerly Vice President of Technology and Digital Design at Decision Resources Inc., a global company serving the biopharmaceutical market, she oversaw the implementation of new technologies, products, and business processes. Prior to joining Decision Resources, Cecilia founded a technology firm that built a patented platform for online research. She has managed large-scale technology projects for leading corporations, universities, government agencies, and major non-profit organizations.

Ms. Lenk has a Ph.D. in Biology from Harvard University and a B.A. from Johns Hopkins University in Geography and Environmental Engineering. She has served on a number of non-profit boards, including Chair of the Johns Hopkins Engineering Alumni. She is currently on the Alumni Advisory Board for the Hopkins School of Engineering.

Ms. Lenk brings to our Board key leadership experience in high-growth technology companies and possesses a strong mix of strategic, finance, and operating skills.

Thomas H. Carmody, Director

Thomas Carmody has served as a Director of the Company since August 2010. He has over 40 years of experience as a marketing executive. For the past five years he has worked as a self-employed marketing consultant for Summit International LLC. He formerly served, from 1994 through 2019, on the Board of Directors of Continental Materials Corporation, Chicago, Illinois, and on that company’s audit committee. Mr. Carmody also served as the Vice President of U.S. Operations and Vice President of the sports division at Reebok International Inc. from 1988 to 1996.

As a long-term marketing expert, Mr. Carmody brings strategic insight and extensive experience with product distribution to our Board. He also has significant experience serving on the board of another public company.

Avi Liss, Director and Secretary

Avi Liss has served as a Director and Secretary of the Company since August 2010. From August 2009 to present, he has served as the President of Liss Law, LLC, a law firm specializing in real estate conveyances. Prior to founding Liss Law, he worked as a judicial law clerk for the Honorable Stephen S. Mitchell, a bankruptcy court judge for the Eastern District of Virginia.

Mr. Liss is well qualified to serve as a director of the company due to his knowledge and working experience with legal governance matters.

Steven Geary, Director

Steven Geary has served as a Director of the Company since June 2006. Since 2009, he has served in several management positions at Statera and is currently the Vice President of Strategy and Business Development. From 2008 to 2009, he was the Chief Executive Officer of ImproveSmart, Inc. From April 2006 to June 2008, he served as our President and Chief Operating Officer, and as our Chief Executive Officer from June 2008 to December 2009.

Mr. Geary has significant business development and brand marketing expertise in consumer products and services.

Coreen Kraysler, CFA, Chief Financial Officer

Coreen Kraysler has served as the Chief Financial Officer of the Company since September 2017.

Ms. Kraysler is a Chartered Financial Analyst, with over 30 years of investment experience. Formerly a Senior Vice President and Principal at Independence Investments, she managed several 5-star rated mutual funds as well as institutional accounts and served on the Investment Committee. She also worked at Eaton Vance as a Vice President, Equity Analyst on the Large and Midcap Value teams. A specialist in financial services, household and consumer products, she guest lectures at local colleges and universities. She received a B.A. in Economics and French, Cum Laude, from Wellesley College and a Master of Science in Management from MIT Sloan.

Jason Frishman, CEO Netcapital Funding Portal Inc.

Jason Frishman is the founder and CEO of Netcapital Funding Portal Inc. and serves as a mentor and advisor for early stage companies in order to help reduce the systemic inefficiencies early-stage companies face in securing capital. He currently holds advisory positions at leading organizations in the financial technology ecosystem and has spoken as an external expert at Morgan Stanley, University of Michigan, YPO, and others. Jason has a background in the life sciences and previously conducted research in medical oncology at the Dana Farber Cancer Institute and cognitive neuroscience at the University of Miami, where he graduated summa cum laude with a B.S. in Neuroscience.

Term of Office

All our directors will hold office until their successors have been elected and qualified or appointed or the earlier of their death, resignation or removal. Executive officers are appointed and serve at the discretion of the Board.

Family Relationships

There are no family relationships among our directors or officers.

Board Composition

Our bylaws provide that the size of our Board will be determined from time to time by resolution of our Board. Currently, the board comprises four members, three of whom qualify as “independent” directors under any applicable standard.

Election of Directors

Our bylaws provide that members of our board or directors will be elected by a majority vote of our stockholders.

Director Independence

Our common stock is currently quoted on the OTCQX market. To be eligible for the OTCQX market, the Company is required to have a board of directors that includes at least two independent directors, and the Company must have an audit committee, a majority of the members of which are independent directors. Nasdaq Rule 5065(b) requires that “[a] majority of the board of directors must be comprised of Independent Directors as defined in Rule 5605(a)(2).” Pursuant to these requirements, Avi Liss, Thomas Carmody, and Steven Geary are independent members of our Board.

Arrangements between Officers and Directors

Except as set forth herein, to our knowledge, there is no arrangement or understanding between any of our officers or directors and any other person pursuant to which the officer or director was selected to serve as an officer or director.

Board Meetings and Committees; Management Matters

Board Committees

Effective as of the effective date of the registration statement of which this prospectus forms a part, the Company’s Board will establish three standing Nasdaq compliance committees: Audit, Compensation, and Nominating and Corporate Governance. While we currently have an audit committee, such committee will be reconfigured to be in compliance with the Nasdaq governance standards effective as of the effective date of the registration statement of which this prospectus forms a part requiring that all members of such committee be independent. Currently, Cecelia Lenk serves on our audit committee. Effective as of the effective date of the registration statement of which this prospectus forms a part, our audit committee will consist of Avi Liss, Thomas Carmody, and Steven Geary. Each of the committees will operate pursuant to its charter. The committee charters will be reviewed annually by the Nominating and Corporate Governance Committee. If appropriate, and in consultation with the chairs of the other committees, the Nominating and Corporate Governance Committee may propose revisions to the charters. The responsibilities of each committee are described in more detail below.

Our Board took actions by written consent on five occasions during the fiscal year ended April 30, 2021. No fees are paid to directors for attendance at meetings or for agreeing to a unanimous consent or the Board.

Compensation Committee

Effective as of the effective date of the registration statement of which this prospectus forms a part, our Board will establish a Compensation Committee. Our Compensation Committee will consist of Avi Liss, Thomas Carmody, and Steven Geary.

The Compensation Committee oversees our compensation policies, plans and programs, and to review and determine the compensation to be paid to our executive officers and directors. In addition, the Compensation Committee has the authority to act on behalf of the Board in fulfilling the Board’s responsibilities with respect to compensation-based and related disclosures in filings as required by the Securities and Exchange Commission. This committee had no meetings in fiscal 2021.

Nominating and Corporate Governance Committee

Effective as of the effective date of the registration statement of which this prospectus forms a part, our Board will establish a Nominating and Governance Committee. Our Nominating and Governance Committee will consist of Avi Liss, Thomas Carmody, and Steven Geary.

The Nominating and Corporate Governance Committee (i) oversees our corporate governance functions on behalf of the Board; (ii) makes recommendations to the Board regarding corporate governance issues; (iii) identify and evaluate candidates to serve as our directors consistent with the criteria approved by the Board and reviews and evaluates the performance of the Board; (iv) serves as a focal point for communication between director candidates, non-committee directors and management; (v) selects or recommends to the Board for selection candidates to the Board, or, to the extent required below, to serve as nominees for director for the annual meeting of shareholders; and (vi) makes other recommendations to the Board regarding affairs relating to our directors. This committee held no meetings in fiscal 2021.

Audit Committee

Effective as of the effective date of the registration statement of which this prospectus forms a part, our Audit Committee members will consist of Thomas Carmody, Avi Liss and Steven Geary. Each of the members of our Audit Committee is an independent director under the Nasdaq listing rules, satisfies the additional independence criteria for Audit Committee members and satisfies the requirements for financial literacy under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act, as applicable.

Our board has also determined that Mr. Geary qualifies as an Audit Committee financial expert within the meaning of the applicable rules and regulations of the SEC and satisfies the financial sophistication requirements of the Nasdaq listing rules.

Our Audit Committee oversees our corporate accounting and financial reporting process and assists our Board in monitoring our financial systems and our legal and regulatory compliance. Our Audit Committee also:

●	oversees the work of our independent auditors;

●	approves the hiring, discharging and compensation of our independent auditors;

●	approves engagements of the independent auditors to render any audit or permissible non-audit services;

●	reviews the qualifications, independence and performance of the independent auditors;

●	reviews our financial statements and our critical accounting policies and estimates;

●	reviews the adequacy and effectiveness of our internal controls;

●	reviews our policies with respect to risk assessment and risk management;

●	reviews and monitors our policies and procedures relating to related person transactions; and

●	reviews and discusses with management and the independent auditors the results of our annual audit, our quarterly financial statements and our publicly filed reports.

As of the effective date of this registration statement, our Audit Committee will operate under a written charter approved by our Board and that satisfies the applicable rules and regulations of the SEC and the listing requirements of Nasdaq. The charter is available on the corporate governance section of our website, which is located at www.netcapitalinc.com

Code of Ethics

We have adopted a Code of Ethics and Business Conduct applicable to our directors, officers and employees, in accordance with Section 406 of the Sarbanes-Oxley Act, the rules of the SEC promulgated thereunder, and the Nasdaq listing rules. We have filed a copy of our form of the Code of Ethics and Business Conduct as an exhibit to the registration statement of which this prospectus is a part. You will be able to review this document by accessing our public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics and Business Conduct will be provided without charge upon request from us. See the section of this prospectus entitled “Where You Can Find Additional Information.” If we make any amendments to our Code of Ethics and Business Conduct other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics and Business Conduct applicable to our principal executive officer, principal financial officer principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or Nasdaq rules, we will disclose the nature of such amendment or waiver in a Current Report on Form 8-K. We also intend to post any amendments to our Code of Ethics and Business Conduct, or any waivers of its requirements, on our website, www.netcapitalinc.com.

Limitation of liability and indemnification matters

Our articles of incorporation contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Utah law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, unless the director engaged in gross negligence, willful misconduct or intentional infliction of harm on the corporation or its shareholders, or an intentional violation of criminal law.

We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions in our articles of incorporation and the indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions included in our articles of incorporation may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to Cecilia Lenk, our Chief Executive Officer, Coreen Kraysler, our Chief Financial Officer and Carole Murko, our former Chief Marketing Officer, or, collectively, the Named Executive Officers. We have no other executive officers. Also included in the table below is the compensation for the highest paid employee of our wholly-owned subsidiary, Netcapital Funding Portal Inc., but who is not an executive officer of the Company.

Summary Executive Compensation Table

						Non-equity	Change in pension value and nonqualified
Name						incentive	deferred
and				Stock	Option	plan	compensation	All other
principal		Salary	Bonus	awards	awards	compensation	earnings	compensation	Total
position	Fiscal Year	($)	($)	($)(1)	($)	($)	($)	($)	($)

Cecilia	2021	81,431	0	161,107	0	0	0	0	242,538
Lenk, CEO	2020	0	5,000	112,035	0	0	0	0	117,035

Coreen	2021	81,431	0	161,107	0	0	0	0	242,538
Kraysler, CFO	2020	0	15,000	112,035	0	0	0	0	127,035

Carole	2021	88,431	0	31,693	0	0	0	0	120,124
Murko, former CMO (until January 7, 2022)(2)	2020	0	0	7,061	0	0	0	0	7,061
Jason Frishman, CEO Netcapital Funding Portal	2021 2020	114,284 60,000							114,284

(1)	Represents the dollar amount of vested equity awards during the fiscal year.
(2)	Ms. Murko received severance of $7,384.50 and her 8,885 unvested shares vested upon termination, both pursuant to a separation agreement.

Director Compensation

We have not paid any cash compensation to our directors in their capacity as such.

On February 9, 2022, we issued to each of our three independent board members, options to purchase 5,000 shares of common stock under the 2021 Equity Incentive Plan which will be exercisable at a per share exercise price of $10.50, that is out-of-the-money at time of issuance and expire ten years after the date of grant.

We issued Avi Liss 10,000 shares of our common stock valued at $7.50 per share on November 18, 2021 in consideration of his services as a director of the Company

Officer Compensation

Beginning in fiscal 2021, we pay each of our Named Executives Officers an annual salary of $96,000 per annum. Each Named Executive Officer has also received varying amounts of equity awards for their services. In addition to base pay, Carole Murko earned commissions on certain transactions.

Outstanding Equity Awards at Fiscal Year-End

On March 10, 2020, Carole Murko received a grant of 12,500 shares of common stock that vests over a 48-month period. As of April 30, 2021, 8,855 shares remained unvested. These shares were fully vested upon Ms. Murko’s termination pursuant to the terms of a separation agreement.

Employment Agreements

We currently do not have any employment agreements with our executive officers. Prior to the termination of Carole Murko on January 7, 2022, we had an employment agreement with her as described below:

Employment Agreement with Carole Murko

We entered into an employment agreement with Carole Murko on March 10, 2020 pursuant to which we employed Ms. Murko as our Director of Busines Development. The agreement was for an initial term of four years. The agreement provided for an annual base salary during the term of the agreement of $1.00 plus a commission of 20% of the cash collected from revenues generated directly by Ms. Murko plus an unvested grant of stock-based compensation of 12,500 shares (after giving effect to the November 2020 1-for-2000 reverse stock split) of restricted stock. The stock vested over a 48 month period in equal installments of 260 shares per month. Ms. Murko is eligible for periodic bonuses or for additional salary in addition to her base salary.

The agreement also contained the following material provisions: eligible to participate in all employee fringe benefits and any pension and/or profit share plans; eligible to participate in any medical and health plans; entitled to up to eight weeks of paid time off; entitled to sick leave, sick pay and disability benefits; entitled to reimbursement for all reasonable and necessary business expenses. If Ms. Murko was to be terminated for any reason other than “cause” prior to the end of her term, then the Company will have no claim on the unvested portion of her 12,500 shares. If Ms. Murko resigned without “good reason” or retired before the end of her term, the unvested shares would have been returned to the Company. Ms. Murko agreed to non-compete and non-solicit terms under her agreement.

 Compensation Plans

2021 Equity Incentive Plan

In November 2021, our Board adopted the 2021 Equity Incentive Plan, or the Plan. An aggregate of 300,000 shares of our common stock is reserved for issuance and available for awards under the Plan, including incentive stock options granted under the Plan. The Plan administrator may grant awards to any employee, director, consultant or other person providing services to us or our affiliates. As of April 8, 2022, we had awarded an aggregate of 271,000 options to purchase shares of common stock to directors and there remain 29,000 shares for grant under the Plan.

The Plan is administered by our Board. The Plan administrator has the authority to determine, within the limits of the express provisions of the Plan, the individuals to whom awards will be granted, the nature, amount and terms of such awards and the objectives and conditions for earning such awards. Our Board may at any time amend or terminate the Plan, provided that no such action may be taken that adversely affects any rights or obligations with respect to any awards previously made under the Plan without the consent of the recipient. No awards may be made under the Plan after the tenth anniversary of its effective date.

Awards under the Plan may include incentive stock options, nonqualified stock options, stock appreciation rights (“SARs”), restricted shares of common stock, restricted stock units, performance share awards, stock bonuses and other stock-based awards and cash-based incentive awards.

Stock Options. The Plan administrator may grant to a participant options to purchase our common stock that qualify as incentive stock options for purposes of Section 422 of the Internal Revenue Code (“incentive stock options”), options that do not qualify as incentive stock options (“non-qualified stock options”) or a combination thereof. The terms and conditions of stock option grants, including the quantity, price, vesting periods, and other conditions on exercise will be determined by the Plan administrator. The exercise price for stock options will be determined by the Plan administrator in its discretion, but non-qualified stock options and incentive stock options may not be less than 100% of the fair market value of one share of our company’s common stock on the date when the stock option is granted. Additionally, in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of our stock on the date of grant, the exercise price may not be less than 110% of the fair market value of one share of common stock on the date the stock option is granted. Stock options must be exercised within a period fixed by the Plan administrator that may not exceed ten years from the date of grant, except that in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of our stock on the date of grant, the exercise period may not exceed five years. At the Plan administrator’s discretion, payment for shares of common stock on the exercise of stock options may be made in cash, shares of our common stock held by the participant or in any other form of consideration acceptable to the Plan administrator (including one or more forms of “cashless” or “net” exercise).

Stock Appreciation Rights. The Plan administrator may grant to a participant an award of SARs, which entitles the participant to receive, upon its exercise, a payment equal to (i) the excess of the fair market value of a share of common stock on the exercise date over the SAR exercise price, times (ii) the number of shares of common stock with respect to which the SAR is exercised. The exercise price for a SAR will be determined by the Plan administrator in its discretion; provided, however, that in no event shall the exercise price be less than the fair market value of our common stock on the date of grant.

Restricted Shares and Restricted Units. The Plan administrator may award to a participant shares of common stock subject to specified restrictions (“restricted shares”). Restricted shares are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified forfeiture period and/or the attainment of specified performance targets over the forfeiture period. The Plan administrator also may award to a participant units representing the right to receive shares of common stock in the future subject to the achievement of one or more goals relating to the completion of service by the participant and/or the achievement of performance or other objectives (“restricted units”). The terms and conditions of restricted share and restricted unit awards are determined by the Plan administrator.

Stock Bonuses. Stock bonuses may be granted as additional compensation for service or performance and may be settled in the form of common stock, cash or a combination thereof, and may be subject to restrictions, which may vest subject to continued service and/or the achievement of performance conditions.

Performance Awards. The Plan administrator may grant performance awards to participants under such terms and conditions as the Plan administrator deems appropriate. A performance award entitles a participant to receive a payment from us, the amount of which is based upon the attainment of predetermined performance targets over a specified award period. Performance awards may be paid in cash, shares of common stock or a combination thereof, as determined by the Plan administrator.

Other Stock-Based Awards. The Plan administrator may grant equity-based or equity-related awards, referred to as “other stock-based awards,” other than options, SARs, restricted shares, restricted units, or performance awards. The terms and conditions of each other stock-based award will be determined by the Plan administrator. Payment under any other stock-based awards will be made in common stock or cash, as determined by the Plan administrator.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Transactions with Related Parties

Our Chief Executive Officer or our Chief Financial Officer must review and approve certain transactions between us and Related Parties (as defined below). A “Related-Party Transaction” is defined as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant.

For the purposes of our Related-Party Transactions, a “Related Party” is defined as: any person who is, or at any time since the beginning of our last two fiscal years was, a director or executive officer or a nominee to become a director; any person who is known to be the beneficial owner of more than ten percent of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and any person (other than a tenant or employee) sharing the household of any of the foregoing persons; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of 10% or more.

Transactions with Related Parties

Below we describe transactions and any series of related transactions to which we were a party, or may be a party, and which we have entered into since April 30, 2019.

The Company’s majority shareholder, Netcapital Systems LLC, owns 1,671,360 shares of common stock, or approximately 58% of the outstanding common stock of the Company as of January 31, 2022. The Company has a demand note payable to Netcapital Systems LLC of $4,660. In addition, as of April 30, 2021, the Company accrued a payable of $3,817,516 for supplemental consideration owed in conjunction with its purchase of Netcapital Funding Portal Inc., which was reduced to $294,054 as of January 31, 2022, because of the issuance to 361,736 shares of common stock, valued at $3,523,462. In total, the Company owed our largest shareholder $298,714 and $3,822,116 as of January 31, 2022 and April 30, 2021, respectively. The Company paid our majority shareholder $257,429 and $100,000 in the nine- and three-month periods ended January 31, 2022, respectively, and $100,000 and $0 in the fiscal years ended April 30, 2021 and 2020, respectively, for use of the software that runs our website www.netcapital.com.

Compensation to officers in the fiscal years ended April 30, 2021 and 2020 consisted of common stock valued at $353,907 and $231,131, respectively, and cash compensation of $332,724 and $72,000, respectively. Compensation to officers in the nine- and three-month periods ended January 31, 2022 consisted of common stock valued at $190,763 and $89,436, respectively, and cash salary of $217,688 and $73,688, respectively. Netcapital Systems LLC entered into an agreement with us on November 5, 2020 pursuant to which they agreed to vote their shares of common stock to support the resolutions of our Board on any matters brought to a shareholder vote.

Compensation to a related party consultant in the fiscal years ended April 30, 2021 and 2020 consisted of common stock valued at $76,882 and $49,711, respectively, and cash compensation of $81,431 and $26,200, respectively. Compensation to a related party consultant in the nine- and three-month periods ended January 31, 2022 consisted of common stock valued at $25,908 and $0 respectively, and cash wages of $45,000 and $15,000, respectively. Compensation to this related party consultant in the years ended April 30, 2021 and 2020 consisted of common stock valued at $76,882 and $49,711, respectively, and cash compensation of $81,431 and $26,200, respectively. This consultant is also the controlling shareholder of Zelgor Inc. and the Company earned revenues from Zelgor Inc. of $1,400,000 in the year ended April 30, 2021.

Compensation to board members of Netcapital Systems LLC in the nine- and three-month periods ended January 31, 2022 consisted of common stock valued at $19,378 and $0, respectively, and cash wages of $96,000 and $24,000, respectively. Compensation to managers of Netcapital Systems LLC in the nine and three-month periods ended January 31, 2021 consisted of common stock valued at $58,135 and $19,378, respectively, and cash wages of $141,308 and $48,000, respectively. Compensation to two board members of Netcapital Systems LLC amounted to $162,123 and $0 in the fiscal years ended April 30, 2021 and 2020, respectively. One of these board members also received stock-based compensation of $76,882 and $49,711 for the years ended April 30, 2021 and 2020, respectively.

We owe Steven Geary, a director, $31,680 as of January 31, 2022 and April 30, 2021. This obligation is not interest bearing. $16,680 is recorded as a related party trade accounts payable and $15,000 as a related party note payable. We have no signed agreements for the indebtedness to Mr. Geary. This loan is due on demand.

The Company advanced $240,080, as of January 31, 2022, and $122,914 as of April 30, 2021, to an affiliate, 6A Aviation Alaska Consortium, Inc., in conjunction with a land lease in an airport in Alaska. Our Chief Executive Officer is also the Chief Executive Officer of 6A Aviation Alaska Consortium, Inc.

As of April 30, 2021 and 2020, we owed $9,490 and $0, respectively, to a company controlled by one of our directors. We paid cash compensation of $29,738 and $0 to this director for the years ended April 30, 2021 and 2020, and for the nine- and three-month periods ended January 31, 2021, respectively. No cash compensation was paid to this director in fiscal 2022. On April 30, 2020, we sold 722 membership interest units (the "Units") of Netcapital Systems LLC to a company controlled by this related party at a price of $91.15 per Unit for a total of $65,823, which paid off all debt and accrued interest payable to the related party as of that date. The price per Unit was similar to an offer to purchase Units directly from Netcapital Systems LLC.

In November 2021, we issued a member of our Board 10,000 shares of common stock for his service as a member of our board and audit committee, valued at $100,000.

On February 2, 2022, the Company granted to members of our Board an aggregate of 25,000 options to purchase shares of our common stock at a exercise price of $10.50 per share. An option to purchase 10,000 shares of common stock was granted to the Chairman of the Board and each of the three independent board members received an option to purchase 5,000 shares of common stock. The options vest on a monthly basis over 48 months and expire in 10 years.

Coreen Kraysler, our Chief Financial Officer, has personally guaranteed a $500,000 promissory note from the U.S. Small Business Administration. The note bears interest at an annual rate of 3.75%, has a 30-year term, and monthly payments of $2,594 are scheduled to begin on June 17, 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of and percent of the Company’s common stock beneficially owned as of April 8, 2022, by (i) each person (or group of affiliated persons) who is known by us to own more than five percent (5%) of the outstanding shares of our Common Stock, (ii) each director, executive officer and director nominee, and (iii) all of our directors, executive officers and director nominees as a group, immediately prior to this offering, and immediately after the closing of this offering, as adjusted to reflect the assumed sale of the units but without giving effect to the exercise of the warrants forming part of the units or the representative warrants or the exercise of the Representative’s over-allotment option. The percentage of shares beneficially owned before the offering is computed based on 2,896,844 shares of our common stock outstanding as of April 8, 2022.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to such securities. In addition, pursuant to such rules, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 8, 2022. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the beneficial owners named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws. The inclusion in the table below of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Name and Address
of Beneficial Owner (1)	Number of Shares	Percent of Common Stock*
5% Stockholders:
Netcapital Systems LLC (2)	1,671,360	57.7%
Officers and Directors:
Cecilia Lenk (3)	23,333	**%
Coreen Kraysler (4)	24,167	**%
Avi Liss (5)	11,417	**%
Steven Geary (5)	10,717	**%
Tom Carmody (5)	2,917	**%

Officers and Directors as a group (5 persons)	72,550	2.50%

* Based on 2,896,844 shares of common stock outstanding as of April 8, 2022. ** Less than 1%
(1)	Unless otherwise noted, the business address of each member of our Board is c/o Netcapital Inc. 1 Lincoln Street, Boston Massachusetts 02111.
(2)	The natural person with investment control over the securities held by Netcapital Systems LLC is Jason Frishman. Voting control over the securities has been given to the Board.

(3) Includes 833 shares of common stock subject to stock options that are presently exercisable or exercisable within 60 days after April 8, 2022.

(4) Includes 1,667 shares of common stock subject to stock options that are presently exercisable or exercisable within 60 days after April 8, 2022.

(5) Includes 417 shares of common stock subject to stock options that are presently exercisable or exercisable within 60 days after April 8, 2022.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was a limited public market for our common stock, and a liquid trading market for our common stock may not develop or be sustained after this offering. Future sales of substantial amounts of our common stock in the public market, or the anticipation of such sales, could adversely affect prevailing market prices of our common stock from time to time and could impair our future ability to raise equity capital in the future. Furthermore, when additional shares of our common stock are available for sale shortly after this offering due to certain contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after such restrictions lapse, or the anticipation of such sales, could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

Prior to the completion of this offering, there were 2,896,844 shares of common stock outstanding. Of the 2,896,844 shares of common stock outstanding, 250,000 shares of common stock previously were registered for resale under the Securities Act.

Upon the completion of this offering, we will have a total of [●] shares of common stock outstanding based upon 2,896,844 shares outstanding and the sale of [●] shares of common stock included in the units and assuming no exercise by the Representative of the over-allotment option to purchase additional units, and no exercise or conversion of outstanding options, warrants, or other securities convertible into or exchangeable for shares of our common stock (including the warrants sold in this offering). Of such outstanding shares:

·	all of the shares of common stock sold in this offering will be freely tradable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with the Rule 144 limitations described below; and

·	of the 2,896,844 shares outstanding prior to this offering [●] shares will be subject to the lock-up agreements described below, of which [●] shares are held by non-affiliates of the Company and may be sold immediately upon the expiration of the lock-up agreements, and [●] shares which are held by affiliates of the Company and subject to sale in compliance with the Rule 144.

Sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate. See “Risk Factors— Sales of a substantial number of shares of our common stock following this offering may adversely affect the market price of our common stock and the issuance of additional shares will dilute all other stockholders.”

Lock-Up Agreements

We and our directors, officers and certain holders who own in the aggregate 5% or more of the outstanding shares of common stock as of the effective date of the registration statement related to this offering (and all holders of securities exercisable for or convertible into shares of common stock) will enter into customary “lock-up” agreements pursuant to which such persons and entities will agree not to offer, issue, sell, contract to sell, pledge, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of six months after the date of this prospectus in the case of our directors and officers, and for a period of three months after the date of this offering in the case of any other 5% or greater holder and the company. The Representatives may, in their discretion, release any of the securities subject to these lock-up agreements at any time. Please see “Underwriting—Lock-Up Agreements” for a discussion of the terms of these agreements.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of the shares of common stock then outstanding, which will equal approximately [●] shares, based on the number of shares of our common stock outstanding upon completion of this offering; or

•	The average weekly trading volume of the shares of common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

DESCRIPTION OF SECURITIES

General

Our articles of incorporation authorize the issuance of up to 900,000,000 shares of common stock, par value of $0.001 per share.

As of April 8, 2022, there were 2,896,844 shares of our common stock outstanding.

Common Stock

The holders of shares of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably such dividends, if any, as may be declared by our Board out of legally available funds; however, the current policy of our Board is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive rights.

Other Convertible Securities

As of April 8, 2022, in addition to the securities described above, there are options outstanding to purchase up to 271,000 shares of common stock under the 2021 Incentive Plan, with 29,000 shares available for future issuance.

Anti-Takeover Effects of Utah Law and Our Articles of incorporation and Bylaws

The provisions of Utah law, our articles of incorporation and our bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our Company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our Board. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Articles of Incorporation and Bylaw Provisions

Our articles of incorporation and our bylaws include several provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

•

Board of directors’ vacancies. Our articles of incorporation and bylaws provide that newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board for any reason except the removal of directors without cause may be filled by a vote of the majority of directors then in office, although less than a quorum exists. Vacancies occurring by reason of the removal of directors without cause shall be filled by vote of the stockholders. A director elected to fill a vacancy caused by resignation, death or removal shall be elected to hold office for the unexpired term of his predecessor. In addition, the number of directors constituting our Board is permitted to be set only by a resolution adopted by our Board. These provisions prevent a stockholder from increasing the size of our Board and then gaining control of our Board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our Board but promotes continuity of management.

•	Special meeting of stockholders. Our bylaws provide that special meetings of our stockholders may be called only by our president or any two directors, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

•	No cumulative voting. The Utah Business Corporation Act provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation's articles of incorporation provide otherwise. Our articles of incorporation do not provide for cumulative voting.

Limitations of Liability and Indemnification Matters

For a discussion of liability and indemnification, please see the section titled “Management—Limitation of Liability and Indemnification.”

Transfer Agent

The transfer agent and registrar for our common stock is Equity Stock Transfer LLC with its business address at 237 W 37th Street, Suite 602, New York, NY 10018. Its telephone number is (212) 575-5757 and its email address is info@equitystock.com.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF THE COMPANY’S COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of the Company’s common stock but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling on the U.S. federal, state, or local tax considerations relevant to the Company’s operations or to the purchase, ownership or disposition of its shares, has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions, regulated investment companies or real estate investment trusts;

●	persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

●	tax-exempt organizations or governmental organizations;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of the Company’s capital stock (except to the extent specifically set forth below);

●	U.S. expatriates and certain former citizens or long-term residents of the United States;

●	partnerships or entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

●	persons who hold the Company’s common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

●	persons who hold or receive the Company’s common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	persons who do not hold the Company’s common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code; or

●	persons deemed to sell the Company’s common stock under the constructive sale provisions of the Internal Revenue Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds the Company’s common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold the Company’s common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of the Company’s common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder (other than a partnership) if you are any holder other than:

●	an individual citizen or resident of the United States (for U.S. federal income tax purposes);

●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, or other entity treated as such for U.S. federal income tax purposes;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Internal Revenue Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

Distributions

As described in “Dividend Policy,” the Company has never declared or paid cash dividends on its common stock and do not anticipate paying any dividends on its common stock in the foreseeable future. However, if the Company does make distributions on its common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both the Company’s current and its accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in the Company’s common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “— Gain on Disposition of common stock.”

Subject to the discussion below on effectively connected income, backup withholding and foreign accounts, any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. A non-U.S. holder of shares of the Company’s common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to the Company or its paying agent, either directly or through other intermediaries.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the United States) are generally exempt from the withholding tax described above. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of the Company’s common stock unless:

●	the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by you in the United States);

●	you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

●	the Company’s common stock constitutes a United States real property interest by reason of its status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of (i) the five-year period preceding your disposition of the Company’s common stock, or (ii) your holding period for its common stock.

The Company believes that it is not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether it is a USRPHC depends on the fair market value of its U.S. real property relative to the fair market value of its other business assets, there can be no assurance that the Company will not become a USRPHC in the future. Even if it becomes a USRPHC, however, as long as the Company’s common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of (i) the five-year period preceding your disposition of the Company’s common stock, or (ii) your holding period for the Company’s common stock.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult any applicable income tax or other treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, the Company must report annually to the IRS, regardless of whether any tax was withheld, the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 24% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E, or another appropriate version of IRS Form W-8.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act, or FATCA, imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of the Company’s common stock paid to “foreign financial institutions” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of the Company’s common stock paid to a “non-financial foreign entity” (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends on our common stock, and under current transition rules, are expected to apply with respect to the gross proceeds from the sale or other disposition of the Company’s common stock on or after January 1, 2019. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in the Company’s common stock.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of the Company’s common stock, including the consequences of any proposed change in applicable laws.

Underwriting

ThinkEquity LLC is acting as the Representative. On                  , 2022 we entered into an underwriting agreement with the Representative (the “Underwriting Agreement”). Subject to the terms and conditions of the Underwriting Agreement, we have agreed to sell, and each underwriter named below has severally agreed to purchase, the number of shares of common stock listed next to each underwriter’s name in the following table, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus:

Underwriters	Number of Shares
ThinkEquity LLC.

Total

The underwriters have committed to purchase all of the shares of common stock offered by us in this offering, other than those covered by the over-allotment option described below. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the Underwriting Agreement. Furthermore, pursuant to the Underwriting Agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties, such as receipt by the underwriters of officers’ certificates and legal opinions.

The underwriters are offering the shares subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer the shares to the public at the public offering price set forth on the cover of the prospectus. After the shares are released for sale to the public, the underwriters may from time to time change the offering price and other selling terms.

Over-Allotment Option

We have granted to the Representative an option, exercisable for 45 days from the closing date of this offering, to purchase up to additional shares of our common stock (15% of the shares sold in this offering) at the initial public offering price, less the underwriting discounts and commissions. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent that the option is exercised, each underwriter must purchase additional shares of our common stock in an amount that is approximately proportionate to that underwriter’s initial purchase commitment (set forth in the table above). Any shares of our common stock issued or sold under the option will be issued and sold on the same terms and conditions as the other shares of our common stock that are the subject of this offering.

Discounts and Commissions

The Representative has advised that the underwriters propose to offer the shares to the public at the public offering price per share set forth on the cover page of this prospectus. The underwriters may offer the shares to securities dealers at that price less a concession of not more than per share, of which up to may be re-allowed to other dealers.

The following table summarizes the public offering price, underwriting discounts and commissions, and proceeds to us before expenses assuming both no exercise and full exercise by the underwriters of the over-allotment option.

	Per Share	Without Over- Allotment	With Over- Allotment
Public offering price	$
Underwriting discount (7.5%) (1)	$
Proceeds, before expenses, to us	$

———————

(1)	We have agreed to pay a non-accountable expense allowance to the Representative equal to 1% of the gross proceeds received in this offering (excluding proceeds received from exercise of the underwriters’ over-allotment option) which is not included in the underwriting discounts and commission.

We have paid an expense deposit of $50,000 to the Representative, which will be applied against the Representative’s accountable out-of-pocket expenses (in compliance with FINRA Rule 5110(f)(2)(C)) that are payable by us in connection with this offering. We have agreed to reimburse the Representative for all expenses relating to the offering, including, without limitation, (a) all filing fees and communication expenses relating to the registration of the Shares to be sold in the offering (including the over-allotment Shares) with the SEC; (b) all filing fees and expenses associated with the review of the offering by FINRA; (c) all fees and expenses relating to the listing of such Shares on Nasdaq, including any fees charged by The Depository Trust Company (DTC) for new securities; (d) all fees, expenses and disbursements relating to background checks of the Company’s officers, directors and entities in an amount not to exceed $15,000 in the aggregate; (e) all fees, expenses and disbursements relating to the registration or qualification of such Shares under the “blue sky” securities laws of such states, if applicable, and other jurisdictions as the Representative may reasonably designate; (f) all fees, expenses and disbursements relating to the registration, qualification or exemption of such Shares under the securities laws of such foreign jurisdictions as the Representative may reasonably designate; (g) the costs of all mailing and printing of the underwriting documents (including, without limitation, the underwriting Agreement, any Blue Sky Surveys and, if appropriate, any agreement among Underwriters, selected dealers’ agreement, underwriters’ questionnaire and power of attorney), registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the Representative may reasonably deem necessary; (h) the costs and expenses of the public relations firm; (i) the costs of preparing, printing and delivering certificates representing the Shares; (j) fees and expenses of the transfer agent for the common Stock; (k) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to the Representative; (l) the costs associated with advertising the offering in the national editions of the Wall Street Journal and New York Times; (m) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones in such quantities as the Representative may reasonably request, in an amount not to exceed $3,000; (n) the fees and expenses of the Company’s accountants; (o) the fees and expenses of the Company’s legal counsel and other agents and representatives; (p) the fees and expenses of the Underwriter’s legal counsel not to exceed $125,000; (q) the $29,500 cost associated with the use of Ipreo’s book building, prospectus tracking and compliance software for the offering; (r) $10,000 for data services and communications expenses; (s) up to $10,000 of the Representative’s actual accountable “road show” expenses; and (t) up to $10,000 of the Representative’s market making and trading, and clearing firm settlement expenses for the offering.

We expect that the total expenses of the offering payable by us, excluding underwriting discount and commissions, will be approximately $ .

Representative’s Warrants

We have also agreed to issue to the Representative, at the closing of this offering, Representative’s Warrants to purchase up to an aggregate of shares of our common stock (5% of the shares of common stock sold in the offering, excluding any shares sold upon exercise of the Representative’s over-allotment option). The Representative’s Warrants are exercisable at a per share price equal to 125% of the public offering price per share in this offering (excluding the over-allotment option). The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, commencing on the six-month anniversary of the commencement of sales in this offering and expiring on the date that is four and a half years following the date that such warrants become exercisable. The registration statement of which this prospectus forms a part also registers the Representative’s Warrants and underlying shares of common stock.

The Representative’s Warrants are deemed underwriter compensation by FINRA and are, therefore, subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). The Representative (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the commencement of sales in this offering. In addition, the Representative’s Warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of this offering in compliance with FINRA Rule 5110(f)(2)(G)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of this offering in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the Representative’s Warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger, or consolidation. However, neither the Representative Warrant exercise price, nor the number of shares of common stock underlying such warrants, will be adjusted for issuances of shares of common stock by the Company at a price below the exercise price of the Representative’s Warrants.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, we and holders of 5% or greater of our outstanding shares have agreed, for a period of three (3) months from the closing date of this offering, and with respect to our executive officers and directors, for a period of six (6) months from the closing date of this offering, not to engage in any of the following, whether directly or indirectly, without the Representative’s consent: offer to sell, sell, contract to sell pledge, grant, lend, or otherwise transfer or dispose of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (the “Lock-Up Securities”); enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities; make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Lock-Up Securities; enter into any transaction, swap, hedge, or other arrangement relating to any Lock-Up Securities subject to customary exceptions; or publicly disclose the intention to do any of the foregoing. Additionally, the Company agrees that for a period of 24 months after the Offering it will not directly or indirectly in any “at-the-market”, continuous equity or variable rate transaction, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, without the prior written consent of the Representative.

Right of First Refusal

We have granted the Representative a right of first refusal, for a period of 24 months from the consummation of this offering, to act as sole investment banker, sole book-runner and/or sole placement agent, at the Representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such 24 month period, for us, or any successor to or any subsidiary of us, on terms customary for the Representative. The Representative will have the sole right to determine whether any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to this offering that may arise under the Securities Exchange Act of 1934 and from any breach of the representations and warranties contained in the Underwriting Agreement. We have further agreed to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Offer, Sale and Distribution of Shares

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Offer Restrictions Outside of the United States

Other than in the United States, no action has been taken that would permit a public offering of our common stock in any jurisdiction where action for the purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that country or jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities. An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);
●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or
●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 ;and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, or “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and
●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.
●	Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:
●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comiss&abreve;o do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares that the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that the underwriters purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares that the underwriters purchase in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive market making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The underwriters and their affiliates have in the past provided, and may in the future provide, various advisory, investment banking, commercial banking, financial advisory, brokerage or other services to us and our affiliates, for which services they have received, and may in the future receive, customary fees and expense reimbursement. We have no present arrangements with any of the underwriters for any further services.

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business for which they may receive customary fees and reimbursements of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by Sheppard Mullin Richter & Hampton, LLP, New York, New York. Sullivan & Worcester LLP, New York, New York, is acting as counsel to the underwriters.

EXPERTS

Our consolidated financial statements for the fiscal years ended April 30, 2021 and 2020, appearing herein, have been audited by Fruci & Associates II, PLLC, an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of that registration statement, does not contain all of the information set forth in the registration statement or the accompanying exhibits and schedules. Some items included in the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered in this prospectus, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract, agreement or any other document are summaries of the material terms of these contracts, agreements or other documents. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved.

A copy of the registration statement and the accompanying exhibits and schedules and our annual reports, quarterly reports, current reports, and proxy and information statements any other document we file may be obtained on the website the SEC maintains that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. Such filings are also available at our website at http://www.netcapitalinc.com. Website materials are not a part of this prospectus.

NETCAPITAL INC.
INDEX TO FINANCIAL STATEMENTS

Audited Consolidated Financial Statements	Page No.
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheets as of April 30, 2021 and 2020	F-4
Consolidated Statements of Income for the years ended April 30, 2021 and 2020	F-5
Consolidated Statements of Shareholders' Deficit for the years ended April 30, 2021 and 2020	F-6
Consolidated Statements of Cash Flows for the years ended April 30, 2021 and 2020	F-7
Notes to Consolidated Financial Statements	F-8

Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of January 31, 2022 and 2021	F-18
Condensed Consolidated Statements of Income for the Three and Nine Months Ended January 31, 2022 and 2021	F-19
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended January 31, 2022 and 2021	F-21
Condensed Consolidated Statements of Stockholders’ Equity Nine Months Ended January 31, 2022 and 2021	F-20
Notes to Condensed Consolidated Financial Statements	F-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of NetCapital Inc. (f/k/a Valuesetters, Inc.) and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of NetCapital Inc. and Subsidiaries (“the Company”) as of April 30, 2021 and 2020, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of April 30, 2021 and 2020, and the results of its operations and its cash flows for the each of the years in the two-year period ended April 30, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of Investments

Description of the Critical Audit Matter

As discussed in Note 10 to the consolidated financial statements, the Company has investments in several entities which require the Company to initially value based on offering prices that are not considered observable and to periodically evaluate potential impairment by assessing whether the carrying value of the investments exceeds the estimated fair value, or by monitoring observable price changes from orderly transactions to measure estimated fair value. Auditing management's analysis includes tests that are complex and highly judgmental due to the estimation required to determine the fair value of each of the underlying investees. In particular, fair value estimates are sensitive to significant assumptions and factors such as expectations about future market and economic conditions, revenue growth rates, strategic plans, and historical operating results, among others.

How the Critical Audit Matter Was Addressed in the Audit

Our principal audit procedures to evaluate management’s valuation of investments consisted of the following, among others:

1.	Obtain and test management assumptions and analysis.
2.	Obtain and review third-party market data, public filings, and funding activities of the investee entities.
3.	Assess management’s key indicators of the investee operations, including analysis of operational growth, public filings, and future strategic and funding plans.

Valuation of Intangibles

Description of the Critical Audit Matter

As discussed in Note 11 to the consolidated financial statements, the Company recognized $14.8 million of intangibles during November 2020, related to consideration paid for the acquisition of Netcapital Funding Portal Inc.

Management's intangible valuation was complex and highly judgmental due to the significant estimation required to determine the fair value of the identifiable intangible assets acquired within the underlying business unit. In particular, the fair value estimate was sensitive to significant assumptions, such as the Company’s financial forecast, revenue growth rate, and operating costs, which are impacted by expectations about future market and economic conditions, along with the Company’s historical operating results.

How the Critical Audit Matter Was Addressed in the Audit

Our principal audit procedures to evaluate management’s valuation of intangibles consisted of the following, among others:

1.	Obtain and review management’s analysis and projections of future growth rates, including assessing methodologies and testing significant assumptions underlying the data.
2.	Obtain and review data used in management’s analysis from third-party and public sources.
3.	Assess the historical basis for estimates of future operating results, including data based on our audit results and knowledge of the Company’s historical activity.
4.	Test the fair value of consideration exchanged and overall valuation of business combination.

We have served as the Company’s auditor since 2017. Spokane, Washington
August 31, 2021

F-1

NETCAPITAL INC.

YEARS ENDED APRIL 30, 2021 AND 2020

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONTENTS

Page

Consolidated Financial Statements

Consolidated Balance Sheets	F-3

Consolidated Statements of Operations	F-4

Consolidated Statements of Stockholders’ Equity	F-5

Consolidated Statements of Cash Flows	F-6

Notes to Consolidated Financial Statements	F-7 – F-15

F-2

NETCAPITAL INC.

Consolidated Balance Sheets

Assets:	April 30, 2021	April 30, 2020
Cash and cash equivalents	$2,473,959	$11,206
Accounts receivable net	1,356,932	—
Prepaid expenses	653,861	465,555
Total current assets	4,484,752	476,761

Deposits	6,300	6,300
Deferred tax assets	—	180,000
Purchased technology	14,803,954	143,455
Investment in affiliate	122,914	—
Equity securities at fair value	6,298,008	1,406,982
Total assets	$25,715,928	$2,213,498

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable
Trade	$308,506	$278,752
Related party	3,843,686	16,680
Accrued expenses	306,308	149,835
Stock subscription payable	1,199,996	—
Deferred revenue	622	656
Interest payable	116,483	31,235
Deferred tax liability	433,000	—
Related party debt	22,860	15,000
Secured note payable	1,000,000	1,000,000
Current portion of SBA loans	1,885,800	—
Loan payable - bank	34,324	34,324
Demand notes payable	—	7,860
Total current liabilities	9,151,585	1,534,342

Long-term liabilities:
Long-term SBA loans, less current portion	2,385,800	—
Total Liabilities	11,537,385	1,534,342

Commitments and contingencies	—	—

Stockholders' equity:
Common stock, $.001 par value; 900,000,000 shares authorized, 2,178,766 and 417,059 shares issued and outstanding	2,178	417
Capital in excess of par value	15,168,987	3,141,021
Accumulated deficit	(992,622)	(2,462,282)
Total stockholders' equity	14,178,543	679,156
Total liabilities and stockholders' equity	$25,715,928	$2,213,498

See Accompanying Notes to the Financial Statements

F-3

NETCAPITAL INC.
Consolidated Statements of Operations

	Year Ended	Year Ended
	April 30, 2021	April 30, 2020

Revenues	$4,721,003	$1,753,558
Costs of services	759,158	11,105
Gross profit	3,961,845	1,742,453

Costs and expenses:
Stock-based compensation	680,611	356,252
Consulting expense	6,580	102,600
Marketing	44,929	12,863
Rent	49,196	50,769
Payroll and payroll related expenses	3,117,075	—
General and administrative closts	464,955	72,747
Total costs and expenses	4,363,346	595,231
Operating income (loss)	(401,501)	1,147,222

Other income (expense):
Interest expense	(87,333)	(18,879)
Realized loss on sale of investments	—	(527,540)
Unrealized gain on equity securities	2,571,494	(185,952)
Other income	—	10,000
Total other income (expense)	2,484,161	(722,371)
Net income before taxes	2,082,660	424,851
Net income tax (expense) benefit:
Income taxes	(613,000)	(129,000)
Change in deferred tax assets	—	309,000
Net income tax (expense) benefit	(613,000)	180,000
Net income	$1,469,660	$604,851

Basic earnings per share	$1.18	$1.50
Diluted earnings per share	$0.89	$1.50

Weighted average number of common shares outstanding:
Basic	1,250,002	402,284
Diluted	1,647,295	402,284

See Accompanying Notes to the Financial Statements

F-4

NETCAPITAL INC.
Consolidated Statements of Stockholders' Equity
For the Years Ended April 30, 2021 and 2020

			Capial in
	Common Stock		Excess of	Accumulated	Total
	Shares	Amount	Par Value	Deficit	Equity
Balance, April 30, 2019	377,685	$378	$2,201,497	$(3,067,133)	$(865,258)
Q1 stock-based compensation	1,406	1	19,687	—	19,688
Net income, July 31, 2019	—	—	—	24,475	24,475
Balance, July 31, 2019	379,091	379	2,221,184	(3,042,658)	(821,095)

Q2 stock-based compensation	37,656	38	917,305	—	917,343
Net income, October 31, 2019	—			542,451	542,451
Balance, October 31, 2019	416,747	417	3,138,489	(2,500,207)	638,699

Q3 stock-based compensation	156	—	1,500	—	1,500
Net income, January 31, 2020	—	—	—	595,174	595,174
Balance, January 31, 2020	416,903	417	3,139,989	(1,905,033)	1,235,373

Q4 stock-based compensation	156	—	1,032	—	1,032
Net loss, April 30, 2020	—	—	—	(557,249)	(557,249)
Balance, April 30, 2020	417,059	417	3,141,021	(2,462,282)	679,156

Q1 stock-based compensation	156	—	1,406	—	1,406
Net income, July 31, 2020	—	—	—	30,871	30,871
Balance, July 31, 2020	417,215	417	3,142,427	(2,431,411)	711,433

Q2 stock-based compensation	2,240	2	18,555	—	18,557
Net income, October 31, 2020	—	—	—	30,022	30,022
Balance, October 31, 2020	419,455	419	3,160,982	(2,401,389)	760,012

Shares issued to acquire funding portal	1,666,360	1,666	11,329,582	—	11,331,248
Return of shares of common stock	(5,000)	(5)	5	—	—
Q3 stock-based compensation	937	1	6,239	—	6,240
Net income, January 31, 2021	—	—	—	42,642	42,642
Balance, January 31, 2021	2,081,752	2,081	14,496,808	(2,358,747)	12,140,142

Q4 stock-based compensation	95,937	96	657,180	—	657,276
Shares issued for debt settlement	1,077	1	14,999	—	15,000
Net income, April 30, 2021				1,366,125	1,366,125
Balance, April 30, 2021	2,178,766	$2,178	$15,168,987	$(992,622)	$14,178,543

See Accompanying Notes to the Financial Statements

F-5

NETCAPITAL INC.
Consolidated Statements of Cash Flows

	April 30, 2021	April 30, 2020
OPERATING ACTIVITIES
Net income	$1,469,660	$604,851
Adjustment to reconcile net income (loss) to net cash used in operating activities:
Stock-based compensation	680,611	356,252
Non-cash revenue from the receipt of equity	(2,319,532)	(1,538,980)
Provision for bad debts	60,325	—
Impairment of assets	—	185,952
Unrealized gain on equity securities	(2,571,494)	527,540
Changes in deferred taxes	613,000	(180,000)
Changes in non-cash working capital balances:
Accounts receivable	(1,417,257)	6,000
Contract receivable	—	15,000
Prepaid expenses	(35,913)	—
Accounts payable and accrued expenses	172,204	18,680
Deferred revenue	(34)	(15,055)
Accrued interest payable	85,248	—
Related party payable	12,314	16,156
Net cash used in operating activities	(3,250,868)	(3,604)

INVESTING ACTIVITIES
Proceeds from purchase of funding portal subsidiary	364,939	—
Investment in affiliate	(122,914)	—
Net cash provided by investing activities	242,025	—

FINANCING ACTIVITIES
Proceeds from SBA loans	4,271,600	—
Proceeds from stock subscriptions	1,199,996	—
Payment on related party note	—	(4,300)
Cash flow provided by (used in) financing activities	5,471,596	(4,300)

Net increase (decrease) in cash	2,462,753	(7,904)
Cash and cash equivalents, beginning of the period	11,206	19,110
Cash and cash equivalents, end of the period	$2,473,959	$11,206

Supplemental disclosure of cash flow information:
Cash paid for taxes	$4,988	$—
Cash paid for interest	$2,067	$2,723

Supplemental Non-Cash Investing and Financing Information:
Common stock issued as prepaid compensation	$646,500	$—
Common stock issued to purchase subsidiary	$11,331,248	$—

See Accompanying Notes to the Financial Statements

F-6

NETCAPITAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED APRIL 30, 2021 AND 2020

1. Description of Business and Summary of Accounting Principles

Description of Business and Concentrations

Netcapital Inc. (“Netcapital,” “we,” “our,” or the “Company”) is a fintech company with a scalable technology platform that allows private companies to raise capital online and provides private equity investment opportunities to investors. The company's consulting group, Netcapital Advisors, provides marketing and strategic advice and takes equity positions in select companies with disruptive technologies. The Netcapital funding portal is registered with the U.S. Securities & Exchange Commission (SEC) and is a member of the Financial Industry Regulatory Authority (FINRA), a registered national securities association.

The consolidated financial statements are presented in United States dollars and have been prepared in accordance with generally accepted accounting principles in the United States of America.  The Company’s fiscal year end is April 30.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of significant intercompany balances and transactions. The wholly owned subsidiaries are Netcapital Funding Portal Inc., an equity-based funding portal registered with the SEC, Netcapital Advisors Inc., which provides marketing and strategic advice to select companies, and AthenaSoft Corp., which has been inactive for the past two years.

Income Taxes

The Company accounts for income taxes under the asset and liability method in accordance with ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which related temporary differences become deductible.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon settlement with the tax authorities. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in interest expense and penalties in income tax expense. The Company has determined that it had no significant uncertain tax positions requiring recognition or disclosure.

Revenue Recognition under ASC 606

The Company recognizes service revenue from its consulting contracts, funding portal and game website using the five-step model as prescribed by ASC 606:

• Identification of the contract, or contracts, with a customer;

• Identification of the performance obligations in the contract;

• Determination of the transaction price;

• Allocation of the transaction price to the performance obligations in the contract; and

• Recognition of revenue when or as, the Company satisfies a performance obligation.

The Company identifies performance obligations in contracts with customers, which primarily are professional services, listing fees on our funding portal, and a portal fee of 4.9% of the money raised on the funding portal. The transaction price is determined based on the amount the Company expects to be entitled to receive in exchange for transferring the promised services to the customer. The transaction price in the contract is allocated to each distinct performance obligation in an amount that represents the relative amount of consideration expected to be received in exchange for satisfying each performance obligation. Revenue is recognized when performance obligations are satisfied. The Company usually bills its customers before it provides any services and begins performing services after the first payment is received. Contracts are typically one year or less. For larger contracts, in addition to the initial payment, the Company may allow for progress payments throughout the term of the contract.

Judgments and Estimates

The estimation of variable consideration for each performance obligation requires the Company to make subjective judgments. The Company enters into contracts with customers that regularly include promises to transfer multiple services, such as digital marketing, web-based videos, offering statements, and professional services. For arrangements with multiple services, the Company evaluates whether the individual services qualify as distinct performance obligations. In its assessment of whether a service is a distinct performance obligation, the Company determines whether the customer can benefit from the service on its own or with other readily available resources, and whether the service is separately identifiable from other services in the contract. This evaluation requires the Company to assess the nature of each individual service offering and how the services are provided in the context of the contract, including whether the services are significantly integrated, highly interrelated, or significantly modify each other, which may require judgment based on the facts and circumstances of the contract.

F-7

When agreements involve multiple distinct performance obligations, the Company allocates arrangement consideration to all performance obligations at the inception of an arrangement based on the relative standalone selling prices (SSP) of each performance obligation. Where the Company has standalone sales data for its performance obligations which are indicative of the price at which the Company sells a promised service separately to a customer, such data is used to establish SSP. In instances where standalone sales data is not available for a particular performance obligation, the Company estimates SSP by the use of observable market and cost-based inputs. The Company continues to review the factors used to establish list price and will adjust standalone selling price methodologies as necessary on a prospective basis.

Service Revenue

Service revenue from subscriptions to the Company's game website is recognized over time on a ratable basis over the contractual subscription term beginning on the date that the platform is made available to the customer. Payments received in advance of subscription services being rendered are recorded as a deferred revenue. Professional services revenue is recognized over time as the services are rendered.

When a contract with a customer is signed, the Company assesses whether collection of the fees under the arrangement is probable. The Company estimates the amount to reserve for uncollectible amounts based on the aging of the contract balance, current and historical customer trends, and communications with its customers. These reserves are recorded as operating expenses against the contract asset (Accounts Receivable).

Contract Assets

Contract assets are recorded for those parts of the contract consideration not yet invoiced but for which the performance obligations are completed. The revenue is recognized when the customer receives services. Contract assets are included in other current assets in the consolidated balance sheets and will be recognized during the succeeding twelve-month period.

Deferred Revenue

Deferred revenues represent billings or payments received in advance of revenue recognition and is recognized upon transfer of control. Balances consist primarily of annual plan subscription services and professional services not yet provided as of the balance sheet date. Deferred revenues that will be recognized during the succeeding twelve-month period are recorded as current deferred revenues in the consolidated balance sheets, with the remainder recorded as other non-current liabilities in the consolidated balance sheets.

Costs to Obtain a Customer Contract

Sales commissions and related expenses are considered incremental and recoverable costs of acquiring customer contracts. These costs are capitalized as other current or non-current assets and amortized on a straight-line basis over the life of the contract, which approximates the benefit period. The benefit period was estimated by taking into consideration the length of customer contracts, technology lifecycle, and other factors.

All sales commissions are recorded as consulting fees within the Company's consolidated statement of operations.

Remaining Performance Obligations

The Company's subscription terms are typically less than one year. All of the Company’s revenues in the years ended April 30, 2021 and 2020, which amounted to $4,721,003 and $1,753,558, respectively, are considered contract revenues. Contract revenue as of April 30, 2021 and 2020, which has not yet been recognized, amounted to $622 and $656, respectively, and is recorded on the balance sheet as deferred revenue. The Company expects to recognize revenue on all of its remaining performance obligations over the next 12 months.

Costs of Services

Costs of services consist of direct costs that we pay to third parties in order to provide the services that generate revenue.

Earnings Per Share

Earnings per share is computed by dividing net income by the weighted-average number of shares outstanding. The Company has no stock options, warrants or convertible debt, but has a contingent consideration liability that requires it to issue up to 397,293 shares of common stock, and is dilutive.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company did not have any cash equivalents during fiscal 2021 and 2020. The Company uses three financial institutions for its cash balances and has maintained cash balances that exceed federally insured limits.

Accounts Receivable

The Company extends credit to its customers in the normal course of business and performs ongoing credit evaluations of its customers, maintaining an allowance for potential credit losses. Accounts receivable is reported net of the allowance for doubtful accounts. The allowance is based on management’s estimate of the amount of receivables that will be collected. The Company recorded an allowance for doubtful accounts of $60,325 and $0 as of April 30, 2021 and 2020, respectively.

Stock-Based Compensation

The Company accounts for employee stock-based compensation in accordance with the guidance of FASB ASC Topic 718, Compensation – Stock Compensation which requires all share-based payments to employees, including the vesting of restricted stock grants to employees, to be recognized in the financial statements based on their fair values. The fair value of the equity instrument is charged directly to compensation expense and credited to common stock and capital in excess of par value during the period during which services are rendered.

The Company follows ASC Topic 505-50, formerly EITF 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods and Services,” for common stock issued to consultants and other non-employees. These shares of common stock are issued as compensation for services provided to the Company and are accounted for based upon the fair market value of the common stock. The fair value of the equity instrument is charged directly to compensation expense, or to prepaid expenses in instances where stock was issued under a contractual arrangement to a consultant who agreed to provide services over a period of time.

F-8

Advertising Expenses

Advertising and marketing expenses are recorded separately in the Statements of Operations and are expensed as incurred.

Equity Securities

All investments in equity securities are initially measured at cost. Cost is based upon either the cost of the investment, the fair value of the services provided or the estimated market value of the investment at the time it was acquired, whichever can be more clearly determined. If the Company identifies an observable price change in an orderly transaction for an identical or similar investment of the same issuer, the Company measures the equity security at fair value as of the date that the observable transaction occurred.

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The most significant estimate relates to investments, the allowance for doubtful accounts and the income tax valuation allowance. On a continual basis, management reviews its estimates, utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

Determination of Fair Value

Cash and cash equivalents, accounts receivable, and accounts payable

In general, carrying amounts approximate fair value because of the short maturity of these instruments.

Deferred Revenue

Deferred Revenue represents revenues collected but not earned as of the year end. The Company renders services, or rights to use its software, over a specific time period and revenues are recognized as earned as time passes.

Debt

At April 30, 2021 and 2020, the Company’s secured and unsecured debt was carried at its face value plus accrued interest.

The Company has no instruments with significant off balance sheet risk.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13 Financial Instruments-Credit Losses.  The new guidance provides better representation about expected credit losses on financial instruments. This update requires the use of a methodology that reflects expected losses and requires consideration of a broader range of reasonable and supportive information to inform credit loss estimates.  This ASU is effective for reporting periods beginning after December 15, 2022, with early adoption permitted.  The company is studying the impact of adopting the ASU in fiscal year 2023, and what effect it could have. The Company believes the accounting change would not have a material effect on the financial statements.

In June 2018, the FASB issued ASU 2018-07, Improvement to Nonemployee Share-based Payment Accounting, which simplifies the accounting for share-based payments. The company elected early adoption of this ASU, using the modified retrospective approach, so that all stock compensation to employees and nonemployees is treated under the same guidance as in ASC 718.

In December 2019, the FASB issued Accounting Standard Update No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which simplifies the accounting for income taxes. This guidance will be effective for us in the first quarter of fiscal 2022 on a prospective basis, and early adoption is permitted. We are currently evaluating the impact of the new guidance on our consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

2. Concentrations

For the year ended April 30, 2021, the Company had one customer that constituted 30% of its revenues, a second customer that constituted 15% of its revenues, a third customer that constituted 14% of its revenues and a fourth customer that accounted for 11% of its revenues. For the year ended April 30, 2020, the Company had one customer that constituted 47% of its revenues, a second customer that constituted 31% of its revenues and a third customer that accounted for 13% of its revenues.

F-9

3. Debt

The following table summarizes components debt as of April 30, 2021 and 2020:

Schedule of Debt

	2021	2020	Interest Rate

Secured lender	$1,000,000	$1,000,000	8.00%
Notes payable – related parties	22,860	15,000	0.0%
Demand notes payable	—	7,860	0.0%
U.S. SBA loan	1,885,800	—	1.0%
U.S. SBA loan	500,000	—	3.75%
U.S. SBA loan	1,885,800	—	1.0%
Loan payable – bank	34,324	34,324	5.5%
Total debt	5,328,784	1,057,184
Less: current portion of long-term debt	2,942,984	1,057,184
Total long-term debt	$2,385,800	$—

As of April 30, 2021 and 2020, the Company owed its principal lender (“Lender”) $1,000,000 under a loan and security agreement (“Loan”) dated April 28, 2011, that was amended on July 26, 2014 and again on October 31, 2017, October 31, 2020, January 31, 2021 and April 30, 2021. The Lender was the largest shareholder of the Company owning 32.6% of the shares issued and outstanding as of April 30, 2020. However, with the purchase of Netcapital Funding Portal Inc., the Lender owns less than 10% of the Company and is no longer considered a related party.

The Loan was amended on October 31, 2020 to change the maturity date to January 31, 2021, and increase the interest rate from 1.25% to 8% per annum. The Loan has been further amended to change the maturity date to April 30, 2023.

In connection with the financing, the Company has agreed to certain restrictive covenants, including, among others, that the Company may not convey, sell, lease, transfer or otherwise dispose of any part of its business or property, except as permitted in the agreement, dissolve, liquidate or merge with any other party unless, in the case of a merger, the Company is the surviving entity, incur any indebtedness except as defined in the agreement, create or allow a lien on any of its assets or collateral that has been pledged to the Lender, make any loans to any person, except for prepaid items or deposits incurred in the ordinary course of business, or make any material capital expenditures. To secure the payment of all obligations to the Lender, the Company granted to the Lender a continuing security interest and first lien on all of the assets of the Company.

As of April 30, 2021 and 2020, the Company’s related-party unsecured notes payable totaled $22,860 and $15,000, respectively. Demand notes payable totaled $0 and $7,860 as of April 30, 2021 and 2020. The demand notes totaling $7,860 were determined to be related party notes as of the date of the acquisition of Netcapital Funding Portal Inc. (“Funding Portal”) because the notes are from a board member of the Funding Portal and the former parent of the Funding Portal, which is now the Company’s largest shareholder, owning 1,671,360 shares of common stock of the Company, or 76.7% as of April 30, 2021.

The Company also owes $34,324 as of April 30, 2021 and 2020 to Chase Bank. For the loan from Chase Bank, the Company pays interest only on a monthly basis, which is calculated at a rate of 5.5% per annum.

On May 6, 2020, the Company borrowed $1,885,800 (the “May Loan”), on June 17, 2020 the Company borrowed $500,000 (the “June Loan”), and on February 2, 2021, the Company borrowed $1,885,800 (the “February Loan”) from an SBA loan program.

The May loan bears interest at a rate of 1% per annum and the SBA has postponed any installment payments until September 6, 2021. The Company is applying for forgiveness of the May Loan and believes it will be forgiven in its entirety.

The June Loan requires installment payments of $2,437 monthly, beginning on June 17, 2021, over a term of thirty years. However, the SBA has postponed the first installment payment for 12 months. Interest accrues at a rate of 3.75% per annum. The Company agreed to grant a continuing security interest in its assets to secure payment and performance of all debts, liabilities, and obligations to the SBA. The June Loan was personally guaranteed by the Company’s Chief Financial Officer.

The February loan bears interest at a rate of 1% per annum and the due date of the first payment is May 22, 2022. The Company plans to apply for forgiveness of the February Loan and believes will be forgiven in its entirety.

In fiscal 2020, the Company received a $10,000 advance from the U.S. Small Business Administration (“SBA”) in conjunction with an Economic Injury Disaster Loan application. Based upon SBA information regarding the advance payments that were made to U.S. businesses, the Company considers the $10,000 received as a grant and recorded the $10,000 as other income.

As of April 30, 2021 future payments under debt obligations over each of the next five years and thereafter were as follows:

Schedule of future payments under short-and long-term debt agreements
Twelve months ended April 30:
2022	$2,942,984
2023	1,895,950
2024	11,478
2025	11,916
2026	12,370
Thereafter	454,086
Minimum future payments of principal	$5,328,800

F-10

4. Fair Value Measurements

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures of financial instruments on a recurring basis.

Fair Value Hierarchy

The Fair Value Measurements Topic of the FASB Accounting Standards Codification establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 inputs are unobservable inputs for the asset or liability.

Financial assets measured at fair value on a recurring basis are summarized below as of April 30, 2021 and 2020:

Schedule of Financial assets measured at fair value on a recurring basis
	Level 1	Level 2	Level 3	Total
April 30, 2021
Equity securities at fair value	$—	$6,298,008	$—	$6,298,008

April 30, 2020
Equity securities at fair value	$—	$1,406,982	$—	$1,406,982

Determination of Fair Value

Under the Fair Value Measurements Topic of the FASB Accounting Standards Codification, the Company bases its fair value on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It is the Company’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy. Fair value measurements for assets and liabilities where there exists limited or no observable market data and, therefore, are based primarily upon management’s own estimates, are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the asset or liability and other such factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, that could significantly affect the results of current or future value.

See Note 1 for a description of valuation methodologies used for assets and liabilities recorded at fair value and for estimating fair value where it is practicable to do so for financial instruments not recorded at fair value (disclosures required by the Fair Value Measurements Topic of the FASB Accounting Standards Codification).

 5. Income Taxes

The Tax Cuts and Jobs Act ("Tax Act") was enacted on December 22, 2017. Among numerous provisions, the Tax Act reduced the U.S. federal corporate tax rate from 35% to 21%, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred, and creates new taxes on certain foreign sourced earnings. As a result of the Tax Act, the Company re-measured certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21%.

As of April 30, 2021, the Company had net operating loss carryforwards for Federal income tax purposes of approximately $890,000 expiring in the years of 2022 through 2035. Utilization of the net operating losses may be subject to annual limitations provided by Section 382 of the Internal Revenue Code and similar state provisions.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of April 30, 2021 and 2020 were as follows:

Schedule of Income Taxes
	2021	2020

Deferred tax assets, net:
Net operating loss carryforwards	$141,000	$140,000
Bad debt expense	17,000	—
Stock-based compensation	155,000	—
Asset impairment loss	—	40,000
Deferred tax assets	313,000	180,000

Deferred tax liability
Unrealized gain	746,000	—
Total deferred tax liability	746,000	—

Total net deferred tax assets (liabilities)	$(433,000)	$180,000
F-11

The valuation allowance is $0 as of April 30, 2021 and April 30, 2020. . Company management believes that historical, current and expected earnings are sufficient to meet the more likely than not standard to enable the Company to utilize the deferred tax asset.

The Company did not have any material unrecognized tax benefits as of April 30, 2021 and 2020. The Company does not expect the unrecognized tax benefits to significantly increase or decrease within the next twelve months.  The Company recorded no interest and penalties relating to unrecognized tax benefits as of and during the years ended April 30, 2021 and 2020. The Company is subject to U.S. federal income tax, as well as taxes by various state jurisdictions. The Company is currently open to audit under the statute of limitations by the federal and state jurisdictions for the years ending April 30, 2019 through 2021.

6. Commitments and Contingencies

Litigation

The Company is subject to legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability, if any, is not likely to have a material effect on the financial condition, results of operations or liquidity of the Company. However, as the outcome of litigation or legal claims is difficult to predict, significant changes in the estimated exposures could occur. There are no known legal complaints or claims against the Company.

The Company utilizes office space in Boston, Massachusetts, at a cost of approximately $3,600 per month, one-year membership agreement that ends on March 31, 2022. The membership agreement includes a deposit of $6,300.

A novel strain of coronavirus, or COVID-19, has spread throughout the world and has been declared to be a pandemic by the World Health Organization. As of the date this report was issued, our operations have not been significantly impacted by the COVID-19 outbreak. The number of people establishing accounts on our website Netcapital.com has more than doubled during the pandemic. Most of our employees work remotely from a home office to access our technology, which runs 24 hours a day on the internet. However, we cannot at this time predict the specific extent, duration, or full impact that the COVID-19 outbreak will have on our financial condition, operations, and business plans for fiscal year 2022. Our operations have adapted social distancing practices, and the next expected milestones of our product may be impacted, and we may experience delays in anticipated timelines and milestones.

7. Stockholders’ Equity

The Company is authorized to issue 900,000,000 shares of its common stock, par value $0.001. 2,178,766 and 417,059 shares were outstanding as of April 30, 2021 and 2020, respectively. In August 2020, the board of directors authorized a reverse split of the common stock on a 1-for-2,000 basis, whereby the Company issued to each of its stockholders one share of Common Stock for every 2,000 shares of common stock held by such stockholder. The reverse split was effective on November 5, 2020. The financial statements for the year ended April 30, 2020 have been adjusted to give effect to the reverse split. As of April 30, 2020, the balance sheet accounts for capital in excess of par value and for common stock were increased and decreased by $830,852, respectively.

In fiscal 2021, 99,270 shares of common stock were issued for stock-based compensation, 1,666,360 shares of common stock were issued to purchase Netcapital Funding Portal Inc., and 5,000 shares of common stock were returned to the Company in exchange for a 20% ownership of AthenaSoft Corp. that was acquired by the Company during fiscal 2018. The book value of the AthenaSoft Corp. shares surrendered by the Company was zero dollars, as the Company had recognized an impairment loss in a prior year. The Company also issued 1,077 shares of common stock, valued at $15,000, to pay a $15,000 liability.

In fiscal 2020, 39,375 shares of common stock were issued for stock-based compensation.

For the years ended April 30, 2021 and 2020, the Company recorded $680,611 and $356,252, respectively, in stock-based compensation expense. As of April 30, 2021 and 2020, there was $631,878 and $609,010 of prepaid stock-based compensation expense.

The table below presents the components of stock-based compensation expense for the years ended April 30, 2021 and 2020.

Schedule of stock-based compensation expense
Description	April 30, 2021	April 30, 2020
Chief Executive Officer	$161,107	$112,035
Chief Financial Officer	161,107	112,035
Chief Marketing Officer	31,693	7,061
Related party consultant	76,882	49,711
Marketing consultant	5,286	—
Marketing consultant	119,059	—
Marketing consultant	20,000	—
Marketing consultant	28,595	—
Business consultant	76,882	49,711
Total	$680,611	$356,252

The table below presents the shares issued as compensation for the years ended April 30, 2021 and 2020:

	Year Ended	Year Ended
Description	April 30, 2021	April 30, 2020
Chief Executive Officer	—	13,125
Chief Financial Officer	—	13,125
Chief Marketing Officer	3,646	625
Related party consultant	—	6,250
Business consultant	—	6,250
Marketing consultant	625	—
Marketing consultant	20,000	—
Marketing consultant	75,000	—
Total	99,270	39,375

The table below presents the prepaid stock-based compensation expense as of April 30, 2021 and 2020:

	Year Ended	Year Ended
Description	April 30, 2021	April 30, 2020
Chief Executive Officer	$40,608	$201,715
Chief Financial Officer	40,608	201,715
Related party consultant	25,908	102,790
Business consultant	25,908	102,790
Marketing consultant	380,441	—
Marketing consultant	118,405	—
Total	$631,878	$609,010

F-12

8. Earnings Per Common Share

Earnings per common share data was computed as follows:

Schedule of earnings per share
	2021	2020

Net income (loss)	$1,469,660	$604,851

Weighted average common shares outstanding	1,250,002	402,284
Effect of dilutive securities	397,293	—
Weighted average dilutive common shares outstanding	1,647,295	402,284

Earnings per common share – basic	$1.18	$1.50

Earnings per common share – diluted	$0.89	$1.50

397,293 shares that are issuable to satisfy a supplemental consideration liability were included for the calculation of earnings per share for the year ended April 30, 2021 because their effect is dilutive. No dilutive securities existed as of April 30, 2020.

9. Related Party Transactions

The Company’s majority shareholder, Netcapital Systems LLC, owns 1,671,360 shares of common stock, or 76.7% of the Company as of April 30, 2021. The Company has a demand note payable to Netcapital Systems LLC of $4,600 and a demand note payable to one of its managers of $3,200. In addition, the Company has accrued a payable of $3,817,516 for supplemental consideration owed in conjunction with its purchase of Netcapital Funding Portal Inc. See Note 12 for details of an issuance of common stock to pay off $3,461,462 of this liability. In total the Company owed its largest shareholder $3,822,116 as of April 30, 2021. The company paid its majority shareholder $100,000 in fiscal 2021 for use of the software that runs the website www.netcapital.com.

Compensation to officers in the years ended April 30, 2021 and 2020 consisted of common stock valued at $353,907 and $231,131, respectively, and cash compensation of $332,724 and $72,000, respectively.

Compensation to a related party consultant in the years ended April 30, 2021 and 2020 consisted of common stock valued at $76,882 and $49,711, respectively, and cash compensation of $81,431 and $26,200, respectively. This consultant is also the controlling shareholder of Zelgor Inc. and the Company earned revenues from Zelgor Inc. of $1,400,000 in the year ended April 30, 2021.

Compensation to two board members of Netcapital Systems LLC amounted to $162,123 and $0 in the years ended April 30, 2021 and 2020, respectively. One of these board members also received stock-based compensation of $76,882 and $49,711 for the years ended April 30, 2021 and 2020, respectively.

We owe Steven Geary, a director, $31,680 as of April 30, 2021 and 2020. This obligation is not interest bearing. $16,680 is recorded as a related party trade accounts payable and $15,000 as a related party note payable. We have no signed agreements for the indebtedness to Mr. Geary.

The Company made an investment of $122,914 in an affiliate, 6A Aviation Alaska Consortium, Inc., in conjunction with a land lease in an airport in Alaska. Our Chief Executive Officer is also the Chief Executive Officer of 6A Aviation Alaska Consortium, Inc. As a result of the investment, the Company is a 10% owner of 6A Aviation Consortium Inc.

As of April 30, 2021 and 2020, we owed $9,490 and $0 to a company controlled by one of our directors. We paid cash compensation of $29,738 and $0 to this director for the years ended April 30, 2021 and 2020, respectively. On April 30, 2020, we sold 722 membership interest units (the "Units") of Netcapital Systems LLC ("Netcapital") to the company controlled by this related party at a price of $91.15 per Unit for a total of $65,823, which paid off all debt and accrued interest payable to the related party as of that date. The price per Unit was similar to an offer to purchase Units directly from Netcapital.

The carrying amount of the 722 Units was $659,186, and the sale resulted in a realized loss of $593,363. Based upon the price of $91.15 per Unit, for the year ended April 30, 2020, the Company recorded an impairment loss of $185,952, which is not tax deductible, on the remaining Units in its possession.

10. Investments

In May 2020, the Company entered a consulting contract with Watch Party LLC (“WP”), which allowed the Company to receive up to 110,000 membership interest units of WP in return for consulting services. The WP units are valued at $2.14 per unit based on a sales price of $2.14 per unit on an online funding portal, resulting in revenues of $235,400 for the year ended April 30, 2021.

In May 2020, the Company entered a consulting contract with ChipBrain LLC (“ChipBrain”), which allowed the Company to receive up to 710,200 membership interest units of ChipBrain in return for consulting services. The ChipBrain units are valued at $0.93 per unit based on a sales price of $0.93 per unit on an online funding portal, resulting in revenues of $660,486 for the year ended April 30, 2021. ChipBrain subsequently sold identical ChipBrain units for $2.40 per unit on an online funding portal.

In May 2020, the Company entered a consulting contract with a related party, Zelgor Inc. (“Zelgor”), which allowed the Company to receive up to 1,400,000 shares of common stock of Zelgor in return for consulting services. The Company earned 1,050,000 shares in the quarter ended July 31, 2020 and 350,000 shares in the quarter ending October 31, 2020. The Zelgor shares are valued at $1.00 per share based on a sales price of $1.00 per share on an online funding portal, resulting in revenues of $1,400,000 for the year ended April 30, 2021. The $1.00 per share valuation was derived based on a combination of multiple transactions on a secondary trading platform in which shares were purchased at $1.00 per share, and two private offerings of shares, one at a selling price of $0.50 per share and the other at $2.00 per share.

On January 2, 2020, the Company entered a consulting contract with Deuce Drone LLC (“Drone”), which allowed the Company to receive up to 2,350,000 membership interest units of Drone in return for consulting services. The Company earned all 2,350,000 membership interest units in fiscal 2020. The Drone units are valued at $0.35 per unit based on a sales price of $0.35 per unit when the units were earned, or $822,500. Drone subsequently sold identical Drone units for $1.00 per unit on an online funding portal.

In August 2019, the Company entered a consulting contract with KingsCrowd LLC (“KingsCrowd”), which allowed the Company to receive 300,000 membership interest units of KingsCrowd in return for consulting services. The KingsCrowd units were valued at $1.80 per unit based on a sales price of $1.80 per unit when the units were earned, or $540,000. In December 2020, KingsCrowd converted from a limited liability company to a corporation to facilitate raising capital under Regulation A. KingsCrowd filed a Form 1-A Offering Statement under the Securities Act of 1933. In connection with the conversion to a corporation, each membership interest unit converted into 12.71915 shares of common stock. As of April 30, 2021, the Company owns 3,815,745 shares of KingsCrowd Inc. The selling price of the stock is set at $1.00 per share in the preliminary offering circular.

During fiscal 2019, the Company entered a consulting contract with Netcapital Systems LLC (“Netcapital”), which allowed the Company to receive up to 1,000 membership interest units of Netcapital in return for consulting services. The Company earned 40 units in the quarter ended July 31, 2020, at a value of $91.15 per unit, or $3,646. The Company earned all 1,000 Netcapital units but sold a portion of the units in fiscal 2020 at a sales price of $91.15 per unit. As of April 30, 2021, the Company owns 528 Netcapital units, at a value of $48,128.

On July 20, 2020 the Company entered a consulting agreement with Vymedic, Inc. for a $40,000 fee over a 5-month period. Half the fee is payable in stock and half is payable in cash. As of April 30, 2021, the Company earned $20,000 worth of stock.

F-13

The following table summarizes the components of equity securities as of April 30, 2021 and 2020:

Schedule of investments
	April 30, 2021	April 30, 2020

Netcapital Systems LLC	$48,128	$44,482
Watch Party LLC	235,400	—
Zelgor Inc.	1,400,000	—
ChipBrain LLC	1,704,480	—
Vymedic, Inc.	20,000	—
Deuce Drone LLC	2,350,000	822,500
KingsCrowd LLC	540,000	540,000
Total Investments at cost	$6,298,008	$1,406,982

The above investments in equity securities are within the scope of ASC 321. The Company monitors the investments for any changes in observable prices from orderly transactions. All investments are initially measured at cost and evaluated for impairment. Impairment expense of $0 and $185,952 was recognized in the years ended April 30, 2021 and 2020, respectively. The Company identified that two securities, ChipBrain LLC and Deuce Drone LLC, that had an observable price change. The result of these price changes was an increase in the fair value of the equity securities totaling $2,571,494 in the fiscal year ended April 30, 2021, which was recorded in the income statement as an unrealized gain on equity securities.

11. Business Acquisition

On August 23, 2020, the Company entered into an Agreement and Plan of Merger (“Agreement”) whereby Netcapital Systems LLC (“Systems”) would become an 80% owner of the Company. Pursuant to the requirements of this agreement, the Company filed a definitive information statement on September 21, 2020 to change the Company’s corporate name from ValueSetters, Inc. to Netcapital Inc and to amend the Company’s Articles of Incorporation to effect a stock combination, or reverse stock split, pursuant to which 2,000 shares of the Company’s common stock would be exchanged for one new share of common stock. In conjunction with the merger agreement, the Company issued 1,666,360 to Systems on November 5, 2020.

The Agreement is a tax-free merger of Netcapital Funding Portal Inc. (“FP”), a wholly owned subsidiary of Systems, with Netcapital Acquisition Vehicle Inc., an indirect wholly owned subsidiary of the Company, wherein FP was the surviving corporation. This transaction is designed to enhance the Company’s revenues and ability to provide services to democratize the private capital markets while helping companies at all stages to build, grow and fund their businesses with a full range of services from strategic advice to raising capital. As a result of the transaction, the company is expected to be a leading provider of private capital transactions for entrepreneurs seeking to raise money under the exemption provided by section 4(a)(6) of the Securities Act of 1933, which allows private companies to raise up to $5 million every 12 months.

ASC 805-10-25-4 requires the identification of one of the combining entities in each business combination as the acquirer. Upon evaluation of the components of the business combination, including the relative voting rights in the combined entity, the composition of the governing body and senior management of the combined entity, the relative size of each entity and the terms of the exchange of equity interests, the Company recorded the transaction in the third quarter of fiscal 2021 as a purchase. In conjunction with the purchase, Systems agreed to vote all of its shares of common stock to support the resolutions of the existing board of directors of the Company.

The following table summarizes the value of the consideration for FP and the amounts of the assets acquired and liabilities assumed in conjunction with the Agreement.

Schedule of Merger agreement
Consideration: 1,666,360 shares of common stock of the Company	$11,331,248
Payment of promissory notes and interest	3,817,516
Total consideration	$15,148,764

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	$358,634
Current assets	8,894
Accounts payable	(29,023)
Platform users	7,080,319
Platform investors	6,288,392
Platform issuers	903,125
Unpatented technology	532,118
Total identifiable net assets	$15,148,764

The fair value of the common shares issued as the consideration for FP was determined by the most recent (the prior day’s) closing price of the Company’s common shares at the time the shares were issued. The fair value of the assets and the liabilities of FP equaled their book value. Four identifiable intangible assets were valued; platform users, platform investors, platform issuers and unpatented technology (collectively the “Intangible Assets”). The estimated market value of the Intangible Assets is approximately $27,800,000. This amount is derived from valuing the IP functionality, brand, and license of FP at $1,000,000; valuing current issuers and pipeline issuers at approximately $14,000 each; valuing platform users at $382 each; and valuing investors at $1,025 each. These values are derived from comparing the FP Intangible Assets to the values recorded by funding portal offerings of FP’s competitors in public filings via Regulations CF and Regulation A.

The excess of purchase price over the total identifiable tangible net assets of $344,810, leaves an aggregate value of $14,803,954 to be assigned to the Intangible Assets. The estimated value of the $27,800,000 of Intangible Assets is allocated on a percentage basis in the above table to equal $14,803,954.

None of FP’s revenues and earnings are included in the Company’s consolidated income statements through the day of closing of November 5, 2020. The consolidated income statements for the year ended April 30, 2021 include $834,981 in revenues from FP. If the entities had been combined for the two reporting periods, the supplemental pro forma revenues and earnings are as follows:

F-14

Schedule of Pro forma revenue and earnings
	Revenues		Earnings
Supplemental pro forma for 4/1/20 – 11/04/20	$2,866,063	$	282,264
Supplemental pro forma for 4/1/19 – 11/04/19	$1,018,200	$	680,212

Included in the supplemental pro forma information above is revenue earned by the Company from Netcapital Systems LLC of $18,646 and $152,864 in the periods ended November 4, 2020 and 2019, respectively.

12. Subsequent Events

The Company evaluated subsequent events through the date these financial statements were available to be issued.

On June 2, 2021, the Company loaned $50,000 to a related party. The unpaid principal balance on the note is subject to an interest rate of 5% per annum and matures on June 2, 2022.

On June 30, 2021, the Company loaned $50,000 to a related party. The unpaid principal balance on the note is subject to an interest rate of 8% per annum and matures on June 30, 2022.

In July 2021, the Company issued 361,736 shares of its common stock as payment of $3,523,462 of supplemental consideration that was owed to its affiliate, Netcapital Systems Inc. The 361,736 shares of common stock include an aggregate of 32,458 shares of common stock, that paid off liabilities totaling $316,130, that were made to a company controlled by a member of the board of managers of Netcapital Systems LLC and to an individual manager.

In July 2021, the Company completed an offering for gross proceeds of $1,592,400 in conjunction with the sale of restricted shares of common stock at a price of $9.00 per share. A total of 176,934 shares of common stock were issued.

F-15

NETCAPITAL INC.

Condensed Consolidated Balance Sheets

	Unaudited	Audited
Assets:	January 31, 2022	April 30, 2021
Cash and cash equivalents	$477,134	$2,473,959
Accounts receivable net	2,257,174	1,356,932
Prepaid expenses	9,987	653,861
Total current assets	2,744,295	4,484,752

Deposits	6,300	6,300
Notes receivable - related parties	202,000	—
Purchased technology	15,536,704	14,803,954
Investment in affiliate	240,080	122,914
Equity securities at fair value	11,261,253	6,298,008
Total assets	$29,990,632	$25,715,928

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable
Trade	$437,326	$308,506
Related party	320,224	3,843,686
Accrued expenses	253,285	306,308
Stock subscription payable	277,650	1,199,996
Deferred revenue	25,613	622
Interest payable	187,239	116,483
Deferred tax liability, net	981,000	433,000
Related party debt	22,860	22,860
Secured note payable	—	1,000,000
Current portion of SBA loans	951,417	1,885,800
Loan payable - bank	34,324	34,324
Total current liabilities	3,490,938	9,151,585

Long-term liabilities:
Secured note payable	1,000,000	—
Long-term SBA loans, less current portion	1,434,383	2,385,800
Total Liabilities	5,925,321	11,537,385

Commitments and contingencies	—	—

Stockholders' equity:

Common stock, $.001 par value; 900,000,000 shares authorized, 2,896,844 and 2,178,766 shares issued and outstanding	2,896	2,178
Capital in excess of par value	22,050,777	15,168,987
Retained earnings (deficit)	2,011,638	(992,622)
Total stockholders' equity	24,065,311	14,178,543
Total liabilities and stockholders' equity	$29,990,632	$25,715,928

See Accompanying Notes to the Condensed Consolidated Financial Statements

F-16

NETCAPITAL INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Nine Months Ended	Nine Months Ended	Three Months Ended	Three Months Ended
	January 31, 2022	January 31, 2021	January 31, 2022	January 31, 2021

Revenues	$3,636,050	$3,770,813	$1,811,041	$1,277,327
Costs of services	85,429	730,343	39,349	16,119
Gross profit	3,550,621	3,040,470	1,771,692	1,261,208

Costs and expenses:
Consulting expense	675,180	391,206	309,545	126,212
Marketing	67,771	21,620	23,945	12,838
Rent	34,480	39,516	11,869	12,718
Payroll and payroll related expenses	3,032,987	2,153,561	1,241,332	857,228
General and administrative costs	1,277,146	235,054	320,724	159,554
Total costs and expenses	5,087,564	2,840,957	1,907,415	1,168,550
Operating income (loss)	(1,536,943)	199,513	(135,723)	92,658

Other income (expense):
Interest expense	(90,844)	(53,690)	(20,573)	(30,126)
Debt forgiveness	1,904,302	—	1,904,302	—
Unrealized gain on equity securities	3,275,745	—	—	—
Total other income (expense)	5,089,203	(53,690)	1,883,729	(30,126)
Net income before taxes	3,552,260	145,823	1,748,006	62,532
Income tax provision (benefit)	548,000	42,288	(73,000)	19,890
Net income	$3,004,260	$103,535	$1,821,006	$42,642

Basic earnings per share	$1.16	$0.11	$0.64	$0.02
Diluted earnings per share	$1.14	$0.11	$0.63	$0.02

Weighted average number of common shares outstanding:
Basic	2,589,142	948,058	2,842,924	2,012,723
Diluted	2,629,043	948,058	2,882,825	2,012,729

See Accompanying Notes to the Condensed Consolidated Financial Statements

F-17

NETCAPITAL INC.

Statements of Changes in Stockholders’ Equity (Unaudited)

	Common Stock		Capital in Excess of	Retained Earnings	Total
	Shares	Amount	Par Value	(Deficit)	Equity
Balance, April 30, 2019	377,685	$378	$2,201,497	$(3,067,133)	$(865,258)
Q1 stock-based compensation	1,406	1	19,687	—	19,688
Net income, July 31, 2019	—	—	—	24,475	24,475
Balance, July 31, 2019	379,091	379	2,221,184	(3,042,658)	(821,095)

Q2 stock-based compensation	37,656	38	917,305	—	917,343
Net income, October 31, 2019	—			542,451	542,451
Balance, October 31, 2019	416,747	417	3,138,489	(2,500,207)	638,699

Q3 stock-based compensation	156	—	1,500	—	1,500
Net income, January 31, 2020	—	—	—	595,174	595,174
Balance, January 31, 2020	416,903	417	3,139,989	(1,905,033)	1,235,373

Q4 stock-based compensation	156	—	1,032	—	1,032
Net loss, April 30, 2020	—	—	—	(557,249)	(557,249)
Balance, April 30, 2020	417,059	417	3,141,021	(2,462,282)	679,156

Q1 stock-based compensation	156	—	1,406	—	1,406
Net income, July 31, 2020	—	—	—	30,871	30,871
Balance, July 31, 2020	417,215	417	3,142,427	(2,431,411)	711,433

Q2 stock-based compensation	2,240	2	18,555	—	18,557
Net income, October 31, 2020	—	—	—	30,022	30,022
Balance, October 31, 2020	419,455	419	3,160,982	(2,401,389)	760,012

Shares issued to acquire funding portal	1,666,360	1,666	11,329,582	—	11,331,248
Return of shares of common stock	(5,000)	(5)	5	—	—
Q3 stock-based compensation	937	1	6,239	—	6,240
Net income, January 31, 2021	—	—	—	42,642	42,642
Balance, January 31, 2021	2,081,752	2,081	14,496,808	(2,358,747)	12,140,142

Q4 stock-based compensation	95,937	96	657,180	—	657,276
Shares issued for debt settlement	1,077	1	14,999	—	15,000
Net income, April 30, 2021				1,366,125	1,366,125
Balance, April 30, 2021	2,178,766	2,178	15,168,987	(992,622)	14,178,543

Q1 stock-based compensation	937	2	14,054	—	14,056
Sale of common stock	176,934	176	1,592,219		1,592,395
Shares issued to settle related party accounts payable	361,736	362	3,523,100		3,523,462
Net income, July 31, 2021	—	—	—	1,457,410	1,457,410
Balance, July 31, 2021	2,718,373	2,718	20,298,360	464,788	20,765,866

Q2 stock-based compensation	937	1	10,072	—	10,073
Net loss, October 31, 2021				(274,156)	(274,156)
Balance, October 31, 2021	2,719,310	2,719	20,308,432	190,632	20,501,783

Q3 stock-based compensation	55,312	55	553,967	—	554,022
Purchase of equity interest	50,000	50	499,950	—	500,000
Purchase of MSG Development Corp.	50,000	50	488,450	—	488,500
Sale of common stock	22,222	22	199,978	—	200,000
Net income, January 31, 2022	—	—	—	1,821,006	1,821,006
Balance, January 31, 2022	2,896,844	$2,896	$22,050,777	$2,011,638	$24,065,311

See Accompanying Notes to the Condensed Consolidated Financial Statements

F-18

NETCAPITAL INC.
Condensed Consolidated Statements of Cash Flows

(Unaudited)

	January 31, 2022	January 31, 2021
OPERATING ACTIVITIES
Net income	$3,004,260	$103,535
Adjustment to reconcile net income to net cash used in operating activities:
Stock-based compensation	1,137,042	386,121
Non-cash revenue from the receipt of equity	(1,187,500)	(2,319,532)
Unrealized gain on equity securities	(3,275,745)	—
Debt forgiveness	(1,904,302)
Provision for bad debts	—	29,000
Changes in deferred taxes	548,000	42,288
Changes in non-cash working capital balances:
Accounts receivable	(900,242)	(1,001,586)
Prepaid expenses	21,983	(3,144)
Accounts payable and accrued expenses	138,797	250,587
Accounts payable - related party	—	37,314
Deferred revenue	24,991	(67)
Accrued interest payable	89,258	—
Net cash used in operating activities	(2,303,458)	(2,475,484)

INVESTING ACTIVITIES
Proceeds from purchase of funding portal	—	364,939
Loans to affiliates	(202,000)	—
Investment in affiliate	(117,166)	—
Net cash provided by (used in) investing activities	(319,166)	364,939

FINANCING ACTIVITIES
Proceeds from SBA loans	—	2,385,800
Proceeds from stock subscriptions	625,799	—
Net cash provided by financing activities	625,799	2,385,800

Net increase (decrease) in cash	(1,996,825)	275,255
Cash and cash equivalents, beginning of the period	2,473,959	11,206
Cash and cash equivalents, end of the period	$477,134	$286,461

Supplemental disclosure of cash flow information:
Cash paid for taxes	$—	$—
Cash paid for interest	$1,592	$1,595

Supplemental Non-Cash Financing Information:
Common stock issued to purchase subsidiary	$488,500	$—
Common stock issued to purchase 10% interest in Caesar Media Group Inc.	$500,000	$—
Common stock issued to reduce related party payable	$3,523,462	$—

See Accompanying Notes to the Condensed Consolidated Financial Statements

F-19

NETCAPITAL INC.

Notes To Condensed Consolidated Financial Statements (Unaudited)

Note 1– Basis of Presentation

The accompanying unaudited condensed financial statements of Netcapital Inc. (the “Company”) have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for quarterly reports on Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine- and three-month periods ended January 31, 2022, are not necessarily indicative of the results that may be expected for the fiscal year ended April 30, 2022. For further information, refer to the audited financial statements and footnotes thereto in our Annual Report on Form 10-K for the year ended April 30, 2021.

In June 2016, the FASB issued ASU No. 2016-13 Financial Instruments-Credit Losses.  The new guidance provides better representation about expected credit losses on financial instruments. This update requires the use of a methodology that reflects expected losses and requires consideration of a broader range of reasonable and supportive information to inform credit loss estimates.  This ASU is effective for reporting periods beginning after December 15, 2022, with early adoption permitted.  The company is studying the impact of adopting the ASU in fiscal year 2023, and what effect it could have. The Company believes the accounting change would not have a material effect on the consolidated financial statements.

In December 2019, the FASB issued Accounting Standard Update No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which simplifies the accounting for income taxes. This guidance had no impact on our consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

Note 2 – Concentrations

For the nine- and three-month periods ended January 31, 2022, the Company had one customer that constituted 30% and 33% of revenues and a second customer that constituted 28% and 33% of revenues, respectively. For the nine- and three-month periods ended January 31, 2021, the Company had one related party customer that constituted 37% and 0% of its revenues, a second customer that constituted 18% and 0% of its revenues, a third customer that constituted 13% and 37% of its revenues, and a fourth customer that constituted 9% and 28% of its revenues, respectively.

Note 3 – Revenue Recognition

Revenue Recognition under ASC 606

The Company recognizes service revenue from its consulting contracts and its game website using the five-step model as prescribed by ASC 606:

• Identification of the contract, or contracts, with a customer;

• Identification of the performance obligations in the contract;

• Determination of the transaction price;

• Allocation of the transaction price to the performance obligations in the contract; and

• Recognition of revenue when or as, the Company satisfies a performance obligation.

F-20

The Company identifies performance obligations in contracts with customers, which primarily are professional services, listing fees on our funding portal, and a success fee of 4.9% of the money raised on the funding portal. The transaction price is determined based on the amount the Company expects to be entitled to receive in exchange for transferring the promised services to the customer. The transaction price in the contract is allocated to each distinct performance obligation in an amount that represents the relative amount of consideration expected to be received in exchange for satisfying each performance obligation. Revenue is recognized when performance obligations are satisfied. The Company usually bills its customers before it provides any services and begins performing services after the first payment is received. Contracts are typically one year or less. For larger contracts, in addition to the initial payment, the Company may allow for progress payments throughout the term of the contract.

Judgments and Estimates

The estimation of variable consideration for each performance obligation requires the Company to make subjective judgments. The Company enters into contracts with customers that regularly include promises to transfer multiple services, such as digital marketing, web-based videos, offering statements, and professional services. For arrangements with multiple services, the Company evaluates whether the individual services qualify as distinct performance obligations. In its assessment of whether a service is a distinct performance obligation, the Company determines whether the customer can benefit from the service on its own or with other readily available resources, and whether the service is separately identifiable from other services in the contract. This evaluation requires the Company to assess the nature of each individual service offering and how the services are provided in the context of the contract, including whether the services are significantly integrated, highly interrelated, or significantly modify each other, which may require judgment based on the facts and circumstances of the contract.

When agreements involve multiple distinct performance obligations, the Company allocates arrangement consideration to all performance obligations at the inception of an arrangement based on the relative standalone selling prices (SSP) of each performance obligation. Where the Company has standalone sales data for its performance obligations which are indicative of the price at which the Company sells a promised service separately to a customer, such data is used to establish SSP. In instances where standalone sales data is not available for a particular performance obligation, the Company estimates SSP by the use of observable market and cost-based inputs. The Company continues to review the factors used to establish list price and will adjust standalone selling price methodologies as necessary on a prospective basis.

Service Revenue

Service revenue from subscriptions to the Company's game website is recognized over time on a ratable basis over the contractual subscription term beginning on the date that the platform is made available to the customer. Payments received in advance of subscription services being rendered are recorded as a deferred revenue. Professional services revenue is recognized over time as the services are rendered.

When a contract with a customer is signed, the Company assesses whether collection of the fees under the arrangement is probable. The Company estimates the amount to reserve for uncollectible amounts based on the aging of the contract balance, current and historical customer trends, and communications with its customers. These reserves are recorded as operating expenses against the contract asset (Accounts Receivable).

Contract Assets

Contract assets are recorded for those parts of the contract consideration not yet invoiced but for which the performance obligations are completed. The revenue is recognized when the customer receives services. Contract assets are included in other current assets in the consolidated balance sheets and will be recognized during the succeeding twelve-month period.

Deferred Revenue

Deferred revenues represent billings or payments received in advance of revenue recognition and are recognized upon transfer of control. Balances consist primarily of annual plan subscription services and professional services not yet provided as of the balance sheet date. Deferred revenues that will be recognized during the succeeding twelve-month period are recorded as current deferred revenues in the consolidated balance sheets, with the remainder recorded as other non-current liabilities in the consolidated balance sheets.

F-21

Costs to Obtain a Customer Contract

Sales commissions and related expenses are considered incremental and recoverable costs of acquiring customer contracts. These costs are capitalized as other current or non-current assets and amortized on a straight-line basis over the life of the contract, which approximates the benefit period. The benefit period was estimated by taking into consideration the length of customer contracts, technology lifecycle, and other factors. All sales commissions are recorded as consulting fees within the Company's consolidated statement of operations.

Remaining Performance Obligations

The Company's subscription terms are typically less than one year. All of the Company’s revenues in the nine- and three-month periods ended January 31, 2022, which amounted to $3,636,050 and $1,811,041, respectively, and for the nine- and three-month periods ended January 31, 2021, which amounted to $3,770,813 and $1,277,327, respectively are considered contract revenues. Contract revenue as of January 31, 2022 and April 30, 2021, which has not yet been recognized, amounted to $25,613 and $622, respectively, and is recorded on the balance sheet as deferred revenue. The Company expects to recognize revenue on all of its remaining performance obligations over the next 12 months.

Disaggregation of Revenue

Our revenue is from U.S.-based companies with no notable geographical concentrations in any area. A distinction exists in revenue source; our revenues are either generated online or from consulting services.

Revenues disaggregated by revenue source consist of the following:

	Nine Months Ended Jan. 31, 2022	Nine Months Ended Jan. 31, 2021	Three Months Ended Jan. 31, 2022	Three Months Ended Jan. 31, 2021
Consulting services	$2,395,395	$3,416,802	$1,389,200	$924,286
Fees from online services	1,240,655	354,011	421,841	353,041
Total revenues	$3,636,050	$3,770,813	$1,811,041	$1,277,327

Note 4 – Earnings Per Common Share

Net income per common and diluted share share were calculated as follows for the nine- and three-month periods ended January 31, 2022 and 2021:

	Nine Months Ended January 31, 2022	Nine Months Ended January 31, 2021	Three Months Ended January 31, 2022	Three Months Ended January 31, 2021
Net income attributable to common stockholders – basic	$3,004,260	$103,535	$1,821,006	$42,642
Adjustments to net income	—	—	—	—
Net income attributable to common stockholders – diluted	$3,004,260	$103,535	$1,821,006	$42,642

Weighted average common shares outstanding - basic	2,589,142	948,058	2,842,924	2,012,723
Effect of dilutive securities	39,901	—	39,901	—
Weighted average common shares outstanding – diluted	2,629,043	948,058	2,882,825	2,012,723

Earnings per common share - basic	$1.16	$0.11	$0.64	$0.02
Earnings per common share - diluted	$1.14	$0.11	$0.63	$0.02

F-22

39,901 shares that are issuable to satisfy a supplemental consideration liability were included for the calculation of earnings per share for the nine- and three-month periods ended January 31, 2022 because their effect is dilutive. No dilutive securities existed for the nine- and three-month periods ended January 31, 2021.

Note 5 – Principal Financing Arrangements

The following table summarizes components debt as of January 31, 2022 and April 30, 2021:

	January 31, 2022	April 30, 2021	Interest Rate

Secured lender	$1,000,000	$1,000,000	8.0%
Notes payable – related parties	22,860	22,860	0.0%
U.S. SBA loan	—	1,885,800	1.0%
U.S. SBA loan	500,000	500,000	3.75%
U.S. SBA loan	1,885,800	1,885,800	1.0%
Loan payable – bank	34,324	34,324	5.5%
Total Debt	3,442,984	5,328,784
Less: current portion of long-term debt	1,008,601	2,942,984
Total long-term debt	$2,434,383	$2,385,800

As of January 31, 2022 and April 30, 2021, the Company owed its principal lender (“Lender”) $1,000,000 under an amended loan and security agreement (“Loan”) dated July 26, 2014 and amended on October 31, 2017, October 31, 2020, January 31, 2021, April 30, 2021, January 28, 2022 and February 3, 2022. The Lender was the largest shareholder of the Company owning 32.6% of the shares issued and outstanding until the Company purchased Netcapital Funding Portal Inc. on November 5, 2020. With the purchase of Netcapital Funding Portal Inc., the Lender owns less than 10% of the Company and is no longer considered a related party. The interest rate is 8% per annum and the maturity date is April 30, 2023.

In connection with the financing, the Company has agreed to certain restrictive covenants, including, among others, that the Company may not convey, sell, lease, transfer or otherwise dispose of any part of its business or property, except as permitted in the agreement, dissolve, liquidate or merge with any other party unless, in the case of a merger, the Company is the surviving entity, incur any indebtedness except as defined in the agreement, create or allow a lien on any of its assets or collateral that has been pledged to the Lender, make any loans to any person, except for prepaid items or deposits incurred in the ordinary course of business, or make any material capital expenditures. To secure the payment of all obligations to the Lender, the Company granted to the Lender a continuing security interest and first lien on all of the assets of the Company.

As of January 31, 2022 and April 30, 2021, the Company’s related-party unsecured notes payable totaled $22,860.

The Company also owes $34,324 as of January 31, 2022 and April 30, 2021 to Chase Bank. The Company pays interest expense to Chase Bank, which is calculated at a rate of 5.5% per annum.

On May 6, 2020, the Company borrowed $1,885,800 (the “May Loan”), on June 17, 2020 the Company borrowed $500,000 (the “June Loan”), and on February 2, 2021, the Company borrowed $1,885,800 (the “February Loan”) from a U.S. Small Business Administration (“SBA”) loan program.

The May loan bore interest at a rate of 1% per annum and the SBA postponed any installment payments until September 6, 2021. In November 2021 the May Loan was forgiven in its entirety, including accrued interest of $18,502. As a result, the Company recognized debt forgiveness of $1,904,302 in the nine- and three-month periods ended January 31, 2022.

F-23

The June Loan required installment payments of $2,594 monthly, beginning on June 17, 2021, over a term of thirty years. However, the SBA has postponed the first installment payment for 12 months. Interest accrues at a rate of 3.75% per annum. The Company agreed to grant a continuing security interest in its assets to secure payment and performance of all debts, liabilities, and obligations to the SBA. The June Loan was personally guaranteed by the Company’s Chief Financial Officer.

The February loan bears interest at a rate of 1% per annum and the due date of the first payment is May 22, 2022. The Company intends to apply for forgiveness of the February Loan and believes it will be forgiven in its entirety.

Note 6 – Income Taxes

As of January 31, 2022 and April 30, 2021, the Company had net operating loss carryforwards for Federal income tax purposes of approximately $1,675,000 and $890,000, respectively, expiring in the years of 2022 through 2041.

For the nine- and three-month periods ended January 31, 2022, the Company recorded income tax expense of $548,000 and a tax benefit of $73,000, respectively. For the nine- and three- month periods ended January 31, 2021, the Company recorded income tax expense of $42,288 and $19,890, respectively.

As of January 31, 2022 and April 30, 2021, the Company had net deferred tax assets calculated at an expected federal rate of 21%, and a state rate of 8%, when applicable, or approximately $715,000 and $313,000, respectively. As a result of unrealized book gains on equity securities, the Company also has a deferred tax liability of $1,696,000 and $746,000 as of January 31, 2022 and April 30, 2021, respectively. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of January 31, 2022 and April 30, 2021 were as follows:

	January 31, 2022	April 30, 2021

Deferred tax assets, net:
Net operating loss carryforwards	$352,000	$141,000
Bad debt allowance	27,000	17,000
Stock-based compensation	336,000	155,000
Deferred tax assets	715,000	313,000

Deferred tax liability
Unrealized gain	1,696,000	746,000

Net deferred tax liability	$(981,000)	$(433,000)

Note 7 – Related Party Transactions

The Company’s majority shareholder, Netcapital Systems LLC, owns 1,671,360 shares of common stock, or 57.7% of the Company’s 2,896,844 outstanding shares as of January 31, 2022. The Company has a demand note payable to Netcapital Systems LLC of $4,660 and a demand note payable to one of its former managers of $3,200. In addition, as of April 30, 2021, the Company accrued a payable of $3,817,516 for supplemental consideration owed in conjunction with its purchase of Netcapital Funding Portal Inc., which was reduced to $294,054 as of January 31, 2022, because of the issuance to 361,736 shares of common stock, valued at $3,523,462. Of the 361,736 shares that were issued, a total of 32,458 shares, representing a reduction in the payable amount of $346,821, were issued to managers of Netcapital Systems LLC, and 3,151 shares, representing a reduction in the payable amount of $30,691, were issued to our Chief Executive Officer.

In total, the Company owed its largest shareholder $298,714 and $3,822,116 as of January 31, 2022 and April 30, 2021, respectively. The company paid its majority shareholder $257,429 and $100,000 in the nine- and three-month periods ended January 31, 2022, respectively, for use of the software that runs the website www.netcapital.com. The Company also had a sale of $15,000 for consulting services to its largest shareholder during the nine- and three-month periods ended January 31, 2022.

F-24

Compensation to officers in the nine- and three-month periods ended January 31, 2022 consisted of common stock valued at $190,763 and $89,436, respectively, and cash salary of $217,688 and $73,688, respectively. Compensation to officers in the nine- and three-month periods ended January 31, 2021 consisted of common stock valued at $301,783 and $86,417 respectively, and cash wages of $210,462 and $72,000, respectively.

Compensation to a related party consultant in the nine- and three-month periods ended January 31, 2022 consisted of common stock valued at $25,908 and $0 respectively, and cash wages of $45,000 and $15,000, respectively. Compensation to a related party consultant in the nine- and three-month periods ended January 31, 2021 consisted of common stock valued at $38,757 and $19,378 respectively, and cash wages of $46,154 and $24,000, respectively. This consultant is also the controlling shareholder of Zelgor Inc. and $1,400,000 and $0 of the Company’s revenues in the nine- and three-month periods ended January 31, 2021 were from Zelgor Inc.

Compensation to employees who are also managers of Netcapital Systems LLC in the nine and three-month periods ended January 31, 2022 consisted of common stock valued at $19,378 and $0, respectively, and cash wages of $96,000 and $24,000, respectively. Compensation to managers of Netcapital Systems LLC in the nine and three-month periods ended January 31, 2021 consisted of common stock valued at $58,135 and $19,378, respectively, and cash wages of $141,308 and $48,000, respectively.

As of January 31, 2022 and April 30, 2021, the Company has invested $240,080 and $122,914 in an affiliate, 6A Aviation Alaska Consortium, Inc., in conjunction with a land lease in an airport in Alaska. Our Chief Executive Officer is also the Chief Executive Officer of 6A Aviation Alaska Consortium, Inc.

In November 2021 we issued a member of our board of directors 10,000 shares of common stock, for board and audit committee services, valued at $100,000.

The Company owes a director $16,680 as of January 31, 2022 and April 30, 2021, which is recorded as accounts payable, plus $15,000 in a non-interest-bearing note payable.

Note 8 – Stockholders’ Equity

The Company is authorized to issue 900,000,000 shares of its common stock, par value $0.001. 2,896,844 and 2,178,766 shares were outstanding as of January 31, 2022 and April 30, 2021, respectively. In August 2020, the board of directors authorized a reverse split of the common stock on a 1-for-2,000 basis, whereby the Company issued to each of its stockholders one share of Common Stock for every 2,000 shares of common stock held by such stockholder. The reverse split was effective on November 5, 2020. The financial statements for the nine- and three-month periods ended January 31, 2021 have been adjusted to give effect to the reverse split.

On January 27, 2022, the Company filed a Form S-8 registration statement for securities to be offered in employee benefit plans, to register 300,000 shares of common stock from the Company’s 2021 Equity Incentive Plan. Stock options were granted under this plan in February 2022, see Note 14.

On July 26, 2021, the Company issued 361,736 shares of its common stock as payment of $3,523,462 of supplemental consideration that was owed to its affiliate, Netcapital Systems LLC. The 361,736 shares of common stock include an aggregate of 35,609 shares of common stock, that paid off liabilities totaling $346,821, that were made to our Chief Executive Officer, a company controlled by a member of the board of managers of Netcapital Systems LLC and to an individual manager.

On July 27, 2021, the Company completed a private placement for gross proceeds of $1,592,395 in conjunction with the sale of restricted shares of common stock at a price of $9.00 per share. A total of 176,934 shares of common stock were issued.

Effective October 31, 2021 and July 31, 2021, the Company issued an aggregate of 937 shares of restricted stock to two employees. The shares were valued at $10,073 and $14,056, respectively.

F-25

During the quarter ended January 31, 2022, the Company issued a total of 55,312 shares of common stock to personnel, valued at $554,022, for services rendered. The Company also issued 22,222 shares in conjunction with a private placement at $9.00 for a $200,000 stock subscription ; 50,000 shares in conjunction with the purchase of a business, MSG Development Corp.; and 50,000 shares to purchase a 10% interest in a marketing firm, Caesar Media Group Inc.

Note 9 – Fair Value

The Fair Value Measurements Topic of the FASB Accounting Standards Codification establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

  Level 1: inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the company has the ability to access at the measurement date.

  Level 2: inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

  Level 3: inputs are unobservable inputs for the asset or liability.

Under the Fair Value Measurements Topic of the FASB Accounting Standards Codification, we base fair value on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It is our policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy. Fair value measurements for assets and liabilities where there exists limited or no observable market data and, therefore, are based primarily upon management’s own estimates, are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the asset or liability and other such factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used.

 Note 10 – Stock-Based Compensation Plans

In addition to cash payments, the Company enters agreements to issue common stock and records the applicable non-cash expense in accordance with the authoritative guidance of the Financial Accounting Standards Board.  For the nine- and three-month periods ended January 31, 2022, the Company recorded $1,137,042 and $653,975, respectively, in stock-based compensation expense and for the nine- and three-month periods ended January 31, 2021, the Company recorded $386,121 and $126,212, respectively, in stock-based compensation expense.

As of January 31, 2022 and April 30, 2021, there was $9,987 and $631,878, respectively of prepaid stock-based compensation expense for services. As of January 31, 2022, two consulting agreements are effective, which expire in February 2022.

As of January 31, 2022, an aggregate of 157 shares of common stock can be earned by one Company employee from an unvested stock grant. The 157 shares vest on April 30, 2022.

The table below presents the components of stock-based compensation expense for the nine- and three-month periods ended January 31, 2022 and 2021.

The components of the stock-based compensation expense are presented in the following table:

F-26

Stock-based compensation expense	Nine Months Ended Jan. 31, 2022	Nine Months Ended Jan. 31, 2021	Three Months Ended Jan. 31, 2022	Three Months Ended Jan. 31, 2021
Chief Executive Officer	$40,608	$121,824	$—	$40,608
Chief Financial Officer	40,608	121,824	—	40,608
Chief Marketing Officer	109,547	3,492	89,436	5,201
Related party consultant	25,908	58,135	—	19,378
VP of Digital Strategy	5,603	22,711	1,586	1,039
Marketing consultant	111,156	—	37,052	—
Marketing consultant	377,704	—	125,901	—
Member of board of directors	100,000	—	100,000	—
Director of Business Development	300,000	—	300,000	—
Business consultant	25,908	58,135	—	19,378
Total stock-based compensation expense	$1,137,042	$386,121	$653,975	$126,212

The table below presents the prepaid compensation expense as of January 31, 2022 and April 30, 2021:

Description	Jan. 31, 2022	April 30, 2021
Chief Executive Officer	$—	$40,608
Chief Financial Officer	—	40,608
Related party consultant	—	25,908
Business consultant	—	25,908
Marketing consultant	7,249	380,441
Marketing consultant	2,738	118,405
Total	$9,987	$631,878

For the nine- and three-month periods ended January 31, 2022, $488,860 and $162,953 of stock-based compensation was recorded as consulting expense, respectively, and $648,182 and $491,022 was recorded as payroll and payroll related expenses. For the nine- and three-month periods ended January 31, 2021, all the stock-based compensation was recorded as a component of payroll and payroll related expenses.

Note 11 – Deposits and Commitments

The Company utilizes office space in Boston, Massachusetts, under a month-to-month lease agreement that allows to company to end its lease by providing 30-day written notice. The lease agreement includes a deposit of $6,300.

Note 12 – Business Acquisitions

On November 2, 2021, the owners of ValuCorp Inc. (“ValuCorp”), a business valuation firm, formed a new company MSG Development Corp. (“MSG”) and transferred most of the assets of ValuCorp to MSG. The Company entered into an exchange agreement (“Agreement”) whereby the Company received 100% of the outstanding shares of MSG in exchange for 75,000 shares of common stock of the Company. 50,000 shares of the Company’s common stock were issued in December 2021 and four annual installments of 6,250 shares are due over the next four years. As a result, the Company has recorded $244,250 in stock subscriptions payable as of January 31, 2022.

MSG’s assets were less than 20% of the value of the Company’s assets and the Company’s investment in MSG is less than 20% of the Company’s market value. Furthermore, the revenue and operating income of MSG’s predecessor, ValuCorp, for the prior two years, is less than 20% of the revenue and operating income of the Company. Upon evaluation of the components of the business combination, including the relative voting rights in the combined entity, the composition of the governing body and senior management of the combined entity, the relative size of each entity and the terms of the exchange of equity interests, the Company recorded the transaction in the third quarter of fiscal 2022 as a purchase.

F-27

The following table summarizes the value of the consideration for MSG and the amounts of the assets acquired in conjunction with the Agreement. MSG had no liabilities.

Total consideration: 75,000 shares of common stock of the Company	$732,750

Recognized amounts of identifiable assets acquired:
Professional practice intangible	$556,830
Technology-related intangibles	36,650
Marketing-related intangibles	14,660
Computer-related intangibles	49,111
Customer-related intangibles	16,859
Contract-related intangibles	36,650
Human capital and artistic-related intangibles	21,990
Total identifiable net assets	$732,750

The fair value of the common shares issued as the consideration for MSG was determined by the most recent closing price of the Company’s common shares at the time the shares were issued. Seven identifiable intangible assets were valued, as noted in the above table (the “Intangible Assets”). The estimated market value of the Intangible Assets on the date of purchase was $1,000,000, and the value of the 75,000 shares of common stock of the Company, payable as consideration was $9.77 per share, or $732,750. The value of the Intangible Assets has been recorded at an aggregate value of $732,750. The Company has not finished its evaluation of the Intangible Assets. The fair value of the acquired Intangible Assets is provisional pending receipt of the final valuation of those assets.

On August 23, 2020, the Company entered into an Agreement and Plan of Merger (“Agreement”) whereby Netcapital Systems LLC (“Systems”) would become an 80% owner of the Company. Pursuant to the requirements of this agreement, the Company filed a definitive information statement on Form 14C on September 21, 2020 to change the Company’s corporate name from ValueSetters, Inc. to Netcapital Inc. and to amend the Company’s Articles of Incorporation to effect a stock combination, or reverse stock split, pursuant to which 2,000 shares of the Company’s common stock would be exchanged for one new share of common stock. In conjunction with the merger agreement, the Company issued 1,666,360 shares of common stock to Systems on November 5, 2020.

The Agreement was a tax-free merger of Netcapital Funding Portal Inc. (“FP”), a wholly owned subsidiary of Systems, with Netcapital Acquisition Vehicle Inc., an indirect wholly owned subsidiary of the Company, wherein FP was the surviving corporation. This transaction was designed to enhance the Company’s revenues and ability to provide services to democratize the private capital markets while helping companies at all stages to build, grow and fund their businesses with a full range of services from strategic advice to raising capital. As a result of the transaction, the Company is expected to be a leading provider of private capital transactions for entrepreneurs seeking to raise money under the exemption provided by section 4(a)(6) of the Securities Act of 1933, which allows private companies to raise up to $5 million every 12 months.

ASC 805-10-25-4 requires the identification of one of the combining entities in each business combination as the acquirer. Upon evaluation of the components of the business combination, including the relative voting rights in the combined entity, the composition of the governing body and senior management of the combined entity, the relative size of each entity and the terms of the exchange of equity interests, the Company recorded the transaction in the third quarter of fiscal 2021 as a purchase. In conjunction with the purchase, Systems agreed to vote all of its shares of common stock to support the resolutions of the existing board of directors of the Company.

The following table summarizes the value of the consideration for FP and the amounts of the assets acquired and liabilities assumed in conjunction with the Agreement.

Schedule of merger agreement

Consideration: 1,666,360 shares of common stock of the Company	$11,331,248
Payment of promissory notes and interest	3,817,516
Total consideration	$15,148,764
F-28

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	$358,634
Current assets	8,894
Accounts payable	(29,023)
Platform users	7,080,319
Platform investors	6,288,392
Platform issuers	903,125
Unpatented technology	532,118
Total identifiable net assets	$15,148,764

The fair value of the common shares issued as the consideration for FP was determined by the most recent (the prior day’s) closing price of the Company’s common shares at the time the shares were issued. The fair value of the assets and the liabilities of FP equaled their book value. Four identifiable intangible assets were valued; platform users, platform investors, platform issuers and unpatented technology (collectively the “Intangible Assets”). The estimated market value of the Intangible Assets is approximately $27,800,000. This amount is derived from valuing the IP functionality, brand, and license of FP at $1,000,000; valuing current issuers and pipeline issuers at approximately $14,000 each; valuing platform users at $382 each; and valuing investors at $1,025 each. These values are derived from comparing the FP Intangible Assets to the values recorded by funding portal offerings of FP’s competitors in public filings via Regulations CF and Regulation A.

The excess of purchase price over the total identifiable tangible net assets of $344,810, leaves an aggregate value of $14,803,954 to be assigned to the Intangible Assets. The estimated value of the $27,800,000 of Intangible Assets is allocated on a percentage basis in the above table to equal $14,803,954.

None of FP’s revenues and earnings are included in the Company’s consolidated income statements through the day of closing of November 5, 2020. The consolidated income statements for the year ended April 30, 2021 include $834,981 in revenues from FP. If the entities had been combined for the two reporting periods, the supplemental pro forma revenues and earnings are as follows:

	Revenues	Earnings
Supplemental pro forma for 4/1/20 – 11/04/20	$2,866,063	$282,264
Supplemental pro forma for 4/1/19 – 11/04/19	$1,018,200	$680,212

Included in the supplemental pro forma information above is revenue earned by the Company from Netcapital Systems LLC of $18,646 and $152,864 in the periods ended November 4, 2020 and 2019, respectively.

Note 13 – Investments

In January 2022, the Company received 1,700,000 units of ScanHash LLC as a payment for services rendered in conjunction with a crowdfunding offering. The units are valued at $0.25 per unit based on a sales price of $0.25 per unit on an online funding portal. The receipt of the units satisfied $425,000 of an accounts receivable balance. As of January 31, 2022, the Company owns 1,700,000 units which are valued at $425,000.

In January 2022, the Company received 2,850,000 units of Hiveskill LLC as a payment for services rendered in conjunction with a crowdfunding offering. The units are valued at $0.25 per unit based on a sales price of $0.25 per unit on an online funding portal. The receipt of the units satisfied an accounts receivable balance of $712,500. As of January 31, 2022, the Company owns 2,850,000 units which are valued at $712,500.

In November 2021, the Company purchased a 10% interest, or 400 shares of common stock, in Caesar Media Group Inc. (“Caesar”) for an initial purchase price of 50,000 shares of the Company’s common stock, valued at $500,000. Caesar is a marketing and technology solutions provider. The purchase agreement includes additional contractual requirements for the Company and Caesar, including the issuance of an additional 150,000 shares of common stock of the Company over a two-year period. As of January 31, 2022, there have been no observable price changes in the value of the Caesar’s common stock and the Company has valued its ownership in Caesar at cost, which is $500,000.

F-29

In May 2020, the Company entered a consulting contract with Watch Party LLC (“WP”), which allowed the Company to receive up to 110,000 membership interest units of WP in return for consulting services. The Company earned 97,500 membership interest units in the quarter ended July 31, 2020. The WP units are valued at $2.14 per unit based on a sales price of $2.14 per unit on an online funding portal, resulting in revenues of $235,400 and $0 for the nine- and three-month periods ended January 31, 2021. As of January 31, 2022 and April 30, 2021, the Company owns 110,000 WP units, which are valued at $235,400.

In May 2020, the Company entered a consulting contract with ChipBrain LLC (“Chip”), which allowed the Company to receive up to 710,200 membership interest units of Chip in return for consulting services. The Company earned 500,000 membership interest units in the quarter ended July 31, 2020 and earned the remaining units in the quarter ending October 31, 2020. The Chip units were initially valued at $0.93 per unit based on a sales price of $0.93 per unit on an online funding portal, resulting in revenues of $660,486 and $0 for the nine and three-month periods ended January 31, 2021. Subsequently, Chip sold identical units for $2.40 per unit, and as of January 31, 2022 and April 30, 2021, the units owned by the Company are valued at $1,704,480. In fiscal 2022 the Company received additional revenues from Chip, amounting to $39,360 and $20,000 for the nine- and three-month periods ended January 31, 2022.

In May 2020, the Company entered a consulting contract with Zelgor Inc. (“Zelgor”), which allowed the Company to receive up to 1,400,000 shares of common stock of Zelgor in return for consulting services. The Company earned 1,050,000 shares in the quarter ended July 31, 2020 and earned the remaining shares in the quarter ending October 31, 2020. The Zelgor shares are valued at $1.00 per share based on a sales price of $1.00 per share on an online funding portal, resulting in revenues of $1,400,000 and $0 for the nine- and three-month periods ended January 31, 2021. The $1.00 per share valuation continues to be the observable price at which the shares trade and the Zelgor shares are valued at $1,400,000 as of January 31, 2022 and April 30, 2021.

On January 2, 2020, the Company entered a consulting contract with Deuce Drone LLC (“Drone”), which allowed the Company to receive up to 2,350,000 membership interest units of Drone in return for consulting services. The Company earned all 2,350,000 membership interest units in fiscal 2020. The Drone units were initially valued at $0.35 per unit based on a sales price of $0.35 per unit when the units were earned, or $822,500. Drone subsequently sold identical Drone units for $1.00 per unit on an online funding portal and as of January 31, 2022 and April 30, 2021, the units owned by the Company are valued at $2,350,000.

In August 2019, the Company entered a consulting contract with KingsCrowd LLC (“KingsCrowd”), which allowed the Company to receive 300,000 membership interest units of KingsCrowd in return for consulting services. The KingsCrowd units were initially valued at $1.80 per unit based on a sales price of $1.80 per unit when the units were earned, or $540,000. In December 2020, KingsCrowd converted from a limited liability company to a corporation to facilitate raising capital under Regulation A. KingsCrowd filed a Form 1-A Offering Statement under the Securities Act of 1933. In connection with the conversion to a corporation, each membership interest unit converted into 12.71915 shares of common stock. As of January 31, 2022 and April 30, 2021, the Company owns 3,815,745 shares of KingsCrowd Inc. In July 2021, KingsCrowd subsequently sold identical shares of common stock for $1.00 per share, and as of January 31, 2022 and April 30, 2021, the shares owned by the Company are valued at $3,815,745 and $540,000, respectively.

During fiscal 2019, the Company entered a consulting contract with NetCapital Systems LLC (“NetCapital”), which allowed the Company to receive up to 1,000 membership interest units of NetCapital in return for consulting services. The Company earned 40 units in the quarter ended July 31, 2020, at a value of $91.15 per unit, or $3,646. The Company earned all 1,000 Netcapital units but sold a portion of the units in fiscal 2020 at a sales price of $91.15 per unit. As of January 31, 2022 and April 30, 2021, the Company owns 528 Netcapital units, at a value of $48,128.

In July 2020 the Company entered a consulting agreement with Vymedic, Inc. for a $40,000 fee over a 5-month period. Half the fee was payable in stock and half was payable in cash. As of April 30, 2021, the Company earned $20,000 worth of stock. As of January 31, 2022 and April 30, 2021, the Company owns 4,000 units, at a value of $20,000.

In August 2020 the Company entered a consulting agreement with C-Reveal Therapeutics LLC (“CRT”). for a $120,000 fee over a 12-month period. $50,000 of the fee is payable in CRT units. The Company earned the units in fiscal 2021 and received them in the first quarter of fiscal 2022. As of January 31, 2022 the Company owns 5,000 units, at a value of $50,000.

F-30

The following table summarizes the components of investments as of January 31, 2022 and April 30, 2021:

	Jan. 31, 2022	April 30, 2021

Netcapital Systems LLC	$48,128	$48,128
Watch Party LLC	235,400	235,400
Zelgor Inc.	1,400,000	1,400,000
ChipBrain LLC	1,704,480	1,704,480
Vymedic Inc.	20,000	20,000
C-Reveal Therapeutics LLC	50,000	—
Deuce Drone LLC	2,350,000	2,350,000
Hiveskill LLC	712,500	—
ScanHash LLC	425,000	—
Caesar Media Group Inc.	500,000	—
Kingscrowd Inc	3,815,745	540,000
Total Investments at cost	$11,261,253	$6,298,008

The above investments in equity securities are within the scope of ASC 321. The Company monitors the investments for any changes in observable prices from orderly transactions. All investments are initially measured at cost and evaluated for changes in estimated fair value. During the nine months ended January 31, 2022, the Company identified that one security, KingsCrowd Inc., had an observable price change. The result of the price change was an increase in the fair value of the equity securities totaling $3,275,745 in the nine months ended January 31, 2022, which is recorded in the Consolidated Statements of Operations as an unrealized gain on equity securities.

Note 14 – Subsequent Events

On February 2, 2022, the Company granted an aggregate of 272,000 options to purchase shares of common stock of the company at a price of $10.50 per share. The options were granted to employees, consultants, and members of the board of directors under the Company’s 2021 Equity Incentive Plan. The options vest monthly on a straight-line basis over a 4-year period and expire in 10 years.

On February 9, 2022, the Company sold two convertible promissory notes to accredited investors for total proceeds of $300,000. The notes accrue interest at a rate of 8% per annum and have a maturity date of February 9, 2023. The notes automatically convert into shares of common stock at a price per share that is the lesser of $10.00 or the 80% of the price paid per share for a subsequent round of securities sold, as defined in the promissory note. The promissory notes also convert automatically with a change in control.

The Company evaluated subsequent events through the date these financial statements were available to be issued. There were no material subsequent events that required recognition or additional disclosure in these financial statements.

F-31

                           Shares of Common Stock

Netcapital Inc.

PRELIMINARY PROSPECTUS

ThinkEquity

, 2022

Through and including             , 2022 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution*

The following table sets forth all expenses to be paid by the Registrant in connection with this offering, other than the underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee. All expenses below are payable by the Registrant and not by the selling stockholders.

SEC registration fee		$1,333.62
FINRA filing fee*
Nasdaq filing fee*
Legal fees*
Accounting fees and expense*
Transfer agent fee*
Miscellaneous*
Total*	$

_______

* To be completed by amendment.

2

Item 14. Indemnification of Directors and Officers

The registrant is incorporated under the laws of the State of Utah. Section 16-10a-902 of the Utah Business Corporation Act (“UBCA”) provides that a Utah corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. may indemnify. Section 15-10-902 of the UBCA provides that a corporation may indemnify an individual who is a party to a proceeding because the individual is a director against liability incurred in the proceeding if:(i) the director conducted himself or herself in good faith; and, (ii) he or she reasonably believed that his or her conduct was in or at least not opposed to the corporation's best interests; and (iii) In the case of any criminal proceeding, the director had no reasonable cause to believe his or her conduct was unlawful. In addition, a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation: (i) to the same extent as a director; and (ii) if he or she is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract, except for: (A) liability in connection with a proceeding by or in the right of the corporation other than for expenses incurred in connection with the proceeding; or (B) liability arising out of conduct that constitutes: (I) receipt by the officer of a financial benefit to which he is not entitled; (II) an intentional infliction of harm on the corporation or the shareholders; or (III) An intentional violation of criminal law.

The registrant’s articles of incorporation and bylaws include provisions requiring the registrant to indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason that he or she, or his or her testator or intestate, is or was a director or officer of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation.

Item 15. Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities sold since May 1, 2016. The registrant believes that the transactions were exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder). The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with the registrant, to information about the registrant. The sales of these securities were made without any general solicitation or advertising. Except as otherwise specified, none of the transactions involved any underwriters, underwriting discounts or commissions.

_____________________

In fiscal 2017, 12,000,000 shares were issued for consulting services and 10,000,000 shares were issued to purchase shares and membership units in a total of seven early-stage companies.

In fiscal 2018, 38,416,668 shares were issued for stock-based compensation, 153,277,542 shares were issued for debt settlement transactions and 10,000,000 shares were issued to purchase a 20% interest in software development company.

In fiscal 2019, 17,825,002 shares were issued for stock-based compensation, 2,800,000 shares were issued in conjunction with a private placement memorandum for the private sale of common stock, and 200,000 shares were issued for the purchase of an Internet game company.

In fiscal 2020, 39,375 shares of common stock were issued for stock-based compensation.

In fiscal 2021, 99,270 shares of common stock were issued for stock-based compensation, 1,666,360  shares of common stock were issued to purchase Netcapital Funding Portal Inc., and the Company also issued 1,077 shares of common stock, valued at $15,000, to pay a $15,000 liability.

In fiscal 2022, 57,186 shares of common stock were issued for stock-based compensation, 50,000 shares of common stock were issued to purchase MSG Development Corp., 50,000 shares of common stock were issued in conjunction with an agreement to purchase a 10% equity interest in Caesar Media Group, Inc. 199,156 shares were issued in conjunction with a private placement sale of common shares at a price of $9.00 per share and 361,942 shares were issued as supplemental consideration in conjunction with the purchase of Netcapital Funding Portal Inc.

On February 9, 2022, we completed a private placement of $300,000 of unsecured convertible promissory notes. These notes bear interest at a rate of 8% per annum and have a maturity date of February 9, 2023.

Included in the 57,186 shares of common stock issued as stock-based compensation were 10,000 shares that we issued Avi Liss in November 2021 in consideration of his services as a director of the company

The foregoing are all issuances of securities by the registrant during the past three years which were not registered under the Securities Act. We claim an exemption from registration pursuant to Section 4(a)(2) of the Securities Act, and the rules and regulations promulgated thereunder in connection with the sales and issuances described below since the foregoing issuances and sales did not involve a public offering, the recipients (a) were “accredited investors” and/or had access to similar documentation and information as would be required in a Registration Statement under the Securities Act and (b) represented that they were acquiring the securities for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. The securities sold are subject to transfer restrictions, and the certificates evidencing the securities are imprinted with an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. No general solicitation or advertising was used in connection with any transaction. No underwriter participated in the transaction and no commissions were paid in connection with the transactions.

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Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits. The following exhibits are filed as part of this registration statement:

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
2.1	Asset Purchase Agreement dated November 23, 2010 between Valuesetters, Inc. and NetGames.com, incorporated by reference to Exhibit 2.1 to our Form 10/A dated July 25, 2014
2.2	Agreement and Plan of Merger by and Among Netcapital Funding Portal Inc., Valuesetters Inc.and Netcapital Acquisition Vehicle Inc., incorporated by reference to our Current Report on Form 8-K dated August 23, 2020
3.1	Articles of Incorporation filed on April 25, 1984, incorporated by reference to Exhibit 3.1 to our Form 10 dated September 3, 2013
3.1.1	Amendment to Articles of Incorporation filed on September 7, 1999, incorporated by reference to Exhibit 3.2 to our Form 10 dated September 3, 2013
3.1.2	Amendment to Articles of Incorporation filed on December 4, 2003, incorporated by reference to Exhibit 3.2 to our Form 10 dated September 3, 2013
3.1.3**	Amendment to Articles of Incorporation filed on April 13, 2015
3.1.4	Amendment to Articles of Incorporation filed on September 29, 2020, incorporated by reference to Exhibit 3.1 to our Form 8-K dated November 5, 2020
3.2	By-Laws of Valuesetters, Inc, incorporated by reference to Exhibit 3.4 to our Form 10 dated September 3, 2013
4.1	Specimen stock certificate evidencing shares of common stockSpedSp
4.2*	Form of Representative’s Warrant
4.3**	Form of Unsecured Convertible Notes
5.1*	Opinion of Sheppard Mullin Richter & Hampton, LLP
10.1+	2021 Equity Incentive Plan, filed as Exhibit 4.1 to the registrant’s registration statement on Form S-8 on January 27, 2022 and incorporated herein by reference.
10.2	Promissory Note dated April 28, 2011, as amended, in the principal amount of $1,000,000 made by the registrant in favor of Vaxstar LLC, incorporated by reference to Exhibit 2.1 to our Form 10/A filed on July 28, 2014
10.3	Amended Secured Lending Agreement between Valuesetters, Inc. and Vaxstar LLC, incorporated by reference to Exhibit 10.1 to our Form 10/A filed on July 28, 2014.
10.4	Purchase and Assignment Agreement between Valuesetters, Inc. and Vaxstar LLC, filed as Exhibit 10.2 to our Current Report on Form 8-K dated September 30, 2014 and incorporated herein by reference.
10.5	Amended Loan and Security Agreement between Valuesetters, Inc. and Vaxstar LLC dated October 31, 2017, filed as an Exhibit 10.1 to our Current Report on Form 8-K dated October 31, 2017 and incorporated herein by reference.
10.6	Amendment to Revolving Loan and Security Agreement between Valuesetters, Inc. and Vaxstar LLC dated October 30, 2020.
10.7	Amendment to Revolving Loan and Security Agreement between Netcapital Inc. and Vaxstar LLC dated January 31, 2021.
10.8	Amendment to Revolving Loan and Security Agreement dated April 30, 2021 between Netcapital Inc. and Vaxstar LLC.
10.9	Amendment to Revolving Loan and Security Agreement dated January 28, 2022 between Netcapital Inc. and Vaxstar LLC, filed as Exhibit 10.1 to our Current Report on Form 8-K dated January 28, 2022 and incorporated by reference herein.
10.10	Amendment to Revolving Loan and Security Agreement dated February 3, 2022 between Netcapital Inc. and Vaxstar LLC, filed as Exhibit 10.2 to our Current Report on Form 8-K dated January 28, 2022 and incorporated by reference herein.
10.11**+	Employment Agreement with Carole Murko
10.12**+	Separation Agreement with Carole Murko
10.13**	Form of Note Purchase Agreement
10.14*	License Agreement between Netcapital Systems LLC and Netcapital Funding Portal Inc.
14.1	Code of Ethics
21.1	Subsidiaries of the Registrant
23.1	Consent of Fruci and Associates II, PLLC
23.2*	Consent of Sheppard Mullin Richter & Hampton, LLP. (included in Exhibit 5.1)
24.1**	Powers of Attorney (included on signature page to this Registration Statement)
107	Fee table

*To be filed by amendment.

**Previously filed.

+ Indicates a management contract or compensatory plan or arrangement

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Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes:

(1) that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the Undersigned, thereunto duly authorized, in the City of Boston, Massachusetts on the 8th day of April, 2022.

NETCAPITAL, INC.

By:	/s/ Cecilia Lenk
Name: Cecilia Lenk Title: Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Capacity	Date

/s/ Cecilia Lenk	Chief Executive Officer and Director (Principal Executive Officer)	April 8, 2022
Cecilia Lenk

/s/ Coreen Kraysler	Chief Financial Officer	April 8, 2022
Coreen Kraysler	(Principal Financial and Accounting Officer)

*	Director	April 8, 2022
Thomas Carmody

*	Director	April 8, 2022
Avi Liss

*	Director	April 8, 2022
Steven Geary

*By:	/s/ Cecilia Lenk	April 8, 2022
Cecilia Lenk
Attorney-in-fact

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